CB FINANCIAL CORPORATION
Post Office Box 8189 (Zip 27893)
3710 Nash Street North
Wilson, North Carolina 27896-1120
(252) 243-5588

NOTICE OF 2008 SPECIAL MEETING OF STOCKHOLDERS
To Be Held on ___________, 2008

NOTICE IS HEREBY GIVEN that the 2008 Special Meeting of Stockholders (the “Special Meeting”) of CB Financial Corporation (the “Company”) will be held on __________, 2008, at 10:00 a.m., Eastern Time, at Something Different, 3342 Airport Boulevard, Wilson, North Carolina 27896.

The Special Meeting is for the purpose of considering and voting upon the following matters:

1.	To approve an amendment to the Company’s Articles of Incorporation which will authorize 1,000,000 shares of a new Series A Preferred Stock (the “Series A Authorization”);

2.	To approve an amendment to the Company’s Articles of Incorporation which will authorize 500,000 of a new Series B Preferred Stock (the “Series B Authorization”);

3.
To approve an amendment to the Company’s Articles of Incorporation which will affect a 1-for-132 reverse stock split of the Company’s common stock and pay out fractional shares resulting from such reverse stock split at a cash payment equal to $20.00 per pre-split share (the “Reverse Stock Split”);

4.	To approve an amendment to the Company’s Articles of Incorporation which will affect a 132-for-1 forward stock split to be effective following the Reverse Stock Split (the “Forward Stock Split”);

5.
To approve an amendment to the Company’s Articles of Incorporation which will affect a conversion of all shares of common stock held by record stockholders owning less than 264 shares of common stock following the Reverse Stock Split and Forward Stock Split into shares of the Series B Preferred Stock on a one share of common stock for one share of Series B Preferred Stock basis (the “Series B Conversion”);

6.
To approve an amendment to the Company’s Articles of Incorporation which will affect a conversion of all shares of common stock held by record stockholders owning 264 or more shares of common stock, but fewer than 792 shares of the common stock, following the Reverse Stock Split and the Forward Stock Split into shares of the Series A Preferred Stock on a one share of common stock for one share of Series A Preferred Stock basis (the “Series A Conversion”); and

7.
To transact such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Special Meeting.

Each of the Series A Authorization, Series B Authorization, Reverse Stock Split, Forward Stock Split, Series B Conversion and Series A Conversion (collectively, the “Proposals” and individually a “Proposal”) will be voted on separately at the Special Meeting; however, the effectiveness of any of the Proposals listed above is conditioned upon the passage of all six (6) Proposals, and no Proposal will be effective without the passage of all six (6) Proposals.

The Board of Directors has established__________, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

The Board of Directors has carefully considered the terms of all the Proposals and believes that all of the Proposals are fair to, and in the best interests of, the Company and its stockholders. The Board of Directors has unanimously approved the Proposals and recommends that you vote FOR the approval of each of the Proposals.

As of September 30, 2007, there were approximately 1,359 record holders of the Company’s common stock (treating all shares being held in street name as being held by one record holder). At that time, approximately 274 of the record holders (excluding beneficial owners holding stock in street name) held fewer than 132 shares of the Company’s common stock. Approximately 437 of record holders (excluding beneficial owners holding stock in street name) held 132 or more, but less than 264, shares of the Company’s common stock. Also, at that time, approximately 420 of the record holders (excluding beneficial owners holding stock in street name) held 264 or more, but fewer than 792, shares of the Company’s common stock. If immediately prior to the conclusion of the Conversions the number of record stockholders and their stock ownership have not changed, there will be approximately 228 record holders of the Company’s common stock, 420 record holders of the Company’s Series A Preferred Stock and 437 record holders of the Company’s Series B Preferred Stock. In addition, approximately 274 stockholders of the Company’s common stock immediately prior to the Reverse Stock Split will have been completely cashed out. We anticipate that all affiliated stockholders (officers, directors and 10% stockholders) will continue to own common stock after all of the transactions set forth in the Proposals have been effected, which will result in an estimated 8% increase in voting power for those affiliated stockholders.

Those stockholders whose common shares will be cashed out following the Reverse Stock Split, as well as those whose shares of common stock will be converted to Series A Preferred Stock or Series B Preferred Stock following the Series A Conversion and Series B Conversion, respectively, are entitled to dissenters’ rights under Article 13 of the North Carolina Business Corporation Act, a copy of which is attached, with respect to such cashed out or converted shares. Under the North Carolina Business Corporation Act, the Proposals constitute an amendment to the Company’s Articles of Incorporation that may materially and adversely affect those stockholders because they alter or abolish a preferential right of the shares owned by such stockholders. Given the decreased liquidity associated with the Series A Preferred Stock and Series B Preferred Stock that is expected as a result of the Conversions, the exercise of dissenters’ rights is the last opportunity within the control of such stockholders to ensure that they receive cash for their shares. To receive such cash, any dissenting stockholder must strictly comply with the steps required under North Carolina law. For example, dissenting stockholders must deliver a written notice of their intent to demand payment if the Recapitalization is effected and may not vote in favor of the Proposals.

You may vote your shares in person at the Special Meeting, electronically, or by mail. A form of proxy is enclosed to enable you to vote your shares by mail. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. Instructions for electronic voting via the Internet are also included with the form of proxy. Your vote is very important. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly or, alternatively, follow the instructions on the form of proxy to vote electronically.

By Order of the Board of Directors

David W. Woodard
Secretary

Wilson, North Carolina
____________, 2008

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CB FINANCIAL CORPORATION

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held On __________, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CB Financial Corporation (“CB Financial” or the “Company”) to be voted at a special meeting of CB Financial stockholders to be held at Something Different, 3342 Airport Boulevard, Wilson, North Carolina 27896 at 10:00 a.m. on __________, 2008 (the “Special Meeting”).

The Board of Directors is soliciting your vote to approve six (6) amendments to the Company’s Articles of Incorporation which:

(i)	Authorize (the “Series A Authorization”) 1,000,000 shares of a new class of Series A Preferred Stock (“Series A Preferred Stock”);

(ii)
Authorize (the “Series B Authorization”, and collectively with the Series A Authorization, the “Authorizations”) 500,000 shares of a new class of Series B Preferred Stock (“Series B Preferred Stock; and collectively with the Series A Preferred Stock, the “Preferred Stock”);

(iii)
Will effect a 1-for-132 reverse stock split of the Company’s common stock and pay out fractional shares resulting from such reverse stock split at a cash payment equal to $20.00 per pre-split share (the “Reverse Stock Split”);

(iv)	Will effect a 132-for-1 forward stock split to be effective following the Reverse Stock Split (the “Forward Stock Split”);

(v)
Will effect a conversion of all shares of common stock held by record stockholders following the Reverse Stock Split and the Forward Stock Split owning less than 264 shares of common stock into shares of the Series B Preferred Stock on a one share of common stock for one share of Series B Stock basis (the “Series B Conversion”); and

(vi)
Will effect a conversion of all shares of common stock held by record stockholders following the Reverse Stock Split and the Forward Stock Split owning 264 or more shares, but less than 792 shares, of common stock into shares of the Series A Preferred Stock on a one share of common stock for one share of Series A Preferred Stock basis (the “Series A Conversion”, and collectively with the Series B Conversion, the “Conversions”).

The above proposed amendments to the Articles of Incorporation are collectively referenced in this Proxy Statement as the “Proposals” and, individually, a “Proposal.” All of the Proposals are set forth more particularly in the draft Articles of Amendment attached as Appendix A (the “Amendment”). Under the terms of the proposed Amendment, the number of authorized shares of other preferred stock (i.e. excluding Series A Preferred Stock and Series B Preferred Stock) will be reduced from 20,000,000 to 18,500,000, and the number of shares of authorized common stock will remain 80,000,000. Each of the six Proposals outlined in the Amendment will be voted on separately at the Special Meeting; however, the effectiveness of each Proposal incorporated in the Amendment is conditioned upon the passage of all Proposals, and no Proposal will be effective without the passage of all. The Authorizations, Reverse Stock Split, the Forward Stock Split and the Conversions, as more particularly set forth in the Amendment, are collectively referred to as the “Recapitalization”.

In connection with the Reverse Stock Split, and as permitted under North Carolina Law, you, as a Company stockholder, will receive one share for each 132 shares of CB Financial common stock you hold immediately prior to the Reverse Stock Split. If you hold a fractional share resulting from the Reverse Stock Split, you will receive a cash payment from the Company in an amount equal to $20.00, without interest (the “Redemption Price”) for each pre-split share comprising that fractional share interest. If the Company’s stockholders approve the Recapitalization, each stockholder of record:

•
Holding fewer than 132 shares of the Company’s common stock at the effective time of the Reverse Stock Split, as determined by the Board of Directors, will receive the Redemption Price for each pre-split share of Company common stock owned by that stockholder; or

•
Holding 132 or more shares at the effective time of the Reverse Stock Split, as determined by the Board of Directors, will be issued new shares of CB Financial Common Stock after the Reverse Stock Split. These stockholders will initially receive one new share of Company common stock for every 132 shares of Company common stock held immediately prior to the effective time of the Reverse Stock Split. In addition, these stockholders will receive a cash payment equal to the Redemption Price for each pre-split share of Company common stock comprising any fraction of a share of Company common stock that would otherwise be issued following the Reverse Stock Split. Those stockholders who continue to hold shares of the Company’s common stock after the Reverse Stock Split and are not fully cashed out will subsequently receive 132 shares of the Company’s common stock for each share owned resulting from such Reverse Stock Split in accordance with the Forward Stock Split.

•
Holding fewer than 264 shares of CB Financial common stock following the Forward Stock Split will be issued new shares of the Series B Preferred Stock in exchange for all shares of CB Financial common stock owned by such stockholder following the Forward Stock Split on a one share of Series B Preferred Stock for one share of common stock basis, and all shares of common stock held by such stockholder immediately prior to the effective time of the Series B Conversion will be cancelled.

•
Holding 264 or more shares, but less than 792 shares, of CB Financial common stock immediately following the Forward Stock Split will be issued new shares of CB Financial Series A Preferred Stock in exchange for all shares of CB Financial common stock owned by such record stockholder following the Forward Stock Split on a one share of Series A Preferred Stock for one share of common stock basis, and all shares of common stock held by such stockholder immediately prior to the effective time of Series A Conversion will be cancelled.

The Company’s Board of Directors’ basis in determining the number of shares held of record by all of the stockholders will be consistent with the Company’s stock records maintained in the ordinary course. The Company has elected to treat all shares owned in “street name” as being held by one stockholder, and as a result, common stock held in street name will not be converted in connection with the Conversions, and we anticipate that your shares held in street name will not be cashed out.

Stockholders owning the new class of Series B Preferred Stock will not have the same rights and entitlements as those stockholders owning CB Financial common stock and Series A Preferred Stock. There will be no voting rights associated with the Series B Preferred Stock or the Series A Preferred Stock except (i) as required by law or (ii) upon the merger, acquisition or sale of the Company stock or assets, which requires approval of the holders of the common stock. Each share of Series B Preferred Stock beginning January 1, 2008 will be entitled to an annual non-cumulative dividend equal to $.04 per share (the “Series B Preferred Dividend”), subject to available funds and applicable law. Holders of Series B Preferred Stock will also be entitled to a cash dividend preference so that the holders of Series B Preferred Stock will not receive cash dividends (including the Series B Dividend) in amounts less than those dividends paid to holders of common stock during any annual period. Each share of Series B Preferred Stock will also have a preference prior to any payment to holders of common stock and Series A Preferred Stock at the time of the liquidation, dissolution or winding up of the Company in the amount of $10.00 per share. Holders of Series B Preferred Stock will have pre-emptive rights to purchase any additional shares of Series B Preferred Stock at the times, if any, they are issued by the Company, but shall not have pre-emptive rights with respect to any other class of shares. Upon a change in control of CB Financial, all shares of Series B Preferred Stock shall automatically convert to shares of common stock on a one share for one share ratio. A “change of control” is any merger, acquisition of all of the capital stock of, or other business combination involving the Company (other than with an entity 50% or more of which is controlled by, or is under common control with, the Company), (i) in which the Company is not the surviving entity, (ii) in which the Company survives the transaction as a subsidiary of another entity, (iii) which involves any sale of all or substantially all of the assets of the Company or (iv) in which the Company’s stockholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction. The Company may also at any time in its discretion convert all of the shares of Series B Preferred Stock to shares of common stock on a one share for one share basis. In addition to the foregoing, holders of Series B Preferred Stock will lose any benefit associated with having registered shares.

Stockholders owning the new class of Series A Preferred Stock will also not have the same rights and entitlements as those stockholders owning CB Financial common stock and Series B Preferred Stock. The voting rights of the Series B Preferred Stock (discussed above) are the same as those voting rights for Series A Preferred Stock. The dividend entitlements of the holders of Series A Preferred Stock shall be subordinate to those of the holders of Series B Preferred Stock only to the extent of the Series B Preferred Dividend. However, no cash dividend may be paid to common stockholders or holders of the Series B Preferred Stock (above the Series B Preferred Dividend) without first being paid to holders of the Series A Preferred Stock during any annual period. As a result, dividends can be paid to the Series A Preferred stockholders which are not paid to the holders of Series B Preferred stockholders or common stockholders. In addition, each share of Series A Preferred Stock will have a preference prior to the payment to holders of common stock at the time of liquidation, dissolution or winding up of the Company in the amount of $10.00 per share; provided, that such distribution preference is subordinate to the similar distribution preference to which the holders of Series B Preferred Stock are entitled. Holders of Series A Preferred Stock shall have pre-emptive rights to purchase additional shares of Series A Preferred Stock at such times as such shares are issued by the Company but shall not have pre-emptive rights for any other classes of shares. All shares of Series A Preferred Stock shall automatically convert to shares of Company common stock on a one share for one share ratio upon a “change of control” of the Company. In addition to the foregoing, holders of Series A Preferred Stock will lose any benefit associated with having registered shares.

CB Financial stockholders who (i) will receive cash equal to the Redemption Price for some or all of their shares of common stock resulting from the Reverse Stock Split or (ii) will own less than 792 shares of common stock of record following the Forward Stock Split and at the time of the Conversions are also entitled to dissent and obtain the fair value of their shares as of the date of the Recapitalization. Under the North Carolina Business Corporation Act (NCBCA), the Proposals constitute an amendment to the Company’s Articles of Incorporation that may materially and adversely affect those stockholders because they alter or abolish a preferential right of the shares owned by such stockholders. Given the decreased liquidity associated with the Series A Preferred Stock and Series B Preferred Stock that is expected as a result of the Conversions, the exercise of dissenters’ rights is the last opportunity within the control of such stockholders to ensure that they receive cash for their shares. To receive such cash, a dissenting stockholder must strictly comply with the steps required under North Carolina law. Dissenting stockholders must deliver a written notice of their intent to demand payment if the Recapitalization is effected and may not vote in favor of the Proposals. After the stockholder approval, and assuming the dissenting stockholder has otherwise complied with the applicable legal requirements, the dissenting holder must demand payment and turn in his certificates in accordance with the notice from the Company which will be mailed to dissenting stockholders following the Special Meeting. The Company will then pay such dissenting stockholders an amount equal to the Company's estimate as to the fair value of the stock at the time of the Recapitalization, plus interest, which can be challenged and, if so desired by the dissenting stockholder, be subject to a court proceeding. The foregoing is only a summary of the rights of dissenting stockholders under Article 13 of the NCBCA, and each stockholder should carefully review the further discussion and qualifications under the heading "Description of the Amendment and Recapitalization - Dissenters' Rights" herein, as well as Article 13 of the NCBCA attached hereto as Appendix C, and consult with their own counsel.

After the Recapitalization transaction, CB Financial anticipates it will have approximately 228 record holders of common stock (treating all shares being held in street name as being held by one stockholder), approximately 437 record holders of Series B Preferred Stock and approximately 420 record holders of Series A Preferred Stock. We anticipate approximately 274 stockholders of the Company’s common stock will be completely cashed out as a result of the Reverse Stock Split. We also anticipate that all affiliated stockholders (officers, directors, and 10% stockholders) will continue to own common stock after the Recapitalization, which will result in an estimated 8% increase in voting power for these affiliated stockholders.

Once the Company has fewer than 300 common stockholders of record, we intend to deregister the Company’s common stock with the Securities and Exchange Commission (the “SEC”) so that CB Financial will no longer be subject to the periodic reporting and related requirements mandated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are applicable to public companies. Because fewer than 500 record stockholders will be holding shares of each of the Series B Preferred Stock and the Series A Preferred Stock after the Conversions, the Company does not intend to register either class of Preferred Stock with the SEC under the Exchange Act.

Once the Company deregisters as a SEC reporting company, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, and we will also no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. No stockholder will receive any consideration in exchange for approving the Recapitalization and the subsequent deregistration from SEC reporting requirements; however, we anticipate that the cost savings of no longer being a SEC reporting company will ultimately benefit the Company and, as a result, its stockholders.

The Recapitalization cannot occur unless the holders of more than a majority of the issued and outstanding shares of CB Financial common stock approve all six (6) Proposals, as more particularly set forth in the Amendment.

This document provides you with detailed information about the proposed Recapitalization. Please see “Additional Information” on page 75 for additional information about CB Financial on file with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THIS PROXY STATEMENT. ANY REFERENCE TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Proxy Statement is being mailed to stockholders of CB Financial beginning on or about_________, 2008.

SUMMARY TERM SHEET

This summary of terms, as well as the questions and answers that follow, highlights selected information about the proposed Recapitalization and Amendment included elsewhere in this Proxy Statement. Because this is a summary of more detailed information appearing elsewhere in this Proxy Statement, we encourage you to read the entire Proxy Statement, as well as any information that has been incorporated by reference, before you vote at the Special Meeting. All references to “CB Financial”, the “Company”, “we”, “us”, “our”, and “ours” refer to CB Financial Corporation and its subsidiary, Cornerstone Bank (the “Bank”).

•	If adopted by the Company’s stockholders, the Amendment will authorize the issuance of up to 1,000,000 shares of Series A Preferred Stock and 500,000 shares of Series B Preferred Stock. (See page 51.)

•
Holders of Series A Preferred Stock will not be entitled to voting rights generally. Holders of Series A Preferred Stock will be entitled to a dividend preference, such that no dividends can be paid to common stockholders or holders of Series B Preferred Stock (other than the Series B Preferred Dividend discussed below) without a dividend of equal amount being first paid to the holders of Series A Preferred Stock. In addition, holders of Series A Preferred Stock will receive a preferential payment upon dissolution or liquidation of the Company prior to any payment to common stockholders, but subsequent to a preferential payment paid to holders of Series B Preferred Stock. Series A Preferred Stockholders will have pre-emptive rights with respect to future sales of Series A Preferred Stock. All shares of Series A Preferred Stock will automatically be converted to common stock upon a change of control event, as defined in the Amendment. (See page 53.)

•
Holders of Series B Preferred Stock will not be entitled to voting rights generally. Holders of Series B Preferred Stock will be entitled to an annual non-cumulative preferred dividend equal to $.04 per share (the “Series B Preferred Dividend”) prior to the payment of any dividends to the holders of Series A Preferred Stock or common stock, and will be entitled to otherwise receive dividends equal to the amount of all dividends paid to holders of common stock during any calendar year. Holders of Series B Preferred Stock will also receive a preferential payment upon a dissolution or liquidation of the Company equal to $10.00 per share prior to the holders of Series A Preferred Stock and common stock. All shares of Series B Preferred Stock will automatically be converted to common stock upon a change of control event, as defined in the Amendment. (See page 54.) In addition, the Company may at any time, and in its discretion, convert the Series B Preferred Stock to common stock on a one share for one share basis. The Series B Stock will have pre-emptive rights with respect to future sales of Series B Preferred Stock. (See page 54.)

•
If adopted by the Company’s stockholders, the Amendment will also result in a one-for-132 Reverse Stock Split of the common stock, which will cause each 132 shares of the issued and outstanding shares of common stock to be converted into one new share of Company common stock. (See pages 51-52.)

•
In connection with the Reverse Stock Split, each holder of record of 132 or more shares of the Company common stock immediately prior to the Reverse Stock Split will be issued one or more new shares of common stock. These stockholders will receive one new share of common stock for every 132 shares of common stock held immediately prior to the Reverse Stock Split. They will also receive cash in lieu of any fractional share to which they would otherwise be entitled. Each holder of record of fewer than 132 shares of common stock immediately prior to the Reverse Stock Split will only be entitled to receive cash in lieu of any fractional share to which they would otherwise be entitled. Fractions of shares resulting from the Reverse Stock Split will be immediately cancelled in exchange for cash in the amount of $20.00 for each pre-split share comprising the fraction. (See pages 51-52.)

•	Following the Reverse Stock Split, record stockholders who own fewer than 132 shares immediately prior to the Reverse Stock Split will no longer be stockholders of the Company. (See pages 51-52.)

•
Following the Reverse Stock Split, each share of Company common stock (excluding fractional shares which were cashed out) will automatically be split on a 132-for-one share basis pursuant to the Forward Stock Split. (See pages 51-52.)

•
Each holder of record of fewer than 264 shares of the Company common stock following the Forward Stock Split will, at the time of the Conversion, have their shares of common stock cancelled and in exchange will receive one share of Series B Preferred Stock for each share of common stock owned of record by such stockholder. As a result, those holders of record owning fewer than 264 shares of common stock immediately prior to the Conversions will no longer be common stockholders of record after the Conversions and will receive no additional consideration other than the receipt of the Series B Preferred Stock. (See pages 51-52.)

•
Each holder of record of 264 or more shares, but fewer than 792 shares, of the Company common stock following the Forward Stock Split will have their shares of common stock cancelled, and in exchange will receive one share of Series A Preferred Stock for each share of common stock owned of record by such stockholder. As a result, those holders of record owning 264 or more shares, but fewer than 792 shares, of common stock immediately prior the Conversions will no longer be common stockholders of record after the Conversions and will receive no additional consideration other than the receipt of Series A Preferred Stock. (See page 52.)

•
Each holder of record of 792 or more shares of the Company common stock following the Forward Stock Split and prior to the Conversions will retain the same number of shares of common stock owned by that stockholder after the Reverse Stock Split and Forward Stock Split, and such record holder will not receive any consideration related to the Conversions or have such stockholder’s stock holdings affected as a result of the Conversions. (See page 52.)

•
Each stockholder owning shares of Company common stock through a nominee (such as a bank or broker) will not be treated the same as a record stockholder. All shares held in street name will be considered held by one record stockholder. As a result, no shares held in street name will be converted to Series A Preferred Stock or Series B Preferred Stock, and we do not anticipate that stockholders owning stock in street name will have shares cashed out in connection with the Reverse Stock Split.

•
All certificates representing issued and outstanding shares of common stock immediately prior to the Recapitalization will be cancelled and must be returned to the Company. After the Amendment has been filed with the North Carolina Secretary of State, the Company will send stockholders transmittal materials that will inform the stockholders how to (i) collect cash to be paid for fractional shares and/or (ii) receive new stock certificates for common stock, Series A Preferred Stock or Series B Preferred Stock, as applicable. (See page 55.)

•
Stockholders who retain any class of stock after the Recapitalization will accrue dividends on their new shares when declared by the Board of Directors and as applicable to the class of stock owned by such stockholders, but they will not be entitled to receive these dividends until their old stock certificates are properly surrendered. Likewise, these stockholders will not be able to transfer their shares on the Company’s books until their old certificates are properly surrendered. (See page 53.)

•
The purpose of the Recapitalization is to reduce the number of Company common stockholders so that we may deregister our common stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board’s primary reason for deregistration is the estimated annual costs savings to the Company. If we deregister, we will not be governed by the Sarbanes-Oxley Act of 2002 as applicable to public companies. We also will no longer file periodic reports with the SEC, including annual and quarterly reports on Form 10-KSB and Form 10-QSB, nor will we be subject to the SEC’s proxy rules. However, we currently intend to provide our stockholders with annual audited financial statements. Other reasons for, and anticipated consequences of, the Recapitalization are discussed in this Proxy Statement (See pages 22-31.)

•
The Reverse Stock Split will be taxable to those stockholders who receive cash for their shares. They will generally recognize a gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock which are cashed out. These stockholders should consult their personal tax advisors for a full understanding of their tax consequences resulting from the Recapitalization and sale of such stock. (See pages 49-51.)

•
The Board of Directors has determined the Recapitalization, including the Redemption Price paid to those stockholders receiving cash in the Reverse Stock Split, to be fair to the Company’s unaffiliated stockholders. Our directors separately considered the fairness of the Recapitalization as to those stockholders who will receive cash as well as those who will retain common stock or be converted to Series A Preferred Stock or Series B Preferred Stock after the Conversion. (See pages 33-42.)

•
Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), an independent financial advisor to the Board of Directors, has delivered to the Board its written opinion dated August 21, 2007 (the “Written Opinion”). The Written Opinion states that, as of its date, the cash Redemption Price to be paid to our stockholders was fair from a financial point of view. This Written Opinion was one of the factors considered by our Board in determining the Redemption Price. A copy of the Written Opinion is attached as Appendix B to this Proxy Statement. The Written Opinion is based upon and subject to the various assumptions and limitations described therein. Please read the Written Opinion in its entirety. (See pages 42-49.)

•
Those stockholders who (i) will receive cash for their fractional shares resulting from the Reverse Stock Split and/or (ii) will receive either Series A Preferred Stock or Series B Preferred Stock in connection with the Conversion will have dissenters’ rights under Article 13 of the North Carolina Business Corporation Act, the provisions of which are attached to this Proxy Statement as Appendix C. (See pages 57-58.)

•
The Recapitalization will not be effective unless and until CB Financial stockholders approve all six Proposals, as more particularly described in the proposed Amendment. We anticipate that the Amendment will be filed with the North Carolina Secretary of State, and the Conversion will take place, shortly after the Special Meeting. (See page 56.)

•
We estimate that approximately $1,318,280 will be required to pay for fractional shares cashed out as a result of the Reverse Stock Split. In addition, we estimate that we will incur approximately $146,700 in transaction expenses related to the Recapitalization. We intend to pay for the shares to be cashed out and the expenses of the Recapitalization from a combination of working capital of the Company and dividends paid to the Company by the Bank, and we anticipate remaining well-capitalized after the transaction. On June 30, 2007, CB Financial (including its Bank subsidiary) had approximately $12.1 million in cash and cash equivalents and $12.0 million in the form of stockholders’ equity. (See page 75.)

•
You may either vote (i) in person at the Special Meeting, (ii) by using the enclosed proxy card or (iii) electronically via the Internet (as more particularly instructed on the proxy card). If voting by proxy, you should specify your choice with regard to the Proposals on the enclosed proxy card. All properly executed proxies delivered to the Company in time will be voted at the Special Meeting. You may revoke your proxy at any time before it is voted at the Special Meeting by giving written notice to the Secretary of the Company, executing and delivering to the Secretary of the Company a proxy card bearing a later date, or voting in person at the Special Meeting. Any executed, but unmarked, proxies will be voted for the Amendment and each of the six Proposals included in the Amendment. (See page 60.)

•
The Board of Directors believes that the Recapitalization is in the best interests of the Company and its stockholders and has unanimously approved the Proposals. The Board recommends that stockholders vote “FOR” the approval of each of the (i) Series A Authorization, (ii) Series B Authorization, (iii) Reverse Stock Split, (iv) Forward Stock Split, (v) Series A Conversion and (vi) Series B Conversion and, as a result, the adoption of the Amendment. (See pages 33-42.)

SPECIAL CAUTIONARY NOTICE REGARDING
FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents that have been incorporated herein by reference contain certain forward-looking statements and information with respect to the financial condition, results of operations, and business of the Company. These forward looking statements are not guarantees of future performance and involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on information available to management at the time that these disclosures were prepared. These statements might be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variances of these words and other similar expressions. You should not place undue reliance on forward-looking statements that reflect management’s view only on the date of this Proxy Statement. A number of important factors could cause actual results to differ materially from those in the forward-looking statements.

TABLE OF CONTENTS

SUMMARY TERM SHEET	4

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS	7

QUESTIONS AND ANSWERS	10

SPECIAL FACTORS	14
Background of the Transaction	14
Purposes of the Recapitalization	21
General Effects of the Recapitalization	24
Additional Effects of Recapitalization on Affiliated Stockholders	28
Additional Effects of Recapitalization on Non-Affiliated Stockholders	29
Business of the Company after the Recapitalization	29
Alternatives Considered	29
Recommendation of the Board of Directors; Fairness of the Recapitalization	31
Opinion of Financial Advisor	40
Certain United States Federal Income Tax Consequences	47

DESCRIPTION OF THE AMENDMENT AND RECAPITALIZATION	49
Structure of the Transaction	49
Series A Preferred Stock	51
Series B Preferred Stock	51
Transfer of Shares in the Reverse Stock Split and Forward Stock Split	52
Conversion of Shares in the Transactions	53
Tax Withholding	53
Exchange of Certificates	53
Timing of Closing of Recapitalization	54
Anticipated Accounting Treatment	54
Fees and Expenses	54
Source and Amount of Funds	54
Dissenters’ Rights	55
Reservation of Rights	56

ADDITIONAL SPECIAL MEETING INFORMATION	57
Time and Place	57
Purposes of Special Meeting	57
Who Can Vote at the Special Meeting	58
Voting and Revocation of Proxies	58
Vote Required for Approval	58
Solicitation of Proxies	59
Authority to Adjourn Special Meeting to Solicit Additional Proxies	59
Recommendation of the Board of Directors	59

INFORMATION ABOUT THE COMPANY	60
General	60
Officers and Directors	61
Security Ownership of Officers, Directors and 5% Stockholders	63
Past Contacts, Transactions, Negotiations and Agreements	65
Common Stock of the Company	69

FINANCIAL INFORMATION OF THE COMPANY	71
Selected Consolidated Financial Data (Unaudited)	71
Selected Consolidated Pro Forma Financial Information (Unaudited)	72

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING	76

ADDITIONAL INFORMATION	76

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	76

APPENDIX A	A-1

APPENDIX B	B-1

APPENDIX C	C-1

QUESTIONS AND ANSWERS

          The questions and answers below are a summary of items described in this Proxy Statement. To fully understand the Recapitalization, you are encouraged to read carefully the entire Proxy Statement.

When is the Special Meeting?

The Special Meeting will be held on _________, 2008 at 10:00 a.m. Eastern Time at Something Different, 3342 Airport Boulevard, Wilson, North Carolina 27896.

What am I being asked to vote on at the Special Meeting?

You are being asked to approve six amendments to our Articles of Incorporation that (i) authorize the issuance of up to One Million (1,000,000) shares of Series A Preferred Stock, (ii) authorize the issuance of up to Five Hundred Thousand (500,000) shares of Series B Preferred Stock, (iii) provide for a one-for-132 Reverse Stock Split, (iv) provide for a 132-for-one Forward Stock Split following the Reverse Stock Split, (v) effects a conversion of shares of common stock held by stockholders owning less than 264 shares of common stock following the Forward Stock Split to shares of Series B Preferred Stock on a one share of common stock for one share of Series B Preferred Stock basis, and (vi) effects a conversion of shares of common stock held by stockholders owning 264 or more, but less than 792 common shares, following the Forward Stock Split to shares of the Series A Preferred Stock on a one share of common stock for one share of Series A Preferred Stock basis. After the Reverse Stock Split, but prior to the Forward Stock Split, stockholders will receive cash in lieu of any fractional shares equal to $20.00 for each pre-split share. Each of the six Proposals will be voted on separately at this Special Meeting; however, the effectiveness of one is conditioned upon the approval of all six Proposals set forth in the Amendment.

Do I need to be present at the Special Meeting?

No. You do not have to attend the Special Meeting to vote your shares of common stock. You may sign and return the enclosed proxy card to vote your shares, or follow the instructions on the proxy card and vote your shares electronically via the Internet.

What vote is required to approve the Amendment?

Each of the Proposals set forth in the Amendment must receive the affirmative vote of the holders of at least a majority of the shares of CB Financial common stock issued and outstanding as of_________, 2008, the record date for the Special Meeting. If you do not vote your shares, either in person or by proxy, or if you abstain from voting, it has the same effect as a vote against the Recapitalization. In addition, if you do not instruct your broker on how to vote on any Proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the Proposal.

Can I change my vote after I have mailed the proxy card or voted electronically via the Internet?

Yes. You can change your vote at any time before your proxy is voted at the Special Meeting so long as you follow the procedures outlined in this Proxy Statement.

What is the recommendation of the Board of Directors regarding the proposal?

The Company’s Board of Directors believes that the Recapitalization is fair to unaffiliated stockholders and recommends that you vote for the (i) Series A Authorization, (ii) Series B Authorization, (iii) Reverse Stock Split, (iv) Forward Stock Split, (v) Series B Conversion and (vi) Series A Conversion.

What do I need to do now?

Please sign, date and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope, or please vote electronically via the internet, so that your shares can be represented at the Special Meeting.

Why has the Board of Directors chosen this course of action?

The Board of Directors has approved the Amendment and the Recapitalization in order to reduce the number of stockholders owning the Company’s common stock. After the Conversion, we anticipate that the number of stockholders owning common stock will be less than 300, and we intend to deregister our common stock under the Exchange Act. Neither the Series A Preferred Stock nor the Series B Preferred Stock will be registered under the Exchange Act. As a result, we will no longer be subject to the SEC’s periodic reporting requirements (e.g. annual reports on 10-KSB, quarterly reports on 10-QSB and disclosures on Forms 8-K) or its proxy rules and regulations. Officers, directors and large stockholders will no longer have to file Section 16 reports when they buy or sell stock or enter into other applicable transactions. In addition, we will not be subject to additional reporting and audit requirements adopted under the Sarbanes-Oxley Act with respect to public companies. We estimate that deregistration of CB Financial as an Exchange Act reporting company will result in estimated annual cost savings of approximately $188,000 and additional one time cost savings of approximately $70,000 associated with compliance with the Sarbanes-Oxley Act. Management will also have more time to focus on other business opportunities.

Will the Company remain a public company after the completion of the Recapitalization?

No. We estimate that the Recapitalization will result in the number of our record stockholders falling below 300, and we intend to terminate the registration of our common stock under the Exchange Act.

What is “going private?”

The term "going private" is used within this Proxy Statement to mean the Recapitalization and subsequent transformation of the Company from a public reporting company filing detailed, periodic reports under the Exchange Act to an entity with less than 300 record holders of common stock and less than 500 record holders of each of the newly issued Series A Preferred Stock and Series B Preferred Stock, such that the Company is no longer subject to those Exchange Act reporting requirements.

How will the Company pay for the fractional shares to be purchased after the Reverse Stock Split?

The Company will pay for any fractional shares out of its cash and liquidated assets. The Company will not borrow any funds to pay for the purchase price of the fractional shares. We have sufficient capital to pay for all fractional shares of our common stock. We currently anticipate that 65,914 shares of Company’s common stock will be cashed out as a result of the Reverse Stock Split, which would result in a cost to the Company of $1,318,280 (calculated at the $20.00 per share Redemption Price).

Why did the Board elect this type of structure for a going private transaction?

After the Board determined it was in the best interest of the Company to deregister as an Exchange Act reporting company, it prioritized selecting one or more transactions which would be beneficial to all Company stockholders while, at the same time, reduce the number of record common stockholders from approximately 1,380 common stockholders to below 300. The Conversions allow us to reclassify certain existing stockholders so that they no longer own common stock but continue to own valuable Company securities on a going forward basis. Because we did not want to have more than 500 of either of the Series A Preferred Stock or the Series B Preferred Stock after the Recapitalization, it became necessary for the Company to engage in a Reverse Stock Split so that all stockholders owning less than 132 shares of common stock prior to the Recapitalization would be completely cashed out. There are currently approximately 274 record stockholders that own less than 132 common shares who will be completely cashed out as a result of the Recapitalization. The combination of all of the proposals set forth in the Amendment will result in the Company having less than 300 common stockholders and, as a result, permit the Company to deregister as an Exchange Act reporting company.

How will the Recapitalization affect the numbers of holders of the Company’s common stock?

As of September 30, 2007, there were approximately 1,359 record holders of the Company’s common stock (treating all shares being held in street name as being held by one record holder). At that time, approximately 274 of the record holders (excluding beneficial owners holding stock in street name) held fewer than 132 shares of the Company’s common stock. Approximately 437 of record holders (excluding beneficial owners holding stock in street name) held 132 or more, but less than 264, shares of the Company’s common stock. Also, at that time, approximately 420 of the record holders (excluding beneficial owners holding stock in street name) held 264 or more, but fewer than 792, shares of the Company’s common stock. If immediately prior to the conclusion of the Conversions the number of record stockholders and their stock ownership have not changed, there will be approximately 228 record holders of the Company’s common stock, 420 record holders of the Company’s Series A Preferred Stock and 437 record holders of the Company’s Series B Preferred Stock. In addition, approximately 274 stockholders of the Company’s common stock immediately prior to the Reverse Stock Split will have been completely cashed out.

When will the Recapitalization be completed?

If the stockholders adopt the Amendment, the Recapitalization will take place shortly following the adjournment of the Special Meeting upon the filing of the Amendment with the North Carolina Secretary of State. If the Special Meeting is not postponed or adjourned, we estimate that (i) the Reverse Stock Split will be effective at __ p.m. on _________, 200_, the Forward Stock Split will be effective at ____ a.m. on _________, 200_, and the Conversions will be effective at ____ a.m. on ________, 200_. There will be no acknowledgment of stock sales in our stock records between the Reverse Stock Split, the Forward Stock Split and the Conversions.

How will I receive my new shares or cash following the Recapitalization?

After the Amendment is filed, the Company will send transmittal documents to explain how you should turn in your old share certificates in exchange for new shares of common stock or Preferred Stock and/or cash, as applicable. The Company will issue new shares of common stock or Preferred Stock, as applicable, to those entitled to receive such shares following the Recapitalization and/or pay you for your old shares after you have surrendered your old share certificates.

Should I send in my share certificates now?

No. After the Recapitalization is complete, the Company will send you written transmittal materials for surrendering your share certificates.

How will the Recapitalization affect common stock owned in “street name”?

Shares of CB Financial common stock held in brokerage accounts and registered in the name of Cede & Co. (a/k/a Depository Trust Company and commonly referred to as “street name”) will be treated as being owned by one record stockholder. Because more than 792 shares of common stock will be held in street name following the Forward Stock Split, no shares in street name will be converted to Series B Preferred Stock or Series A Preferred Stock, regardless as to how many shares are beneficially held by any individual person. Because more than 132 shares of Company common stock will be held in street name at the time of the Conversion, we anticipate that few, if any, shares held in street name will be cashed out with respect to the Reverse Stock Split, regardless as to the number of shares owned by any beneficial owner of street shares. Stockholders owning stock in street name should contact the nominee to determine how their shares may be affected as a result of the Recapitalization. (See page 4.)

How will CB Financial operate after the transaction?

After the Recapitalization, we expect the Company’s business and operations to continue as they are currently being conducted and, except as disclosed in this Proxy Statement, the Recapitalization is not anticipated to have any effect upon the conduct of our business. However, CB Financial will deregister its common stock under the Exchange Act and, as a result, will no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public reporting companies.

What are the federal income tax consequences of the Reverse Stock Split?

Generally, those stockholders who receive cash for fractional shares in connection with the Recapitalization will be subject to United States Federal Income Taxation. These stockholders may be subject to taxation for state and local tax purposes as well. Please consult with your personal tax advisor to determine the federal, state and local tax consequences of the Reverse Stock Split to your particular circumstances. Generally, those stockholders who receive Series B Preferred Stock or Series A Preferred Stock in exchange for their shares of common stock in connection with the Conversions should not be subject to federal income taxation solely as a result of such Conversions. (See pages 46-48.)

What will be the effect of the Recapitalization on affiliated stockholders?

“Affiliated stockholders” (officers, directors, and owners of 5% or more of the Company’s outstanding common stock) will be treated in the same manner as non-affiliated stockholders under the terms of the Recapitalization. To the extent that affiliated stockholders own fractional shares after the Reverse Stock Split, they will receive cash in the Recapitalization. Since we anticipate that each affiliated stockholder will own more than 792 shares following the Forward Stock Split, affiliated stockholders will continue to hold common stock after the Recapitalization. We estimate that relative ownership (and therefore voting power) of Company common stock by affiliated stockholders as compared to unaffiliated stockholders will increase by approximately 8.0% after the Recapitalization is completed. In addition, affiliated stockholders will not be subject to the same reporting requirements after the Company deregisters as a reporting company under the Exchange Act.

How will the voting rights of non-affiliated stockholders be effected as a result of the Recapitalization?

Because we do not anticipate that any affiliated stockholders will receive shares of Series A Preferred Stock or Series B Preferred Stock as a result of the Conversions, and because no affiliated stockholders will be completely cashed out in connection with the Reverse Stock Split, we estimate that the relative common stock ownership and voting rights of non-affiliated stockholders as a group will decrease by 8.0% following the Recapitalization. However, because there will be fewer stockholders resulting from the Reverse Stock Split, an individual stockholder’s relative stock ownership may increase depending on the number of shares owned prior to the Recapitalization.

What other impacts will the Recapitalization have on non-affiliated stockholders?

We will no longer be subject to additional reporting requirements mandated by the Exchange Act and the Sarbanes-Oxley Act. Upon the completion of the Recapitalization and the requisite reduction in the number of record common stockholders below 300, we intend to terminate the registration of our common stock under the Exchange Act. As a result, non-affiliated stockholders will no longer be afforded any rights and entitlements which federal securities laws provide to stockholders of Exchange Act reporting companies. Specifically, the Company will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16. In addition, officers and directors will no longer be restricted by the SEC’s short-swing profit recapture rules, which are intended to protect non-affiliated investors.

What are my rights to dissent to the Recapitalization under North Carolina law?

Company stockholders who (i) will receive cash equal to the Redemption Price for some or all of their shares of common stock resulting from the Reverse Stock Split or (ii) will own less than 792 shares of common stock of record following the Forward Stock Split and at the time of the Conversions are entitled to dissent and obtain the fair value of their shares as of the date of the Recapitalization. Under the North Carolina Business Corporation Act, the Proposals constitute an amendment to the Company’s Articles of Incorporation that may materially and adversely affect those stockholders because they alter or abolish a preferential right of the shares owned by such stockholders. Given the decreased liquidity associated with the Series A Preferred Stock and Series B Preferred Stock that is expected as a result of the Conversions, the exercise of dissenters’ rights is the last opportunity within the control of such stockholders to ensure that they receive cash for their shares. To receive such cash, a dissenting stockholder must strictly comply with the steps required under North Carolina law. Dissenting stockholders must deliver a written notice of their intent to demand payment if the Recapitalization is effected and may not vote in favor of the Proposals. After the stockholder approval, and assuming the dissenting stockholder has otherwise complied with the applicable legal requirements, the dissenting stockholder must demand payment and turn in his certificates in accordance with the notice from the Company which will be mailed to dissenting stockholders following the Special Meeting. The Company will then pay such dissenting stockholders an amount equal to the Company's estimate as to the fair value of the stock at the time of the Recapitalization, plus interest, which can be challenged and, if so desired by the dissenting stockholder, be subject to a court proceeding. The foregoing is only a summary of the rights of dissenting stockholders under Article 13 of the NCBCA, and each stockholder should carefully review the further discussion and qualifications under the heading "Description of the Amendment and Recapitalization - Dissenters' Rights" herein, as well as Article 13 of the NCBCA attached hereto as Appendix C, and consult with their own counsel. (See pages 57-58.)

How will the Company pay for shares of dissenting stockholders, if any?

We currently anticipate that in the event any stockholder properly dissents and is entitled to be paid for the fair value of his common shares, we will pay for those common shares out of the Company’s cash and liquidated assets. We do not anticipate borrowing any funds to pay for the purchase price of any dissenting shares. However, if all of the stockholders who we anticipate will receive the Series A Preferred Stock and Series B Preferred Stock properly dissent, the Company would be required to purchase an additional 253,704 shares which, at an estimated $20.00 per share value, would result in the payment of an additional $5,074,080. If those circumstances were to occur, the Board of Directors may reassess the Recapitalization transaction and whether the payment for these shares would result in the Company (and its bank subsidiary) continuing to have sufficient capital in order to remain a well capitalized banking institution. As a result, in the event a substantial number of stockholders entitled to dissent elect to exercise their dissenter’s rights, it is possible that the Company would no longer opt to effect the Recapitalization.

Who should I contact if I have additional questions?

If you have additional questions about the proxy, this Proxy Statement, the Recapitalization, the Amendment or related matters, you should contact: Norm Osborn (President and CEO), 3710 Nash Street, North Wilson, North Carolina 27896-1120; (252-243-5585).

SPECIAL FACTORS

Background of the Transaction

Introduction. CB Financial was established in 2005 as a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Bank Holding Company Laws of North Carolina. The Company’s primary activity is owning Cornerstone Bank (the “Bank”), a North Carolina chartered commercial bank. Cornerstone Bank was incorporated March 14, 2000, and began operations March 15, 2000 as a North Carolina chartered commercial bank. At the time the Bank was formed in 2000, the Bank initially had approximately 984 initial stockholders. In 2005, the Bank elected to form a bank holding company (the “Company”) and filed the Articles of Share Exchange in an Agreement and Plan of Reorganization, and as a result thereof, all holders of the Bank’s stock thereafter owned the Company’s stock with the same number of Bank shares held prior to such conversion. Although the Bank had been subject to the informational requirements of the Exchange Act and, in accordance with Section 12(i) of the Exchange Act, had timely filed reports and other information with the FDIC, reports with the SEC were not filed until the formation of the Company and the exchange of Bank stock for Company stock.

In order to raise enough capital to open the Bank in 2000, the Bank accepted subscriptions of various sizes from a large number of subscribers. As a result, although the Company is not a large company when compared with other Exchange Act reporting entities, it does have a large number of stockholders. Due to the number of stockholders, the Company is required to comply with the Sarbanes-Oxley Act of 2002, regardless of its relatively small size. Even prior to converting to a bank holding company format, the Company’s Board of Directors and Recapitalization management team considered the impact of Sarbanes-Oxley on the Bank and, subsequently, the Company. The Board considered many factors which are discussed throughout this Proxy Statement prior to approving the Recapitalization. The Board had hoped that the SEC and Congress might provide some relief for smaller public companies and not apply the requirements of Sarbanes-Oxley uniformly between large and relatively smaller public companies with fewer relative resources. Although Congress has repeatedly postponed the deadline for Section 404 compliance for certain smaller reporting entities, there has been no strong indication that permanent relief will be granted to smaller public companies in any material fashion despite the disproportionate impact that Section 404’s internal reporting provisions and related audit fees will have on smaller public companies. As a result, the Board concluded that the advantage of CB Financial being an SEC reporting company no longer outweighed the costs we incur as a public corporation.

As a result of the foregoing, the Board of Directors approved the Recapitalization and is recommending that the stockholders approve the Amendment and all six Proposals contained therein at the Special Meeting. As a result of the Recapitalization, the Board estimates that the number of record stockholders owning common stock will be reduced to below 300, which will allow us to deregister our common stock for reporting purposes under the Exchange Act. Because the number of persons owning each of the Series A Preferred Stock and the Series B Preferred Stock following the Conversion will not exceed 500 stockholders, the Company will not register the Series A Preferred Stock or the Series B Preferred Stock under the Exchange Act.

Costs Associated with SEC Regulations. As a result of being a SEC reporting company, we are obligated to prepare and file with the SEC certain reports and information, including the following:

•	Annual Reports on Form 10-KSB;

•	Quarterly Reports on Form 10-QSB;

•	Current Reports on Form 8-K; and

•	Proxy Statements and related materials as required by Regulation 14A of the Exchange Act.

In addition, we assist officers and directors in complying with reports required under the Exchange Act’s transaction and short swing profit reporting requirements for Company affiliates.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. Expenses associated with being a SEC reporting company include securities counsel fees, auditor fees, costs of printing and mailing SEC documents, and costs associated with converting SEC filings in Edgar format. We realize that the costs associated with SEC reporting have been increasing over the last couple of years, and we believe that the costs will continue to significantly increase. The principal reason behind the anticipated increases in compliance costs is that, under the current timetable set by the SEC, the Company will have to fully comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2008 and certify that it has implemented the requisite internal controls and, as a result, incur the additional related audit fees.

In addition to compliance costs and out of pocket expenses, compliance with existing and new SEC and reporting audit requirements and other regulatory restrictions diverts the time of senior management and financial staff from other Company and Bank business.

We estimate that we currently pay approximately $46,000 per year in on-going costs as a public reporting company which we would not incur as a private company. These costs include filing Forms 10-KSB, 10-QSB, 8-K and proxy statements, Guide 3 compliance reviews, certifications compliance and printing costs. These costs do not include the time and resources of the Company or its senior management and other employees in preparation of these reports and compliance with reporting obligations, which is currently estimated at $15,000 annually.

Further, we anticipate that in order to complete the documentation and testing of internal controls required by Section 404 of the Sarbanes-Oxley Act, we would incur an additional estimated $70,000 in one time costs and approximately $127,000 in annual costs, which includes additional employee time and staffing, that would otherwise be incurred to stay in compliance with Section 404. Legal fees and expenses are also expected to increase once the Company is required to fully comply with Section 404, but we do not estimate that the increase will be a material amount as compared to prior years. In addition, the time demanded of our senior management with respect to these SEC compliance requirements takes away time which could be focused on business matters that bear a more direct relationship to our operations and profitability. We estimate the cost associated with senior management’s time for SEC compliance requirements will be approximately $15,000 for the fiscal year ending December 31, 2007, and $50,000 for 2008.

Advantages of a Public Corporation. While considering the increasing SEC compliance costs that the Company has and will incur, the Board of Directors analyzed if the advantages of CB Financial remaining a SEC reporting company outweighed the costs. One advantage to being a public company is that it may facilitate a more active trading market, but that has not been the case for CB Financial since our common stock has a limited trading volume.

As of September 30, 2007, there were approximately 1,359 record stockholders who owned 1,070,169 shares of our common stock. Approximately 23% of these shares are held by brokerage accounts in “street name”. In addition, at that time approximately 27% of Company common stock was owned or controlled by the executive officers and directors of the Company. During the twelve months ending August 20, 2007, CB Financials’ common stock traded only 18 days to the best of our knowledge. During the six months ending August 20, 2007, the Company’s common stock only traded 9 days to the best of our knowledge. During the entire twelve month period, only 12,208 shares of our common stock traded. The Company’s stock is not currently quoted on any exchange but has been quoted on the pink sheets under the symbol “CBFJ.”

As a result, our limited trading market has not allowed our stockholders to recognize the primary benefit which should be available to stockholders of a public traded company, which is the ability to buy and sell in a liquid market and which accurate and timely pricing information is readily available. There is no indication that remaining as an Exchange Act reporting company would cause such a trading market to evolve.

Another potential advantage of being a publicly traded institution is the ability to access public capital markets to meet additional capital needs. However, since becoming a public company in 2005 and doing the initial 2000 offering of the Bank stock, neither CB Financial nor the Bank has made any additional public offerings of common stock of the Company or the Bank. In 2005, we did complete a trust preferred securities transaction in the amount of $5 million. We have attempted to forecast our future capital needs. Based on our analyses of the banking industry in our immediate and surrounding geographic areas, we do not anticipate the need for a large amount of capital for acquisitions or expansion. We estimate that any expansion can be accomplished at the same method of controlled growth with available capital or via private offering opportunities (e.g. further trust preferred securities). At this time, we do not currently anticipate issuing additional shares of common stock in either public or private transactions.

Stockholders of public corporations are also entitled to another benefit in that they typically have greater access to information about the entity. As discussed above, the SEC requires that reporting companies comply with increasing stringent reporting and auditing requirements. There are several benefits to this type of SEC oversight and mandated disclosure; however, there are also large costs that accompany this compliance. Not only does compliance with SEC regulations divert the time and resources of senior management and financial staff from other Company business, it also results in increased legal, auditing and accounting costs which we anticipate will continue to rise in the future.

Smaller publicly traded institutions, such as CB Financial, have more difficulty absorbing these costs and resource allocations than larger publicly traded institutions since they represent a larger portion of our revenues. These costs seem further unjustified when considering that CB Financial is a bank holding company which owns a state chartered commercial bank. As a result of our business, we will continue to be extensively regulated under other federal and state laws. The Bank will be subject to periodic reporting requirements and inspections from certain regulatory agencies including the Board of Governors of the Federal Reserve (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), and the North Carolina Commissioner of Banks of the North Carolina Department of Commerce (the “North Carolina Commissioner of Banks” or the “Commissioner”).

Background of Board’s Recommendation.

The concept to have the Company reduce the number of owners of common stock and de-register as an Exchange Act reporting company began when the Company’s management became aware of other banks deregistering their securities to avoid increased compliance costs. Bill Wagner, a principal at Howe Barnes Hoefer & Arnett (“Howe Barnes”), engaged in an informal discussion with Norm Osborn, the Company’s President and Chief Executive Officer, and Rex Williams, the Chief Financial Officer of the Company, during the North Carolina Banker’s Association Annual Convention in early 2005 regarding other community bank holding companies that had deregistered as public reporting entities. As a result of this initial discussion, Mr. Osborn contacted Mr. Wagner during the first half of 2005 in order to set up a meeting to discuss having Howe Barnes conduct preliminary research as to the feasibility of a possible going private transaction.

On June 16, 2005, Norm Osborn and Rex Williams conducted an initial conference call with Bill Wagner and Chuck Stubbs, another Howe Barnes employee, to discuss the Company’s stockholder list and general background information regarding share redemption transactions and, specifically, a reverse stock split. Based on the Company’s large number of stockholders and its capital position, management determined that a going private transaction involving a reverse stock split was not feasible at that time. At the June 28, 2005 meeting of the Board of Directors, Mr. Osborn reported to the Board of Directors his investigation of having the Company engage in a going private transaction and his discussions with Howe Barnes regarding the same. Although management had already determined at that time that a going private transaction involving a reverse stock split was not feasible, the Board authorized management’s continued study of a going private transaction as management may determine was in the best interests of the Company.

As the Company’s capital position improved as a result of earnings retention, and due to the fact that the Company’s required compliance with Section 404 of the Sarbanes-Oxley Act was closer to fruition, the Company’s management once again considered a going private transaction. On February 9, 2007, Mr. Osborn and Mr. Williams once again met with Mr. Wagner from Howe Barnes to review recent stock conversion transactions. During this meeting, management learned of the possibility of engaging in a going private transaction where some shares of common stock are converted to one or more new classes of preferred stock. After reviewing these recent transactions in which a relatively smaller amount of capital was spent to accomplish the going private objectives, management concluded that the Company should continue to explore the possibility of engaging in a going private transaction.

On April 24, 2007, the Board of Directors held a regularly scheduled Board meeting in which the following members of the Company’s senior management team were also present: Rex Williams (who was not on the Board at that time), Robert Ladd, Brooks Batchelor, Dora Kicklighter, and Robert Kernodle. At this meeting, Mr. Osborn gave the Board an update as to management’s continued analysis of a possible going private transaction and indicated that he expected to gather additional information and present further updates at future Board meetings.

On April 26, 2007, Mr. Osborn and Mr. Williams from the Company met with John Cross and Ben Davis, attorneys at Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, the Company’s legal counsel (“Brooks Pierce”), and Mr. Wagner and Mr. Stubbs from Howe Barnes regarding the Company’s status as an Exchange Act reporting entity and inquired as to what alternatives may be available to address the anticipated additional costs of the Sarbanes-Oxley Act. At this meeting, management briefly revisited the securities rules and how the Company is subject to the Exchange Act reporting requirements. After briefly revisiting some of the advantages and disadvantages of engaging in a going private transaction and deregistering as an Exchange Act reporting company, the parties began discussing what alternative transactions were available to CB Financial in order to reduce the number of its record common stockholders to below 300. After determining that most single transactions would likely be unsuccessful in reducing the number of common stockholders to below 300 without spending excessive amounts of the Company’s capital, management and the representatives from Howe Barnes began analyzing the stockholders list in order to determine a combination of transactions which might successfully reduce the number of record common stockholders to deregister as an Exchange Act reporting company without materially impairing the Company’s capital. At the conclusion of the meeting, it was agreed that Howe Barnes would develop and present a preliminary analysis of how a going private transaction might be structured.

On May 11, 2007, Howe Barnes delivered an analysis to Company management regarding possible methods for successfully engaging in a going private transaction. This analysis was revised and delivered on May 18, 2007, and it included different possible combination transactions (i.e. conversions to one or two classes of preferred stock and/or a reverse stock split) that might reduce the number of common shareholders below 300.

On May 24, 2007, the Board of Directors once again held its regularly scheduled Board meeting in which the members of senior management present at the April 24, 2007 were also present. At this meeting, Mr. Osborn updated the Board of Directors as to his prior discussions with representatives from Howe Barnes and Brooks Pierce and management’s continued efforts to develop a possible going private transaction to present to the Board in the future for approval. No specific proposal had been presented to the Board at that time.

On May 25, 2007, Mr. Wagner and Mr. Stubbs from Howe Barnes, Mr. Cross and Mr. Davis from Brooks Pierce, and Mr. Osborn and Mr. Williams from the Company met telephonically to discuss the overview prepared by Howe Barnes. In reviewing the analysis, Howe Barnes first provided a general overview of CB Financial’s list of record stockholders and highlighted that it estimated CB Financial as having approximately 1,359 registered stockholders with large blocks of stockholders owning shares at several defined thresholds. In looking at these various thresholds, Howe Barnes concluded that on that date, stockholders owning less than 667 shares of the Company common stock could no longer qualify as record holders of the common stock if the Company wanted to reduce the number of record common stockholders to below 300 stockholders. Howe Barnes outlined several proposals which included creating one or two new classes of preferred stock and engaging in a reverse stock split under different scenarios. All of the proposals presented at that time resulted in record stockholders owning less than 667 shares of common stock either being cashed out in the context of a reverse stock split and/or receiving one or more new classes of preferred stock in exchange for their shares of common stock. Howe Barnes also provided some pro forma analysis as to the estimated costs of reverse stock splits at separate thresholds and at different redemption prices. At the conclusion of the meeting, the parties agreed that Howe Barnes would make a presentation to the Board of Directors at a special meeting of the Board to introduce the basic structure of engaging in a going private transaction which incorporates a reverse stock split and conversion of common stock held by certain stockholders to one or two new classes of preferred stock.

On June 7, 2007, the Board of Directors of CB Financial held a special meeting and met with Mr. Wagner and Mr. Stubbs from Howe Barnes and Mr. Cross from Brooks Pierce to discuss engaging in a going private transaction. Also present at the meeting were the following members of the Company’s senior management team: Rex Williams, Robert Ladd, Brooks Batchelor, Dora Kicklighter, and Robert Kernodle. Jesse Respess, a representative from the Company’s internal auditing firm, was also present at the meeting to receive additional input regarding anticipated deadlines for compliance with provisions of the Sarbanes-Oxley Act. At this meeting, the Board first revisited the basic requirements as to why CB Financial is currently an Exchange Act reporting company and how it may qualify to deregister as an Exchange Act reporting company. Howe Barnes discussed issues which the Board should consider in determining whether and how to engage in a going private transaction. The Board next discussed the advantages and disadvantages for engaging in a going private transaction. In the context of this discussion, Howe Barnes reported as to the transaction costs incurred by similar banking institutions which had engaged in a going private transaction previously, as well as their estimated cost savings resulting from no longer being subject to the Exchange Act reporting requirements, including Sarbanes-Oxley.

The Board next reviewed various transaction alternatives which companies have traditionally employed when engaging in a going private transaction. Howe Barnes outlined several alternatives pursuant to which common stockholders voluntarily or involuntarily cashed out their stock holdings or had their common stock reclassified to a different class of securities in order to reduce the number of record holders of registered securities. Howe Barnes presented the Company with a report regarding how similar financial institutions had successfully deregistered as Exchange Act reporting entities by engaging in a going public transaction which involved a reverse stock split, cash out merger, reclassification of shares, or a combination of these transactions. The Board of Directors considered the advantages and disadvantages of all of the alternative transactions.

Upon providing the Board with an overview of the Company’s list of record common stockholders and highlighting the large number of record holders of common stock at certain ownership threshold levels, Howe Barnes presented the Board with an analysis as to how the Company might reduce the number of its record common stockholders to below 300 if it engaged in a combination transaction involving both a reverse stock split and reclassification of certain shares of common stock to two new classes of preferred stock. Specifically, this analysis assumed that the Company would engage in a 1-for-121 reverse stock split (and corresponding forward stock split), as well as converting stockholders owning less than 254 shares and between 254 and 666 shares to Series B Preferred stockholders and Series A Preferred stockholders, respectively. The analysis highlighted how many stockholders would be cashed out as a result of a reverse stock split, and how many stockholders would own each of the three classes of stock after the proposed transaction. Howe Barnes also introduced some information as to what the Board may consider when determining a redemption price for the cashed out shares and some pro forma analysis as to the anticipated costs of purchasing the Company’s common stock at different redemption prices. The Board next considered what the characteristics of the newly created classes of preferred stock might be. Based on all of the information presented, the Board engaged in a discussion as to why a going private transaction which involved a reverse stock split and reclassification of stock would be fair to unaffiliated stockholders who received cash as a result of the reverse stock split, had their shares reclassified to one of the new classes of preferred stock or otherwise remained as a common stockholder in the Company after the going private transaction was completed. The Board also considered what steps could be taken to ensure the procedural fairness of the transaction.

At the conclusion of the special meeting, the Board of Directors elected to proceed with a going private transaction which incorporated a reverse stock split and created two new classes of preferred stock. It was agreed that the Board would convene a separate meeting to consider a proposed draft of Articles of Amendment to the Company’s Articles of Incorporation, which would incorporate a more specific proposal consistent with the discussion of this Board meeting. These draft Articles would outline (i) the various stock thresholds for the reverse stock split and preferred stock conversions tentatively approved and (ii) the characteristics of each new class of preferred stock which was discussed and considered at this Board meeting. At the next Board meeting, the Board would also determine the redemption price which would be paid in connection with the anticipated reverse stock split.

The Board of Directors held its regularly scheduled June meeting on June 27, 2007 at which the same senior management members present at the June 7, 2007 special meeting were also present at this meeting. The matters presented at the June 7, 2007 special meeting regarding potential going private transaction were briefly discussed, but no material deliberations occurred at this meeting. Rather, the Board elected to re-visit the issue at its August Board meeting.

On August 1, 2007, the President of the Company, along with Chuck Stubbs from Howe Barnes and John Cross from Brooks Pierce, met with the Joseph Smith, David Hanson, Ray Grace and Daniel Garner at the office of the North Carolina Commissioner of Banks to discuss the Company’s intention of going private and to outline the basic structure of this proposed Recapitalization. The parties generally discussed the structure of the transaction and its anticipated impact on the Company and the Bank’s capital. There was also some discussion regarding the Company’s long range capital needs and how the proposed Recapitalization did not materially interfere with those priorities.

On August 21, 2007, at a regular meeting of the Board of Directors, the Board once again met with the same members from Howe Barnes, Brooks Pierce and the Company’s management were present at the June 7, 2007 meeting (other than Dora Kicklighter who was absent). At this meeting, the Board first approved the general format of the proposed Articles of Amendment with the exception of the current stock thresholds and subject to the effective dates of the Reverse Stock Split, the Forward Stock Split, and the Conversions being determined following SEC review. Specifically, the draft Articles of Amendment presented to the Board and, after discussion regarding the same, approved by the Board at this meeting outlined the relative rights and preferences of the Series A Preferred Stock and the Series B Preferred Stock in all material respects as the proposed Articles of Amendment attached as Appendix A to this Proxy Statement. At the meeting, the Board discussed and considered the characteristics of the Series A Preferred Stock and Series B Preferred Stock and the relative fairness of those characteristics as to both the stockholders who would receive new shares of Preferred Stock in connection with the Conversions, as well as those stockholders who would not. The Board next revisited the steps of the Recapitalization, as set forth in the Articles of Amendment, prior to the Board’s approval of the same. The draft Articles of Amendment approved at this Board meeting also included the stock thresholds for the reverse stock split (1-for-121) and conversions to Series B Preferred Stock (stockholders owning less than 254 shares) and Series A Preferred Stock (stockholders owning 254 or more, but less than 667 shares), which were originally presented at the June 7 meeting.

At this same meeting, the Board also considered what cash price would be paid to stockholders in consideration for their fractional shares following the Reverse Stock Split. Howe Barnes made a presentation, at the Board’s request, outlining information for the Board to consider in determining an equitable cash out price for fractional shares. Howe Barnes provided some general background information regarding the stock price performance of financial institutions generally over the three year period ending August 20, 2007. Howe Barnes highlighted that the following four indices showed a three year gain of 0% to 13.6%: (i) banks with less than $500 million in assets (8.9%), (ii) banks with more than $500 million but less than $1 billion in assets (13.6%), (iii) banks with assets between $1 billion and $5 billion (6.3%), (iv) banks with assets between $5 billion and $10 billion (0%), and (v) banks with greater than $10 billion (10%).

Next, in order to assist the Board in establishing a range of fair value for the Company’s common stock, Howe Barnes provided the Board with information regarding (i) peer group analyses of trading multiples and underlying values with respect to the Company’s common stock, (ii) discount valuations with respect to the Company’s common stock, (iii) summary information regarding premiums paid by other companies in connection with going private transactions, and (iv) trading history, including volume and prices, of the Company’s common stock. The information presented to the Board by Howe Barnes is described more fully below under “Opinion of Financial Advisor.” Finally, Howe Barnes also presented an analysis regarding the anticipated financial impact of the Recapitalization based on certain assumptions and information provided by the Company. This summary analysis outlined the financial impact as to several different cash out prices.

After Howe Barnes’ report, the Board carefully considered what cash out price would be fair to affiliated and unaffiliated stockholders receiving cash in connection with the Reverse Stock Split, as well as those stockholders who would continue to remain stockholders following the Reverse Stock Split. At the end of the meeting, the Board concluded, subject to the final approval of the Recapitalization transaction, that the cash out price to be paid to stockholders who receive fractional shares following the Reverse Stock Split shall be $20.00 per pre-split share. The Board asked if Howe Barnes could opine that $20.00 was a fair price to be paid in connection with the Reverse Stock Split, and Howe Barnes agreed that it would be able to offer an opinion that the $20.00 cash price was fair, from a financial point of view, as the cash price paid in connection with the Reverse Stock Split. The Board concluded that such cash price is a fair price to all unaffiliated stockholders, whether or not those stockholders were to receive cash in connection with the Reverse Stock Split.

Following the Board meeting, Mr. Osborn provided to Howe Barnes an updated copy of the Company’s stockholder list to make a more definitive determination as to the impact of the Recapitalization as currently approved by the Board. Upon further review of a September 30, 2007 stockholder list, on or about October 9, 2007 Chuck Stubbs from Howe Barnes discussed with Norm Osborn the possibility of making the stock threshold for the Reverse Stock Split 1-for-132, which would result in fewer common shareholders remaining after the Reverse Stock Split without a material increase in expense to the Company as compared to the originally anticipated 1-for-121 threshold. On or about October 11, 2007, Norm Osborn and Rex Williams had a conference call with Mr. Stubbs and Mr. Cross and Mr. Davis from Brooks Pierce regarding the impact of the new Reverse Stock Split threshold, and during the course of the conversation, management determined that the Conversions thresholds for both classes of Preferred Stock should be evenly divisible by 132.

On October 30, 2007, the Board of Directors held its regular meeting at which Brooks Batchelor, Robert Ladd and Robert Kernodle were also present. At the meeting, and after discussion with management regarding the same, the Board ratified the draft of the proposed Articles of Amendment in substantially the same form attached as Exhibit A, which included the revised stock ownership thresholds for the Reverse Stock Split, the Forward Stock Split and the Conversions as set forth in the Articles of Amendment. The Board of Directors also accepted Howe Barnes’ fairness opinion dated August 21, 2007 regarding the $20.00 Redemption Price.

The Bank received a letter, dated November 26, 2007, from the United States Attorney for the Eastern District of North Carolina stating that the Bank may have violated various federal laws relating to establishing and maintaining adequate anti-money laundering programs and the reporting of suspicious transactions in connection with providing services to certain former customers. The letter invited discussions between the U.S. Attorney’s office and legal counsel for the Bank. Those discussions occurred during the latter part of the week ended December 7, 2007. The Bank believes that it may be a possible target of criminal prosecution by the U.S. Attorney. The Bank absolutely denies that it has engaged in any criminal conduct and will vigorously defend itself. It has directed the Bank’s legal counsel to review those of its activities identified by the U.S. Attorney. Additionally, the Bank is continuing its prior cooperation with the U.S. Attorney’s office in its proceedings against the Bank’s former customers.

On December 18, 2007, the Board of Directors held a meeting at which it discussed the U.S. Attorney’s investigation and the effect, if any, the investigation and potential outcomes of the investigation might have on the fairness of the Redemption Price. The Board concluded, based on the information available to the Board at that time, that its opinion of the $20.00 Redemption Price as a fair price for all unaffiliated shareholders was not changed as a result of the U.S. Attorney’s investigation. At the end of the meeting, the Board reaffirmed, subject to the final approval of the Recapitalization transaction, that the cash out price to be paid to stockholders who receive fractional shares following the Reverse Stock Split shall be $20.00 per pre-split share.

The matters considered at the June 7, 2007, August 21, 2007 and October 30, 2007 Board meetings, as well as Howe Barnes’ written opinion, are more fully discussed in this proxy statement at “Recommendation of Board of Directors; Fairness of Recapitalization” and “Opinion of Financial Advisor.”

Purposes of the Recapitalization

The Board of Directors is recommending the Amendment and Recapitalization to the stockholders for the purpose of reducing the number of record holders of CB Financial’s common stock and terminating the Company’s status as a reporting company with the Securities and Exchange Commission. We anticipate that upon the completion of the Recapitalization, the number of Company record stockholders will be less than 300. Having less than 300 stockholders will qualify CB Financial to apply to terminate the registration of its common stock under the Exchange Act.

The primary reason the Board recommends that CB Financial deregister as an Exchange Act reporting company is that it will significantly reduce our on-going and anticipated costs related to SEC reporting requirements and compliance with the Sarbanes-Oxley Act. We realize that not all annual reporting costs will be eliminated. We anticipate that we will continue to provide stockholders with audited financial statements on an annual basis, and we will continue to comply with all state and federal reporting requirements applicable to the Bank and the Company as a state chartered commercial bank and bank holding company, respectively. Further, we anticipate that the Board will continue to solicit proxies in connection with its annual stockholders meetings which will contain some of the information otherwise provided in our proxy statements during the last several years. However, we also estimate that we could save, on an annual basis, approximately $188,000 in connection with (i) professional fees, printing and mailing costs, Edgar expenses and other costs if we no longer have to comply with Exchange Act reporting requirements (i.e. excluding those on-going costs associated with providing shareholders audited financial statements and any other information which we will continue to provide stockholders after deregistering as an Exchange Act reporting company) and (ii) direct and indirect expenses associated with compliance with Section 404 of the Sarbanes-Oxley Act. An additional $70,000 in estimated one time costs would be saved relating to the initial compliance with Section 404 of the Sarbanes-Oxley Act. The following is a breakdown of our estimated cost savings:

Item	Amount

Current expenses associated with quarterly reports required by the Exchange Act which will no longer be incurred	$21,000

Estimated Edgar and filing costs saved	$4,000

Estimated printing costs saved	$5,000

Estimated current legal fees associated with Exchange Act reporting saved	$16,000

Estimated current employee hours associated with Exchange Act reporting saved	$15,000

Additional estimated legal fees saved related to Sarbanes-Oxley Act and future reporting	$7,000

Cost of hiring additional audit employee with Benefits	$60,000

Additional employee hours associated with the Sarbanes-Oxley Act and future reporting	$50,000

Additional audit costs related to the Sarbanes-Oxley Act	$10,000

Annual Cost Savings		$188,000

Additional outside assistance for documenting key process flows and controls as required by the Sarbanes-Oxley Act (one time cost)	$35,000

Additional assistance regarding testing of internal controls as required by the Sarbanes-Oxley Act (one time cost)	$35,000

One Time Cost Savings		$70,000

Total		$258,000

In addition to reducing expenses, terminating our registration as a SEC reporting company under the Exchange Act would relieve our officers, directors and other personnel of many of the administrative burdens associated with SEC compliance. As a SEC reporting company, the Company is required to commit personnel and other internal resources to insure its compliance with the rules and regulations under the Exchange Act. The Board now estimates that the Sarbanes-Oxley Act has subjected, and will subject, the Company and its directors and officers to additional burdens that are relatively substantial in scope. The additional corporate governance, accounting, auditing and internal control provisions employed by Sarbanes-Oxley place, in our Board’s opinion, a disproportionate burden on public companies that are relatively smaller than others subject to the same rule. By removing CB Financial from these requirements, our Board and management will be able to better focus on the Company’s business activities, including any long term business strategies, as well as the needs of our customers and remaining stockholders.

The Board believes that the direct and indirect cost savings which will result from having the Company go private now outweigh the advantages which would remain available to our stockholders if we elected to remain a SEC reporting company. Typically, the de-registration of an entity’s common stock from Exchange Act reporting requirements reduces the trading liquidity of the securities due to the lack of publicly available information and the limited available trading markets since the securities can no longer be traded on an exchange. However, CB Financial’s common stock has never been quoted on any exchange and has had an extremely limited trading history and, as a result, has had little liquidity since the date of the Bank’s incorporation in 2000. As a result, the Board estimates that there will be no material adverse effect on the liquidity of securities held by CB Financial’s stockholders, regardless as to whether the stockholders own common stock, Series A Preferred Stock, or Series B Preferred Stock following the Recapitalization. After the Recapitalization, we will also no longer be subject to many of the reporting and disclosure rules implemented by the SEC, but we will continue to be subject to federal and state regulations as a holding company of a state-chartered commercial bank. We also anticipate that we will provide our stockholders with audited financial statements on an annual basis. We may have more limited access to capital markets as a non-reporting company than we would as an Exchange Act reporting company. However, because we have no anticipated need for additional capital at this time, this concern does not outweigh the anticipated costs savings associated with terminating the Company’s SEC reporting status.

The effects of the Recapitalization, including effects specific as to affiliated stockholders and non-affiliated stockholders, are later discussed in this Proxy Statement under “- General Effects of the Recapitalization” , “-Additional Effects of Recapitalization of Affiliated Stockholders,” and “-Additional Effects of Recapitalization on Non-Affiliated Stockholders,” and we urge you to read those sections to further understand the benefits and detriments of the Recapitalization, as well as the impact of deregistering as an Exchange Act reporting company.

The Board of Directors determined that the best method for reducing the number of record holders of common stock was to engage in the multi-stage Recapitalization outlined in the Proposals. The first step in the Recapitalization will be for the Company to engage in a 132-for-one Reverse Stock Split in which fractional shares are cashed out at the Redemption Price. As a result, those stockholders owning less than 132 shares of Company Common Stock immediately prior to the Reserve Stock Split will be completely cashed out and will no longer continue as Company stockholders. The second step will be the 132-for-one Forward Stock Split, which will be effective following the Reserve Stock Split (as more specifically set forth in the Amendment) in order to increase the number of common shares held by the stockholders remaining after the Reverse Stock Split. Following the Forward Stock Split, the Company will engage in the Series B Conversion and the Series A Conversion, which will be effective at the same time and which will result in the further reduction of the number of record holders of CB Financial common stock. At the effective time of the Series B Conversion (as set forth in the Amendment), all shares of common stock held by record stockholders owing less than 264 shares of common stock following the Forward Stock Split will be converted to Series B Preferred Stock on a one share for one share basis, and as a result, those stockholders will no longer continue as holders of the Company’s common stock. Similarly, at the effective time of the Series A Conversion, all shares of common stock held by record stockholders owning 264, but less than 792, shares of the common stock following the Forward Stock Split will receive shares of the Series A Preferred Stock on a one share for one share basis resulting in those stockholders no longer continuing as holders of the Company’s common stock.

The Board of Directors prefers the proposed Recapitalization over other available alternatives to reduce the number of common stockholders. Primarily, the Recapitalization offers certainty that CB Financial will reduce the number of record holders of common stock to allow the Company to deregister as an Exchange Act reporting entity. By reviewing its list of record stockholders, the Board is able to predict with some certainty (i) the number of record common stockholders who will be completely cashed out as a result of the Reverse Stock Split, (ii) the number of record common stockholders who will receive Series B Preferred Stock as a result of the Series B Conversion, (iii) the number of record stockholders who will receive Series A Preferred Stock as result of the Series A Conversion, and (iv) the number of record holders of the Company’s common stock who will remain common stockholders following the Recapitalization. The Board estimates that the total number of record common stockholders following the Recapitalization will be less than 300, and as a result, we will be able to apply to deregister our common stock from further SEC reporting requirements. Also, the Board estimates that the total number of holders of each of the newly issued Series B Preferred Stock and Series A Preferred Stock will be less than 500, respectfully, and as a result, the Company will not be required to register Preferred Stock under the Exchange Act.

The structure of the Recapitalization also appealed to the Board of Directors because it offered the best balance of the alternatives considered (discussed below) in achieving its primary goal of reducing the number of record holders of common stock to below 300 and allowing the Company to de-register as an Exchange Act reporting company. The Conversions allow a large number of our stockholders to continue as equity owners of CB Financial. In addition, the Conversions allow the Company to reduce the number of record holders of common stock while limiting the amount of capital which has to be expended in the Recapitalization. The Reverse Stock Split allows us to cash out the smallest holders of our common stock at a fair Redemption Price to all stockholders, including those stockholders receiving cash, as well as those stockholders who continue as equity owners in the Company. By first engaging in the Reverse Stock Split, we were able to ensure that the number of record holders of Series A Preferred Stock and Series B Preferred Stock following the Recapitalization would not exceed 500, which would require us to register one or both of those classes of stock under the Exchange Act and, once again, become an Exchange Act reporting company.

General Effects of the Recapitalization

Stock Ownership is a result of Recapitalization. If approved at the Special Meeting, the Recapitalization will affect our stockholders owning shares of CB Financial common stock of record at different thresholds as follows:

•	Net Effect of the Transaction for Stockholders owning fewer than 132 shares of CB Financial common stock other than in “street name” immediately before the Recapitalization:

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As a result of the Reverse Stock Split, you will receive the Redemption Price equal to $20.00 cash, without interest, for each pre-split share owned immediately prior to the Reverse Stock Split. For example, if you own 100 shares of our common stock immediately before the Reverse Stock Split, you will receive $2,000.00 ($20.00 multiplied by 100 pre-split shares).

Û	You will not have to pay any brokerage commissions or other service charges in connection with the Reverse Stock Split.

Û	All cash amounts owed to you will be subject to applicable federal and state income taxes.

Û	You will have no further interest in CB Financial. Your only right will be to receive cash for the shares owned prior to the Reverse Stock Split.

Û	We will send you a letter transmittal as soon as practicable after the Recapitalization with the instructions on how to surrender your existing certificate(s) in exchange for your cash payment.

•	Net Effect of the Transaction for Stockholders holding 132 or more, but fewer than 264 shares of CB Financial common stock other than in “street name” immediately before the Recapitalization:

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If you own shares of common stock immediately prior to the Reverse Stock split in an amount not evenly divisible by 132, you will receive the Redemption Price equal to $20.00 cash, without interest, for each pre-split share comprising the fractional share resulting from the Reverse Stock Split. For example, if you own 150 shares of our common stock immediately before the Reverse Stock Split, you will receive $360.00 (18 shares creating the fractional share multiplied by the $20.00 Redemption Price).

Û	You will not have to pay any brokerage commissions or other service charges in connection with shares cashed out resulting from the Reverse Stock Split.

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Following the Forward Stock Split, you will momentarily have 132 common shares (resulting from multiplying the one share held after the Reverse Stock Split by the 132 share Forward Stock Split). All cash amounts owed to you as a result of the Reverse Stock Split will be subject to applicable federal and state income taxes.

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As a result of the Series B Conversion, in exchange for your shares of Company common stock following the Forward Stock Split, you will receive 132 shares of the Series B Preferred Stock on a one for one basis.

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As a result of holding Series B Preferred Stock, you will (i) no longer have any voting rights except as required by law or upon a merger, acquisition or sale of the Company’s stock or assets which requires stockholder approval, (ii) have a liquidation preference equal to $10.00 per share superior to holders of common stock and Series A Preferred Stock, (iii) be entitled to the Series B Preferred Dividend subject to applicable law and entitled to a dividend preference such that no dividend can be awarded to the Company’s common stockholders (other than a dividend not in excess of a paid Series B Preferred Dividend) without the same dividend being paid to holders of the Series B Preferred Stock, (iv) have your shares converted to common stock upon certain change of control events, (v) have your shares converted to common stock at the discretion of the Company, and (vi) have pre-emptive rights as to future issuances of the Series B Preferred Stock.

Û	As a result of no longer holding common stock, you will lose the benefits associated with holding registered stock.

Û
We will send you a letter of transmittal as soon as practicable after the Recapitalization with instructions as to how to surrender your existing certificate(s) in exchange for your newly issued shares of Series B Preferred Stock and, if applicable, any cash payments which you are entitled as a result of the Reverse Stock Split.

•	Net effect of the Transaction for stockholders holding 264 or more, but fewer than 792, shares of CB Financial common stock other than in “ street name” immediately before the Recapitalization:

Û
If (and only if) you own stock immediately prior to the Recapitalization which is not evenly divisible by 132 shares, you will receive the Redemption Price equal to $20.00 cash, without interest, for each pre-split share comprising the fractional share resulting from the Reverse Stock Split. For example, if you own 700 shares immediately prior to the Reverse Stock Split, you will receive $800 (40 pre-split shares comprising the fractional shares multiplied by $20.00 Redemption Price.

Û	With respect to the cash payment received for fractional shares, you will not have to pay any brokerage commissions or other service charges.

Û	All amounts owed to you as a result of the cash payment from the Reverse Stock Split will be subject to applicable federal and state income taxes.

Û	Following the Forward Stock Split, you will momentarily own a number of common shares equal to the number of common shares held immediately following the Reverse Stock Split multiplied by 132.

Û
As a result of the Series A Conversion following the Forward Stock Split, in exchange for your shares of Company common stock, you will receive shares of Series A Preferred Stock on a one to one basis.

Û
As a result of holding Series A Preferred Stock, you will (i) no longer have any voting rights except as required by law or upon a merger, acquisition or sale of the Company’s stock or assets which requires stockholder approval, (ii) have a liquidation preference equal to $10.00 per share prior to any liquidation payment paid to common stockholders, but subordinate to the liquidation preference awarded to holders of Series B Preferred Stock, (iii) with the exception of the payment of the Series B Preferred Dividend, have a dividend preference such that no dividend can be awarded to the holders of the Company’s common stock or Series B Preferred Stock without an equal dividend being paid to the Series A Preferred Stock, (iv) have your shares be converted to common stock upon certain change of control events, and (v) be afforded pre-emptive rights to purchase additional shares of Series A Preferred Stock at such time as shares of new Series A Preferred Stock is issued.

Û	As a result of no longer holding common stock, you lose the benefits associated with holding registered stock.

Û
We will send you a letter of transmittal as soon as practicable after the Recapitalization with instructions on how to surrender your existing certificate(s) in exchange for your newly issued shares of Series A Preferred Stock and, if applicable, your cash payment of the Redemption Price for shares cashed out in the Reverse Stock Split.

•	Net effect of the Transaction for stockholders holding 792 or more shares of CB Financial common stock of record other than in “street name” immediately before the Recapitalization:

Û
Following the Recapitalization, you will continue to own common stock of the Company. You will own the amount of shares of common stock which are currently divisible by 132. For example, if you own 2,000 shares immediately prior to the Recapitalization, you will own 1,980 shares of common stock following the Recapitalization. In that example, you will own 15 shares immediately following the Reverse Stock Split (one for each 132 shares owned), which will then be forward split into 1,980 shares (132 for each share owned) following the Forward Stock Split. All shares of CB Financial common stock owned following the Recapitalization will be evenly divisible into 132 share lots.

Û
If (and only if) you own shares of the Company’s common stock not evenly divisible by 132, you will receive the Redemption Price equal to $20.00 cash, without interest, for each pre-split share comprising the fractional share resulting from the Reverse Stock Split. For example, if you own 2,000 shares immediately prior to the Reverse Stock Split, you will receive $400 (20 pre-split shares comprising fractional shares multiplied by the $20.00 Redemption Price).

Û	You will not have to pay any brokerage commissions or other service charges in connection with shares cashed out as a result of the Reverse Stock Split.

Û	All amounts owed to you as a result of shares cashed out in connection with the Reverse Stock Split will be subject to applicable Federal and State income taxes.

Û	You will not receive any additional consideration as a result of the Recapitalization and the de-registration of the Company as an SEC reporting entity.

•	Net Effect of the Transaction for Stockholders owning shares of CB Financial common stock in street name immediately before the Recapitalization.

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As a result of the Company’s election to treat all shares in “street name” as being held by one record holder, we do not anticipate that stockholders holding stock in street name, through a nominee (such as a bank or broker) after the Recapitalization will experience any change in their stock ownership. For example, if you own 150 shares of common stock immediately prior to the Recapitalization in street name, we anticipate that you will continue to hold 150 shares of common stock following the Recapitalization (i.e., you will not have any shares cashed out as a result of the Reverse Stock Split or have any shares converted to Series A Preferred Stock or Series B Preferred Stock as a result of the Conversions). Stockholders holding stock in street name should contact the nominee to find out exactly how they will be treated as a result of the Recapitalization.

Reduction in Number of Company Common Stockholders. As of September 30, 2007, there were approximately 1,359 record holders of our common stock (treating all shares being held in street name as being held by one record holder). At that time, approximately 274 of the record holders (excluding beneficial owners holding stock in street name) held fewer than 132 shares of the Company’s common stock. At that time, approximately 437 of record holders (excluding beneficial owners holding stock in street name) held 132 or more, but less than 264, shares of the Company’s common stock. Also, at that time, approximately 420 of the record holders (excluding beneficial owners holding stock in street name) held 264 or more, but fewer than 792, shares of the Company’s common stock. If immediately prior to the conclusion of the Conversions the number of record stockholders and their stock ownership have not changed, there will be approximately 228 record holders of the Company’s common stock, 420 record holders of the Company’s Series A Preferred Stock and 437 record holders of the Company’s Series B Preferred Stock, and approximately 274 stockholders of the Company’s Common Stock immediately prior to the Reverse Stock Split will have been completely cashed out.

Termination of SEC Public Disclosure Filings. The Board anticipates that the Conversion will cause the Company to have less than 300 record holders of the Company’s common stock and less than 500 record holders of each of the Company’s Series A Preferred Stock and Series B Preferred Stock. As a result, we will be eligible to file a Form 15 and deregister our common stock with the SEC, and we currently intend to do so. Also, we will not be required to register either class of our newly issued Preferred Stock under the Exchange Act. Once we terminate the registration of our common stock under the Exchange Act, we will no longer file current and periodic reports with the SEC, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. We will also no longer be subject to the proxy requirements of the Exchange Act. In addition, following deregistration, our directors, executive officers and persons owning more than 10% of our outstanding shares will no longer be subject to the reporting and short-swing trading requirements of Section 16 of the Exchange Act. As a result, the amount of information provided to stockholders after deregistration may be less than the amount currently supplied. It will be more difficult for stockholders to obtain information about us. We will, however, still be subject to the record keeping and reporting policies and procedures of the Federal Reserve Board, the FDIC and the North Carolina Commissioner of Banks. We also currently intend to provide our remaining stockholders with copies of annual audited financial statements after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and may not be accompanied by the management’s discussion and analyses in the same format. Although we intend to continue to provide annual audited financial statements as well as proxy statements on an annual basis, there is no SEC requirement that we continue to do so, and there is no requirement that if we elect to do so the amount of information disclosed will be the same as delivered while an Exchange Act reporting company. We will also continue to be subject to the antifraud rules and regulations of the SEC. This means that, among other things, officers and directors cannot trade in the common stock on the basis of material, nonpublic information.

Reduction of Certain Direct and Indirect Costs. We estimate that we could save approximately $46,000 in current out-of-pocket annual audit fees, legal fees, printing costs, mailing costs and Edgar expenses if we no longer have to comply with the reporting requirements under the Exchange Act. This amount does not include these costs which will continue to be incurred by the Company in providing annual audited financial statements and certain proxy materials to our stockholders. Further, we estimate that we will avoid additional annual direct and indirect expenses of approximately $142,000 associated with compliance with Section 404 of the Sarbanes-Oxley Act, as well as a $70,000 one-time expense resulting from such compliance. We also believe that we will save substantial indirect costs resulting from management’s time and attention associated with SEC reporting activities. As a result of no longer having to focus on certain SEC reporting, auditing and internal controls standards, management will be able to focus on other business activities and long range plans of the Company. A more detailed discussion of our estimated cost savings is set forth in our earlier discussion under “Special Factors; Purposes of the Recapitalization.”

Liquidity of Stock. Although our common stock currently has very little liquidity, terminating our status as a SEC reporting company could have a negative impact on stock liquidity in the future. The number of common shares outstanding, as well as the number of common stockholders, will decrease, which may decrease the number of persons willing to actively buy and sell shares of common stock in a number of shares available for sale. Likewise, although we anticipate that there will be more persons owning both Series A Preferred Stock and Series B Preferred Stock than common stock, there will be fewer shares of Series A Preferred Stock and Series B Preferred Stock issued, outstanding and available for trading. After the Company suspends its obligations to file periodic reports with the SEC, the reduction in public information concerning the Company and the termination of the Company’s status as a reporting company may adversely affect the liquidity and market value of the common and Preferred Stock. This may happen because, among other reasons, potential buyers and sellers may find it more difficult to determine the market value of stock without the benefit of SEC reports. Potential new investors may be particularly reluctant due to the lack of information. As a result, the limited trading market for our common stock may make it more difficult for holders to dispose of their shares. In addition, in the event CB Financial does not make public certain information required by Rule 144 under the Securities Act of 1933 (which it currently intends to do), officers, directors and certain other affiliates will be unable to rely on Rule 144 when selling their shares of CB Financial common stock.

Decrease in Net Book Value. At the completion of the Recapitalization, the book value per share as of June 30, 2007, will be reduced from $11.95 per share on a historical basis (as adjusted to account for the decrease in shares of outstanding common stock resulting from the Recapitalization) to approximately $10.49 per share on a pro forma basis.

Effect On Earnings. Upon the completion of the Recapitalization, net income (including non-recurring income and expenses) for the six months ended June 30, 2007, would decrease from $592,000, or $.53 per diluted share, on a historical basis to approximately $504,000, or $.48 per share, on a pro forma basis.

Available Cash. We anticipate to pay all costs associated with the Recapitalization from available cash. As a result, our cash and cash equivalents would be reduced by approximately $1,465,000 (which include all anticipated transactions costs of the Recapitalization). On June 30, 2007, our cash and cash equivalents totaled $12.1 million.

Additional Effects of Recapitalization on Affiliated Stockholders

Affiliated Stockholders Defined. Affiliated stockholders of CB Financial will participate in the Recapitalization in the same manner and to the same extent as all of the other stockholders of the Company. As used in this Proxy Statement, the term “affiliated stockholder” means any stockholder who is a director, executive officer or 10% stockholder of CB Financial, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder.

Beneficial Ownership. As of September 30, 2007, affiliated stockholders beneficially owned 200,625 shares of the Company’s common stock, representing 18.8% of the 1,070,169 outstanding shares. We do not estimate that any affiliated stockholder will receive Series A Preferred Stock or Series B Preferred Stock in connection with the Conversions because, to the extent shares are titled in the name of such persons, all affiliated stockholders will own 792 or more shares of the Company’s common stock as of the Record Date. To the extent non-affiliated stockholders do not own the record shares in amounts evenly divisible by 132, they will receive the Redemption Price for shares comprising the fractional share resulting from the Reverse Stock Split; however, we currently anticipate that affiliated stockholders will own stock in street name and, as a result, own the same number of common shares before and after the Recapitalization. We estimate that after the Recapitalization, the number of outstanding shares of Company common stock will be reduced to 750,551, and affiliated stockholders will continue to own approximately 200,625 shares, which will result in affiliated stockholders owning 26.7% of the Common Stock, an increase of 8.0% of the voting power. For more information regarding the beneficial ownership of directors, executive officers and 5% stockholders of the Company before and after the Recapitalization, see “Information About the Company – Security Ownership of Officers, Directors and 5% Stockholders” below.

Cash Received. Because we anticipate that all affiliated stockholders will own their shares of common stock in street name prior to the Recapitalization, we do not believe that affiliated stockholders will receive cash as a result of the Recapitalization.

Reduced Reporting Requirements. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act with respect to changes in their beneficial ownership of their common stock. While affiliated stockholders will benefit from not being subject to Section 16 reporting requirements, they may be unable to rely on Rule 144 of the Securities Act of 1933 as a result of CB Financial no longer filing Exchange Act reports unless the Company chooses to make public certain information required by Rule 144. The Company currently intends to make public this information so that affiliated stockholders may rely on Rule 144; however, there is no requirement that it do so, and it may stop doing so at anytime.

Additional Effects of Recapitalization on Non-Affiliated Stockholders

Beneficial Ownership. Because we do not anticipate that any affiliated stockholders will receive shares of Series A Preferred Stock or Series B Preferred Stock as a result of the Conversions, and because no affiliated stockholders will be completely cashed out in connection with the Reverse Stock Split, the relative common stock ownership of non-affiliated stockholders as a group will decrease following the Recapitalization. As of September 30, 2007, non-affiliated stockholders beneficially owned 81.3% of the outstanding common stock, and following the Recapitalization, they will own approximately 73.3% of the common stock (based on the figures reported above under “Additional Effects of Recapitalization on Affiliated Stockholders-Beneficial Ownership”). This results in a 8.0% decrease in voting power for the non-affiliated stockholders; however, because there will be fewer stockholders resulting from the Reverse Stock Split, an individual stockholder’s relative stock ownership may increase depending on the number of shares owned prior to the Recapitalization.

Decreased Access to Information.    Upon the completion of the Recapitalization and the requisite reduction in the number of record common stockholders below 300, we intend to terminate the registration of our common stock under the Exchange Act. As a result, non-affiliated stockholders will no longer be afforded any rights and protections which federal securities laws afford stockholders of Exchange Act reporting companies. Specifically, we will no longer be subject to the periodic reporting requirements and proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16. We will also no longer be subject to additional reporting requirements mandated by the Sarbanes-Oxley Act. Non-affiliated stockholders are more likely to be directly impacted by the reduced access to public information. In addition, officers and directors will no longer be restricted by the SEC’s short-swing profit recapture rules, which are intended to protect non-affiliated investors.

Business of the Company after the Recapitalization

Following the Recapitalization, we intend for the Company and the Bank to continue to conduct existing operations in the same manner as now conducted. Our executive officers and directors immediately prior to the Recapitalization will remain the Company’s executive officers and directors after the Recapitalization. The Company’s bylaws will remain in effect and unchanged by the transaction. The Bank’s deposits will continue to be insured by the FDIC, and we will continue to be regulated by the same bank regulatory agencies as prior to the Recapitalization.

Traditionally, the Company has not awarded a cash dividend to its stockholders, but it has traditionally awarded a stock dividend to stockholders on an annual basis. If the Recapitalization is approved, the Company will, at the very least, pay the Series B Preferred Dividend to the holders of Series B Preferred Stock. The Board of Directors has made no decision as to whether it will pay any cash dividend to any other class of stock. In addition, although we cannot guarantee whether or not any cash dividend (other than the Series B Preferred Dividend) or stock dividend will be awarded in the future, the Board of Directors may award stock dividends on one or more classes of outstanding stock following the time when the Recapitalization is effective.

Other than as described in this Proxy Statement, we do not have any current plans to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of the Company’s assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

The shares of CB Financial common stock which are cashed out in connection with the Reverse Stock Split and converted to Series A Preferred Stock and Series B Preferred Stock in connection with the Conversions will increase the number of CB Financial’s authorized but unissued shares of common stock and will be available for issuance in the future.

Alternatives Considered

Staying Public. Prior to recommending the Recapitalization to its stockholders, the Board of Directors first considered other alternatives, including remaining an Exchange Act reporting company. For the reasons discussed above, the Board felt that the costs of remaining an Exchange Act reporting company no longer justified its benefits to CB Financial and its stockholders. The Board could not determine an alternative for significantly reducing its on-going and anticipated costs resulting from qualifying as an Exchange Act reporting company other than terminating its Exchange Act registration.

Once the Board determined that the Company should reduce the number of record common stockholders below 300 so that it could qualify to deregister the Company’s common stock with the SEC, it considered several alternatives to achieve that objective including (i) a tender offer made available to all holders of common stock, (ii) an odd lot tender offer made available only to stockholders owning 99 shares or less of the Company common stock, (iii) a reverse stock split with no conversion taking place thereafter, (iv) one or more conversions to other classes or stock with no corresponding reverse stock split; (v) a cash out merger, and (vi) a stock repurchase plan. The Board rejected these alternatives in favor of the Recapitalization, which we believe offers the best balance in a transaction aimed at being effective, stockholder friendly and fair.

Tender Offer. We investigated the possibility of making a tender offer to purchase a set number of shares of common stock from each stockholder (e.g. 1,000 shares per stockholder). However, it is our understanding that this proposed format of a tender offer is not permitted under the rules and regulations of the Exchange Act. The Board also considered making a tender offer for a fixed number of total shares to all Company stockholders. For example, we could offer to purchase 10,000 of the issued and outstanding shares of the Company’s common stock. However, this type of tender offer could result in an over subscription by participating stockholders. If such an offer was over subscribed as a result of larger stockholders tendering their shares, we would be required to purchase shares from all tendering stockholders on a pro rata basis. As a result, the number of common stockholders would not be reduced, and we would fail to accomplish our objective of reducing the number of stockholders. In addition, even if the Company were to engage in a tender offer which successfully resulted in reducing the number of its common stockholders below 300, the cost of such tender offer in cashing out the requisite number of shares would be significantly more expensive than the anticipated costs of the Recapitalization and may have an adverse effect on the capital of the Company.

Odd Lot Tender Offer. Another alternative considered was the odd lot tender offer. The Exchange Act permits issuers to make a tender offer only to those stockholders owning less than 100 shares of stock. The ability to exclude those stockholders who own 100 or more shares in an odd lot tender offer is an exception to the general rule for tender offers discussed above. However, we rejected this alternative because it could not accomplish our goal of reducing the number of record common stockholders below 300. As of September 30, 2007, only 89% of the Company’s approximately 1,359 record stockholders owned less than 100 shares. Thus, even if 100% of eligible stockholders elected to sell their shares in an odd lot tender offer, the Company would still have more than 300 common stockholders of record.

Reverse Stock Split with No Conversion. The Board also considered engaging solely in a reverse stock split with no corresponding conversion of securities from common stock to preferred stock or another separate class of securities. In order to accomplish the primary goal of reducing the number of record holders of common stock below 300, the Company would need to have engaged in a one-for-792 reverse stock split, which would have resulted in the Company cashing out approximately 400,138 shares of the Company’s common stock at an estimated cost of approximately $8.2 million (assuming the $20.00 Redemption Price and other transaction costs). Due to the high cost of this alternative, as well as the fact that so many existing stockholders would be involuntarily cashed out and no longer hold any class of the Company’s stock following the reverse stock split, the Board believed that the Recapitalization set forth in the proposed Amendment to be a better alternative.

Conversion without Corresponding Reverse Stock Split. Another alternative considered was to have the Company engage in a conversion of stock, substantially similar to the Conversions as set forth in the Amendment, with no corresponding reverse stock split and forward stock split, as incorporated into the Recapitalization. If this alternative were adopted, there would be no Reverse Stock Split or Forward Stock Split, and no stockholders would be involuntarily cashed out. However, at this time, the Board did not want to create more than two new classes of preferred stock as a result of the Recapitalization with characteristics distinct from one another and distinct from the characteristics of the common stock. If the Company were to create only two new classes of securities in connection with the going private transaction, and no stockholders were cashed out as a result of the Recapitalization, the number of holders of one or both classes of new securities following the Conversions would exceed 500 record holders due to the large number of CB Financial record common stockholders. If the Company has more than 500 record holders of any class of stock, the Company is required to register that class of stock under the Exchange Act, and the Company would be subject to the Exchange Act reporting requirements and Sarbanes-Oxley. As a result, in order to successfully accomplish the primary goal of having CB Financial no longer be subject to the Exchange Act reporting requirements, the Company is required to eliminate some of its common stockholders prior to or following the Conversions

Cash Out Merger. Another alternative considered which is substantially similar to the Recapitalization set forth in the Amendment was to coordinate a merger of the Company with a new shell corporation and, under the terms of the merger, reissuing common stock, one or more classes of preferred stock and/or cash to the stockholders of the newly merged entity. Under this alternative, the issuance of Preferred Stock would be structured in a manner substantially similar to the Conversions. Also common to this alternative, the terms of the merger would be such that those record common stockholders owning less than 132 shares of common stock prior to the merger would be completely cashed out, and those stockholders owning 132 or more shares of the Company’s common stock prior to the merger would continue to own the Company’s common stock, or be issued a new class of Preferred Stock, following the merger without having any of such stockholder’s stock holdings liquidated. Thus, unlike the Reverse Stock, in which all holders of common stock holding a fractional share following the Reverse Stock will be cashed out at the Redemption Price, only those holders of common stockholders owning less than 132 shares of common stock prior to the merger would receive any cash consideration in exchange for their shares, which would reduce the amount of overall capital having to be expended in the transaction. While this structure may be preferable in many circumstances, a merger structure which cashes out only those shares owned by smaller stockholders is not permitted under existing state laws. Also, the Recapitalization set forth in the Amendment allows the Company to avoid regulatory approvals associated with the merger of a bank holding company.

Stock Repurchase Plan. The Board also considered going into the open market and repurchasing stock from stockholders willing to sell their shares. This repurchase plan would be crafted so that it complied with the safe harbor set forth in Rule 10b-18 of the Exchange Act. In order to avoid manipulation of stock prices, Rule 10b-18 restricts when an issuer can repurchase its shares, the manner in which the repurchase is effected, the volume of shares purchased and the price paid. As a result of these restrictions, there is no guaranty that a stock repurchase plan would result in any reduction of the number of record stockholders within the time period required to accomplish our objectives, and the costs associated with such a repurchase plan would exceed the amount of capital available for the transaction.

Sale of the Company. The Board of Directors acknowledged that selling the Company was an available alternative to terminating its registration as an Exchange Act reporting entity. If the Company were sold to a larger publicly traded institution, the costs of complying with SEC reporting rules and the Sarbanes-Oxley Act’s auditing and internal controls requirements would no longer be as disproportionate to the size of the new entity. However, we believe that the sale of CB Financial would not be in the best interests of is stockholders, customers, employees and community. CB Financial is diligently pursuing its community bank business model, and we believe we have and will continue to achieve success by pursuing this model. Our locally based management serves our customer base successfully, and we have managed to steadily increase our assets through controlled growth. At this time, we do not feel it is in the best interests of our stockholders to abandon this model. As a result, we have not solicited, nor have we received any unsolicited, third party bids or firm offers, and we have not engaged in any specific discussions with potential purchasers.

Recommendation of the Board of Directors; Fairness of the Recapitalization

Recommendation. The Board of Directors unanimously approved the Amendment and the Proposals, and the Board has determined that the Recapitalization (including the Redemption Price) is fair to, and in the best interests of, the Company and its unaffiliated stockholders, including stockholders who will receive cash as well as those who will retain shares of stock after the Recapitalization. The Board of Directors unanimously recommends that the stockholders vote for approval of the Proposals and the Amendment. Each member of the Board of Directors and executive officer of CB Financial, has advised the Company that he or she intends to vote his or her shares in favor of the Proposals and the Amendment.

The Board has the authority to reject (and not implement) the Reverse Stock Split, Forward Stock Split, and the Conversions (even after approval thereof by stockholders) if it determines subsequently that the Recapitalization is not then in the best interests of CB Financial and its stockholders. At this point, the Board does not anticipate any circumstances in which it would elect to reject (and not implement) the Recapitalization, because it currently believes that the Recapitalization is in the best interests of the CB Financial stockholders. The Board will not reject any one Proposal without rejecting all Proposals.

The Board considered numerous factors in reaching its conclusion as to the substantive and procedural fairness of the Recapitalization to unaffiliated stockholders. The Board believes that the terms of the (i) Reverse Stock Split, including the $20.00 per share Redemption Price, (ii) the Forward Stock Split, (iii) the Series B Conversion, including the characteristics of the Series B Preferred Stock, and (iv) the Series A Conversion, including the characteristics of the Series A Preferred Stock are fair to our unaffiliated stockholders. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations, individual directors may have given differing weights to different factors. However, none of the factors that our Board of Directors considered led the Board to believe that the Recapitalization is unfair to unaffiliated stockholders.

Fairness to Stockholders Receiving the Redemption Price. The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Reverse Stock Split and the $20.00 per share Redemption Price to our unaffiliated stockholders. The Board also adopted the analysis of Howe Barnes in reaching its fairness determination as to the Redemption Price and adopts the discussion set forth under “Opinion of Financial Advisor” later in this Proxy Statement. In addition, in their considerations, individual Directors may have given differing weights to different factors. However, none of the factors that our Board of Directors considered led the Board to believe that the Redemption Price is unfair to unaffiliated stockholders.

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Current and Historical Market Prices. Our common stock is traded very infrequently with only 22 trades occurring during the twelve month period ending August 20, 2007 to the best of our knowledge. On those days in which trading occurred, the average volume of trading on those days was approximately 678 shares. During the past twelve months, the prices paid for the common stock ranged from $5.50 to $20.00 per share. The most recent trade prior to August 20, 2007 was $16.00 per share for 800 shares to the best of our knowledge. The last sales price of our common stock prior to the Record Date was $20.00 on September 24, 2007.

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Prior Stock Purchases. In the past two (2) years, the Company has not engaged in repurchasing its common stock at any price due to the existing demand of outside parties to purchase shares of the Company’s common stock as it becomes available. Thus, the Company has no prior stock purchases in which to compare the fairness of the Redemption Price.

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Going Concern Value. The Board generally approached the valuation of CB Financial’s common stock as a going concern operating entity. As part of its assessment, the Board considered Howe Barnes’ analysis regarding the Company’s current and historical trading price for a one year period and how the Company’s trading prices and certain pricing ratios compared to several peer groups. This analysis is described later in this Proxy Statement under the heading “Opinion of Financial Advisor- Comparable Company Analysis”, which should be read in its entirety. The Board reviewed and adopted Howe Barnes’ analysis and which reflected that, based on the information studied, CB Financial’s trading price appeared to be consistent with various pricing ratios exhibited by the selected peer groups. Based on that conclusion, the Board’s knowledge and judgment with regard to trading prices in the banking industry, and the Company’s anticipated on-going operations and business plans, the Board determined that CB Financial’s trading price generally reflected the value of the Company's common stock on a going concern basis.

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Net Book Value. As of June 30, 2007, the unaudited book value per share of the Company’s common stock was $11.21. The Board considered net book value and tangible net book value in determining fair market value ranges using market price/book value ratios established from analyses of certain nationwide peers as well selected guideline companies. This analysis is described further in “Opinion of Financial Advisor.” The Board also considered net book value per share in determining the Redemption Price, but the Board generally did not consider it to be as relevant as other factors in considering the fairness of the Redemption Price to all stockholders. However, to the extent the Board deemed it relevant, the Board adopted Howe Barnes’ Analysis. The Board notes that the Redemption Price reflected a 78.4% premium above the Company’s June 30, 2007 unaudited book value per share.

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Liquidation Value. In determining the Redemption Price, the Board did not view the liquidation value as a representative value to determine the fairness of the Recapitalization to the unaffiliated stockholders. The vast majority of the Company’s (and underlying subsidiary Bank’s) assets are financial assets, and their book values roughly approximate their liquidation value. In the event the Company’s assets were sold in an orderly liquidation, some portion of the Company’s loans and deposits may be sold at a slight premium or discount above book value depending on applicable interest rates. However, any premium which might be paid over book value, if any, is not material, particularly when considering the discount for which certain other assets may be sold and the expense of the liquidation process. In addition, interest gaps on mismatched assets and liabilities re-price quickly. As a result, we estimate that the liquidation value would not be materially different than the book value.

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Dividend Discount Analysis. During the Company’s history, the Company has not declared any cash dividends. Rather, the only dividend that has previously been granted to the Company’s stockholders have been stock dividends (in the form of stock splits); however, in August 2006, the Company did pay cash in lieu of fractional shares with respect to the stock dividend awarded that year. At this time, the Board has not made any determination as to whether it will pay cash dividends (other than the Series B Preferred Dividend) and how much those cash dividends will be, if any, in the years following the Recapitalization. As a result, we do not believe that a dividend discount analysis to be a material consideration in determining the fairness of the Redemption Price, the Reverse Stock Split or the Recapitalization. In its financial analysis of the Company, Howe Barnes performed a dividend discount analysis assuming a proper terminal multiple of forecasted earnings per share. This analysis is discussed later under the heading “Opinion of Financial Advisor; Dividend Discount Analysis.”

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Earnings. The Board reviewed the earnings of CB Financial for the previous two years. For the two years ended December 31, 2006 and 2005, CB Financial reported net income of $1.12 million and $1.14 million, respectively. The unaudited net income for the Company for the six months ended June 30, 2007 was $592,000. The diluted earnings per share for each of the 2006 and 2005 fiscal years was $1.05 and $1.07, respectively, and the diluted earnings per share for the six months ended June 30, 2007 was $0.53. The proposed Redemption Price represents a multiple of 19.8 times the 2006 fiscal year earnings per share, and 18.9 times the annualized earnings per share for the six months ending June 30, 2007.

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Opportunity to Liquidate Shares of Common Stock. The Board considered the opportunity the Reverse Stock Split presents the stockholders owning fewer than 132 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively non-liquid market for shares of our common stock. This liquidation will be at a Redemption Price that represents a premium of 13% over $17.65, which was the weighted average closing price for the twelve month period prior to August 30, 2007.

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Opinion of the Financial Advisor. The Board received a written opinion dated August 21, 2007, of Howe Barnes Hoefer & Arnett, Inc., a financial advisor to the Board. The opinion stated that, as of the its date and based upon and subject to the various assumptions and limitations described in the opinion, the Redemption Price paid in connection with the Reverse Stock Split was fair, from a financial point of view, to CB Financial’s stockholders, including those who will receive cash equal to the Redemption Price in connection with the Reverse Stock Split, as well as those who will continue as stockholders following the Recapitalization. By stating that the Redemption Price was fair, from a financial point of view, to CB Financial's stockholders, this opinion incorporates both affiliated and unaffiliated stockholders.

A copy of Howe Barnes’ written opinion which addresses only the financial fairness of the cash Redemption Price is attached as Appendix B to this Proxy Statement and incorporated by reference. You should read the entire opinion carefully. The opinion does not constitute a recommendation by Howe Barnes to any stockholder as to how the stockholder should vote on the Recapitalization at the Special Meeting or any other matter.

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Other Going Private Transactions. The Company also considered premiums paid to stockholders in other going private transactions over the last four years. Howe Barnes discussed with the Board 25 transactions primarily involving reverse stock splits or cash out mergers for banks and thrift institutions. The Board considered that the weighted average price for the twelve (12) months ending August 20, 2007 was $17.65 per share and $18.00 per share for the last six months. The Redemption Price represents a 13% premium over the last twelve months weighted average price and a 11% premium over the last six months weighted average price. Premiums paid with respect to the Company’s selected peer group for other going private transactions ranged from 2.2% to 38.6%, with the median premium paid being 15.8%, and the first and third quartile averages being 11.0% and 23.0%, respectively. The Board believes the premium to be paid to these stockholders receiving the Redemption Price in the Reverse Stock Split to be fair to all stockholders.

Although it is difficult to determine what the Board as a whole or any individual Board member concluded from any one particular analysis, certain facts were compelling and discussed at great length. After consideration of all this information, the Board determined that the $20.00 per share Redemption Price is a fair price to be paid to unaffiliated stockholders receiving cash for fractional shares at the time of the Reverse Stock Split.

Fairness of the Series B Conversion and Series B Preferred Stock. In connection with the Conversions, the Board is attempting to issue a class of Preferred Stock to those stockholders owning less than 792 shares of common stock following the Forward Stock Split which (i) was distinguishable from the existing class of common stock, (ii) which was distinguishable from the other class of Preferred Stock, and (iii) had rights and preferences equitable to the non-affiliated stockholders receiving and not receiving any new class of Preferred Stock.

Following the Series B Conversion, holders of the Series B Preferred Stock will no longer have voting rights except as required by law or upon the sale of stock or assets of the Company, or the merger of the Company, which requires the approval of the common stockholders. However, only stockholders owning less than 264 shares of common stock following the Forward Stock Split will receive Series B Preferred Stock, and as a result, no stockholder receiving Series B Preferred Stock currently has significant voting power. At this time, we anticipate that approximately 57,684 shares of the Company’s common stock will be converted to Series B Preferred Stock as a result of the Series B Conversion, which is only 5.4% of all currently eligible votes to be cast on matters submitted to stockholder vote.

Beginning January 1, 2008, each share of Series B Preferred Stock will be entitled to an annual non-cumulative dividend equal to $0.04 per share, payable at such times as determined by the Board of Directors and subject to available funds and applicable law. In addition to be entitled to the Series B Preferred Dividend, the holders of Series B Preferred Stock have dividend preference such that no dividend will be awarded to the common stockholders which is not also received by the holders of Series B Preferred Stock; provided, however, that the common stockholders are entitled to receive a cash dividend during any calendar year in which the Series B Preferred Dividend is paid in an amount not to exceed the amount of the Series B Preferred Dividend paid to the holders of the Series B Preferred Stock. Except for the payment of the Series B Preferred Dividend, there is no requirement that the Board of Directors award any additional dividend to the holders of the Series B Preferred Stock. However, subject to the dividend preference awarded to holders of Series A Preferred Stock, if the Board desires to do so, it could elect to award holders of Series B Preferred Stock a dividend which is not paid to common stockholders. At this time, the Board does not anticipate awarding any cash dividends to holders of Series B Preferred Stock (other than the Series B Preferred Dividend), which is not also received by holders of the Series A Preferred Stock and common stock.

Holders of Series B Preferred Stock will also receive a preference from the distribution of assets pursuant to a liquidation, dissolution, or winding up of the Company. Series B Preferred Stock will receive $10.00 per share prior to any liquidation distribution being paid to the holders of the Company’s Series A Preferred Stock or common stock, but shall otherwise receive the same amount as the amounts received by the holders of the common stock and the Series A Preferred Stock (whichever is greater) upon the distribution and liquidation of the Company. The Board of Directors wants to provide some reasonable assurance that the Preferred Stock will maintain some value as compared to the Company’s common stock despite the fact that (i) holders of Preferred Stock will have limited voting rights, and (ii) there will be fewer outstanding shares, which may, in the future, adversely affect the liquidity of the Preferred Stock. This liquidation preference preserves some baseline value of the Preferred Stock, but not so much as to be unfair to the common stockholders. However, due to the nature of the Company’s business, we view it very unlikely that the Company (or the Bank) will be liquidated or that this characteristic of the Series B Preferred Stock (or the comparable liquidation characteristic of the Series A Preferred Stock) will be realized.

An additional characteristic of the Series B Preferred Stock is that those stockholders will have a pre-emptive right to purchase additional shares of Series B Preferred Stock (which are designated as such by the Company’s Board of Directors) at any time additional shares of Series B Preferred Stock are issued by the Company. At this time, the Board of Directors does not anticipate issuing any additional shares of Series B Preferred Stock. Holders of Series B Preferred Stock do not have pre-emptive rights to purchase shares of any other Class of Stock that may be issued in the future by the Company.

In order to cause the Series B Preferred Stock to be treated similarly as to the common stock and Series A Preferred Stock in the event of a merger, sale or other change of control transaction, all shares of Series B Preferred Stock will automatically be converted to shares of common stock on a one to one ratio at the time of such event. This will assure that all stockholders will receive the same consideration at the time of such a significant event. Presumably, this could cause the Company to be subject to the Exchange Act reporting requirements as to the Change of Control event since the Company may have more than 300 common stockholders at that time.

In addition, in order to provide the Company with flexibility as to how many classes of stock it will have outstanding and the amount of dividends it is required to pay, the Company may at any time, in its discretion, convert all of the shares of Series B Preferred Stock to shares of common stock on a one share for one share basis. If the Board elects to convert all shares of the Series B Preferred Stock, holders of the Series B Preferred Stock will no longer be entitled to the preferences set forth in the Amendment, including the preference to receive the Series B Preferred Dividend.

Holders of the Series B Preferred Stock will lose any benefits of holding a registered security since the Company does not intend to register either class of the Preferred Stock after the Recapitalization.

After determining the characteristics of the Series B Preferred Stock and comparing the relative rights and preferences of the Series B Preferred Stock with the common stock and the Series A Preferred Stock, the Board of Directors concluded that a one share of Series B Preferred Stock for one share of common stock exchange was a fair exchange ratio for all unaffiliated stockholders of the Company in connection with the Series B Conversion. All of the characteristics of Series B Preferred Stock are distinguishable from those of the Series A Preferred Stock and common stock, but in most practical aspects, many of the differences are not significant to those unaffiliated stockholders receiving Series B Preferred Stock in the Series B Conversion, as well as those unaffiliated stockholders who will not receive Series B Preferred Stock. Although holders of the Series B Preferred Stock lose their voting right, they had relatively little voting power as common stockholders, and those stockholders who retain common stock will retain their voting rights. Although there will be fewer shares of Series B Preferred Stock outstanding than shares of common stock, it is unlikely that this will have a material adverse effect of the liquidity of the Series B Preferred Stock due to the lack of liquidity in the current common stock market. All of the Series B Preferred Stock will have a liquidation preference, but we do not anticipate liquidation being a likely scenario for the Company. Perhaps the most distinguishable characteristic awarded to holders of Series B Preferred Stock is the Series B Preferred Dividend which will be paid to holders of the Series B Preferred Stock for calendar years commencing January 1, 2008. These dividend preferences may be particularly significant considering the Company has no history of paying cash dividends, but at the same time, the dividend does not comprise a significant relative amount based on the current trading price of the common stock. In addition, holders of the Series B Preferred Stock are entitled to an additional dividend preference such that dividends will not be paid to common stockholders which are not also paid to holders of Series B Preferred Stock, but the Board does not anticipate awarding dividends solely to holders to Series B Preferred Stock (other than the Series B Preferred Dividend) which are not also paid to holders of common stock. Shares of Series B Preferred Stock and Series A Preferred Stock will both be converted to common stock in the event of a merger, sale or other change in control transaction. The Company may also, in its discretion, convert all Series B Preferred Stock to common stock at such times as it chooses, which will most likely occur in the event the Company no longer wishes to pay the Series B Preferred Dividend. Due to the foregoing, in the opinion of the Board of Directors, the characteristics of the common stock, Series B Preferred Stock and Series A Preferred Stock are distinct, but none of them reflect a material advantage over the other when considering all of the characteristics of the three classes of stock and the number of shares owned by the holders of each class. As a result, the one share of common stock for one share of Series B Preferred Stock exchange ratio, as well as the Series B Conversion generally, is fair in the opinion of the Board to unaffiliated stockholders.

Fairness of Series A Conversion and Series A Preferred Stock. As with the Series B Preferred Stock, in creating the Series A Preferred Stock, the Board attempted to create a class of stock which was distinguishable from the other classes of securities in the Company but which had rights and preferences equitable to those non-affiliated stockholders not receiving the Series A Preferred Stock.

As with the Series B Preferred Stock, the holders of the Series A Preferred Stock will no longer have voting rights except as required by law or upon the sale of stock or assets of the Company, or the merger of the Company, which requires the approval of the common stockholders. The only common stockholders who will receive Series A Preferred Stock are those record stockholders who own 264 or more, but less than 792, shares of CB Financial stock following the Forward Stock Split, and as a result, no stockholder receiving Series A Preferred Stock has significant voting power. We anticipate that 196,020 shares of the common stock will be converted to Series A Preferred Stock as a result of the Series A Conversion, which is only 18.3% of all currently eligible votes to be cast on matters submitted to a stockholder vote. As a result of both the Series A Conversion and the Series B Conversion, we estimate that the voting power for officers, directors and other affiliates, on matters for which the holders of Preferred Stock are not entitled to vote will increase from 18.8% to 26.7% of all eligible votes to be cast.

Except with respect to the payment of the Series B Preferred Dividend, which is excluded from any dividend priority awarded to the holders of Series A Preferred Stock, holders of Series A Preferred Stock will have a dividend preference such that no dividend will be awarded to common stockholders or holders of Series B Preferred Stock (other than the Series B Preferred Dividend) which is not also received by the holders of Series A Preferred Stock. There is no requirement that the Board of Directors award any dividend to holders of Series A Preferred Stock, and the holders of Series A Preferred Stock have no rights to a cumulative dividend. However, if the Board desires to do so, it could elect to award holders of Series A Preferred Stock a dividend which is not paid to holders of common stock or Series B Preferred Stock. At this time, the Board does not anticipate awarding any cash dividends to holders of Series A Preferred Stock which is not also received by holders of Series B Preferred Stock or common stockholders except, possibly, a dividend which will result in all stockholders receiving an amount equal to the Series B Preferred Dividend.

Holders of the Series A Preferred Stock will also receive a preference upon the distribution of assets pursuant to a liquidation, dissolution, or winding up of the Company equal to $10.00 per share prior to any liquidation distribution being paid to holders of the Company’s common stock and will otherwise receive at least the same amount as paid to the holders of the common stock upon a distribution and liquidation of the Company. This liquidation preference awarded to the holders of Series A Preferred Stock is subordinate to the similar distribution liquidation preference awarded to the holders of the Series B Preferred Stock. The rationale for awarding holders of the Series A Preferred Stock a liquidation preference is the same as the rationale for awarding it to the holders of Series B Preferred Stock (discussed above).

Holders of Series A Preferred Stock will also have a pre-emptive right to purchase additional shares of the Series A Preferred Stock (which are designated as such by the Company’s Board of Directors) at such times as any additional shares of Series A Preferred Stock are issued by the Company. At this time, the Board of Directors does not anticipate issuing any additional shares of the Series A Preferred Stock. Holders of the Series A Preferred Stock are not entitled to pre-emptive rights with respect to the purchase of shares of any other class of capital stock of the Company that may be issued in the future.

In order to cause the Series A Preferred Stock to be treated similarly as to the common stock and Series B Preferred Stock in the event of a merger, sale, or other change of control, all shares of Series A Preferred Stock will automatically be converted to shares of common stock on a one to one ratio at the time of such event. This will assure that all stockholders will receive the same consideration at the time of such a significant event. Presumably, this could cause the Company to be subject to the Exchange Act reporting requirements as to the change of control event since the Company may have more than 300 common stockholders at that time.

Holders of Series A Preferred Stock will also lose any benefits of holding registered securities since the Company does not anticipate registering the Series A Preferred Stock following the Recapitalization.

The following chart further illustrates the characteristics of the Series A Preferred Stock and the Series B Preferred Stock, as compared to the existing class of common stock. The descriptions of each class of Preferred Stock are more particularly set forth in the draft Amendment, which is attached as Appendix A and should be read in its entirety.

Stock Characteristics	Common Stock	Series A Preferred Stock	Series B Preferred Stock
Voting Rights	Entitled to vote on all matters.	No voting rights except upon mergers, acquisitions, business combinations and otherwise required by law.	No voting rights except upon mergers, acquisitions, business combinations and otherwise required by law.
Dividend Rights	No dividend preference.	Except for the payment of the Series B Preferred Dividend, entitled to payment of any and all cash dividends paid to holders of the Series B Preferred Stock and common stock.
Commencing January 1, 2008, entitled to an annual non-cumulative dividend of $0.04 per share subject to applicable law and available funds. Further entitled to an additional preference such that owners of the Series B Preferred Stock are entitled to payment of dividends paid to owners of the common stock, other than payments to the common stock up to and equal to the Series B Preferred Dividend(s) already paid during an annual period.

Liquidation Preferences	No liquidation preference.
Entitled to payment preference of $10.00 per share prior to payment of any liquidation payment to holders of common stock, but subordinate to the liquidation preference of holders of the Series B Preferred Stock.

Entitled to preference $10.00 per share prior to the payment of any liquidation payment to the holders of Series A Preferred Stock and common stock.
Pre-Emptive Rights	No pre-emptive rights.	Pre-emptive rights with respect Series A Preferred Stock but no other class except as required by law.	Pre-emptive rights with respect to Series B Preferred Stock but no other class except as required by law.
Conversion to Common Stock	Not applicable	Automatically convertible upon a change in control transaction.	Automatically convertible upon a change in control transaction, and may be converted to common stock by the Company at any time.

After determining the characteristics of the Series A Preferred Stock and comparing the relative rights and preferences of the Series A Preferred Stock with the common stock and the Series B Preferred Stock, the Board concluded that a one share of Series A Preferred Stock for one share of common stock exchange is a fair exchange ratio for all unaffiliated stockholders of the Company. All of the characteristics of the Series A Preferred Stock are distinguishable from those of both the holders of the Series B Preferred Stock and common stock, but the practical effect of many of the differences is not significant to those unaffiliated stockholders receiving Series A Preferred Stock in the Series A Conversion, as well as those unaffiliated stockholders who do not receive Series A Preferred Stock. Although holders of Series A Preferred Stock will lose their voting rights, they had relatively little voting power as common stockholders, and the non-converting common stockholders retain their voting power. Although a fewer number of outstanding shares of Series A Preferred Stock could typically result in a less liquid market, the current market for common stock is already very illiquid, and the practical disadvantage of holding Preferred Stock will be limited. Series A Preferred Stockholders do have a liquidation preference, but we do not anticipate liquidation as a likely scenario for the Company. Series A Preferred Stockholders also have a dividend preference, excluding the Series B Preferred Dividend, but the Board does not anticipate awarding dividends solely to holders of a Series A Preferred Stock unless they are in amounts equal to all dividends otherwise paid to holders of the Series B Preferred Stock and common stock. Also, Series A Preferred Stock will be treated the same as common stock in the event of a merger, sale of the change of control, and it is reasonable to anticipate that the Board of Directors will elect to convert holders of the Series B Preferred Stock at that time to common stockholders at that time as well. Due to the foregoing, in the opinion of the Board of Directors, the Company’s common stock, Series A Preferred Stock, and Series B Preferred Stock are distinct, but no class reflects a material advantage over the other when considering all of the characteristics of the three classes of stock and the number of shares owned by such stockholders. As a result, the one share of common stock for one share of Series A Preferred Stock exchange ratio, as well as the Series A Conversion generally, is fair in the opinion of the Board of Directors to unaffiliated stockholders.

Fairness to Stockholders Following the Recapitalization. The Board of Directors also believes that the Recapitalization is fair to stockholders who will continue to own shares of the common stock and Preferred Stock after the Recapitalization. This belief is based on the Board’s consideration of the following material factors:

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If we are able to terminate the registration of our common stock under the Exchange Act, we believe that the cost savings will benefit continuing stockholders. These cost savings include known and unknown legal, auditing, accounting and other expenses which will be incurred by public companies under the Sarbanes-Oxley Act. Also, our officers, directors and other management will be able to better focus its resources on the Company’s business opportunities. These cost savings and increase in focus should enhance our ability to increase the Company’s profitability.

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If we succeed in deregistering our common stock with the SEC, we will no longer be subject to SEC reporting or proxy disclosure requirements. However, we intend to continue to provide annual audited financial information to our stockholders. We will also be subject to the regulatory and supervisory authority of other governmental agencies applicable to bank holding companies and state chartered commercial banks, including the Federal Reserve Board, the FDIC, and the North Carolina Commissioner of Banks.

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If our common stock is no longer subject to the Exchange Act reporting requirements, we will no longer be eligible to have our common stock quoted on a national exchange; however, our stock could still be quoted on the pink sheets or the OTC Bulletin Board. Currently, our common stock is not traded on any exchange or the OTC Bulletin Board but is currently quoted on the pink sheets, and we do not believe there will be any material loss in liquidity of any class of stock as a result of the Recapitalization. As a result, any possible reduction in liquidity, which we believe is small, is outweighed by the other advantages of this going private transaction.

Procedural Fairness. The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The Board determined that any such voting requirement would usurp the power of the holders of a large portion of the Company’s outstanding shares to consider and approve the proposed Amendment as provided under North Carolina law and the Company’s charter documents.

No independent committee of the Board has reviewed the fairness of the Recapitalization proposal. No committee of unaffiliated stockholders nor any unaffiliated representative acting solely on behalf of the unaffiliated stockholders was approved by the Company or a majority of directors who are not Company employees for the purpose of negotiating the terms of the Recapitalization or preparing a report covering the fairness of the Recapitalization and the Redemption Price.

However, the Board did elect to engage an independent financial advisor to ensure the fairness of the Redemption Price. The Board solicited this fairness opinion in order to help ensure that the Redemption Price to be paid for fractional shares resulting from the Reverse Stock Split would be fair, from a financial point of view, to all Company stockholders (i.e. those stockholders receiving the cash Redemption Price, as well as those stockholders who will remain Company stockholders following the Reverse Stock Split). The Board believes that this fairness opinion helps ensure that those 274 estimated record stockholders owning less than 132 shares at the time of the Reverse Stock Split will receive fair consideration for their stock holdings that will be completely liquidated as a result of the Reverse Stock Split.

In addition, the Board is primarily comprised of non-employee stockholders owning less than 5% of the Company’s common stock. As a result, the majority of Board members are already reflective of a large number of our shareholders. The Board acknowledges that, as of the Record Date, each member of the Board of Directors will own more than 792 shares of common stock and will neither have their common stock completely cashed out as a result of the Reverse Stock Split nor receive Series A Preferred Stock or Series B Preferred Stock as a result of the Conversions. At the time the decision was made regarding the Conversions thresholds, the directors’ stock ownership was not specifically taken into account, even though at that time no director held less than 792 shares of common stock. Although no Board member will receive a new class of stock, to the extent a Board member owns stock in his or her own name and such stock is not evenly divisible by 132, that director will receive the same Redemption Price for fractional shares as the other stockholders.

The Board also acknowledged that the Proposals require approval from all stockholders, and all affiliated stockholders only own 18.8% of the eligible votes to be cast at the Special Meeting. Thus, the unaffiliated stockholders have the voting power to reject the Proposals.

In addition, those stockholders receiving a new class of stock as a result of the Conversions or being cashed out as a result of the Reverse Stock Spilt are entitled to dissenters’ rights, which provides an additional opportunity for procedural fairness as a result of this transaction.

Due to the foregoing, the Board determined that, on balance, the interests of the various Company stockholders were adequately protected without forming the special committee or retaining unaffiliated representative(s).

With respect to unaffiliated stockholders’ access to CB Financial’s corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Recapitalization. The Board also considered the fact that under North Carolina corporate law, and subject to certain conditions set forth under North Carolina law, stockholders have the right to review the Company’s relevant books and records of account. The Board did not consider these steps necessary to ensure the procedural fairness of the Recapitalization. The Board determined that such steps would be costly and would not provide any meaningful additional benefits. Thus, we have not made any provision in connection with the Recapitalization to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at the Company’s expense.

After considering the factors described above, the Board believes that the Recapitalization is fair, notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative. The Board believes that the Recapitalization is procedurally fair because after consideration of all aspects of the proposed Recapitalization as described above, and all of the directors, including the unaffiliated directors of the Company, approved the proposed Amendment. In addition, the Board recognizes that all stockholders who will have some or all of their shares cashed out in connection with the Reverse stock Split or who will receive shares of Preferred Stock in connection with the Conversions have (or have had) the opportunity to (i) buy more shares of common stock prior to the Record Date to exceed or equal any Reverse Stock Split or Conversion threshold subject to availability or (ii) put those shares in "street name" prior to the Record Date. Either of these alternatives will allow the stockholders to retain their common stock following the Conversion and to not have any shares cashed out with respect to the Reverse Stock Split. The Board recognizes that purchasing shares of common stock prior to the Record Date may be difficult due to the relative lack of a trading market for our common stock; however, the Board has intentionally attempted to devise a transaction which will give all unaffiliated stockholders the most alternatives which could reasonably be available while accomplishing its “going private” objectives.

In addition to the foregoing, this transaction triggers dissenters’ rights under North Carolina law. These rights are discussed more particularly under the Section of this proxy statement entitled "Description of the Amendment and the Recapitalization - Dissenters' Rights."

For the reasons discussed above, the Board of Directors believes that the Recapitalization is substantively and procedurally fair to the Company’s stockholders, including unaffiliated stockholders, and in the best interests of the Company and its stockholders.

Opinion of Financial Advisor

On August 20, 2007, CB Financial retained Howe Barnes to act as its financial advisor in connection with the redemption of shares to be conducted pursuant to the Recapitalization. Howe Barnes’ financial advisory role included providing a valuation range of CB Financial’s common stock to the Company’s Board of Directors and issuing an opinion as to the fairness, from a financial point of view, of the Redemption Price to be paid to stockholders.

Howe Barnes prepared its valuation report as of August 21, 2007 and determined that the fair value of the common shares to be redeemed as part of the Recapitalization ranged from $16.00 to $21.00 per share. CB Financial’s board, after an extensive evaluation of Howe Barnes’ valuation report, set and approved the Redemption Price in the Reverse Stock Split at $20.00 per common share. The ultimate decision and responsibility as to the pricing of the shares was made by the Board of CB Financial.

Howe Barnes delivered to CB Financial’s Board of Directors a written opinion, dated August 21, 2007, stating that the Redemption Price, as determined by the Board of CB Financial, was fair, from a financial point of view, as of the date of the opinion, to CB Financial stockholders. Howe Barnes has consented to the use of its opinion in this proxy statement and to the disclosure regarding such opinion contained in this proxy statement. The opinion may not be used for any other purpose without Howe Barnes’ prior written consent.

 In connection with providing its fairness opinion, Howe Barnes received no specific instructions from CB Financial’s Board of Directors other than to provide the Board of Directors with an opinion stating whether or not the Redemption Price would be fair to CB Financial’s stockholders from a financial point of view. No limitation was imposed on Howe Barnes with respect to the scope of Howe Barnes’ investigation in rendering its services.

A copy of Howe Barnes’ written opinion dated August 21, 2007, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached to this proxy statement as Appendix B. You are encouraged to review the full text of the Howe Barnes’ opinion, which is included as Appendix B. A summary of the opinion is set forth below. Howe Barnes’ opinion is addressed to CB Financial’s Board of Directors and does not constitute a recommendation to any stockholders as to how the stockholder should vote at the Special Meeting with regard to the Recapitalization.

Background of Howe Barnes. Howe Barnes is a national investment banking firm, and CB Financial selected Howe Barnes as an advisor based on the firm’s reputation, its experience in investment banking, its extensive experience and knowledge of the banking market, its recognized expertise in the valuation of commercial banking businesses, and its familiarity with CB Financial. Howe Barnes, through its investment banking business, specializes in commercial banking institutions and is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, competitive biddings and other corporate transactions.

CB Financial has agreed to pay Howe Barnes a fee of $35,000 as compensation for financial advisory services rendered in connection with the Recapitalization. In addition, CB Financial has agreed to reimburse Howe Barnes for all reasonable out-of-pocket expenses, incurred by it on CB Financial’s behalf, and to indemnify Howe Barnes against certain liabilities, including those which may arise under the federal securities laws.

Factors Considered. Prior to rendering its opinion, Howe Barnes reviewed and analyzed, among other things, (i) the Amendment; (ii) CB Financial’s annual reports to stockholders and its financial statements as filed on form 10-KSB for each of the three years ended December 31, 2004, December 31, 2005, and December 31, 2006; (iii) CB Financial’s quarterly reports and financial statements as filed on Form 10-QSB for each of the quarters ended March 31, 2007 and June 30, 2007; (iv) certain information provided by CB Financial regarding the historical trading activity of CB Financial’s common stock; (v) certain reported financial terms of selected recent transactions which we deemed to be relevant; (vi) publicly available business financial information regarding CB Financial; (vii) discussions with CB Financial’s management regarding the background of the Recapitalization and certain financial forecasts relating to the business, earnings, cash flows, assets and business prospects of CB Financial; and (viii) other studies, analyses and investigations, particularly of the banking industry, and such other information as Howe Barnes deemed appropriate. Howe Barnes did not obtain, make or receive any independent appraisal or evaluations with respect to CB Financial’s assets or liabilities. It also did not make or receive any analyses or evaluations of the rights of stockholders, creditors or others holding any claims or rights against CB Financial.

Summary of Financial Analyses. In connection with rendering its opinion to CB Financial’s board of directors, Howe Barnes performed a variety of financial and comparative methodologies, which are summarized briefly below. Moreover, Howe Barnes believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Howe Barnes, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Howe Barnes’ written opinion as to the fairness, from a financial point of view, that is based on those analyses. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. In its full analysis, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold.

The written opinion dated August 21, 2007, provided by Howe Barnes to the Board of Directors was necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the opinion in question.

In connection with its review and arriving at its opinion, with the consent of the Company’s Board of Directors, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by CB Financial to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information provided, including without limitation information from published sources, as being complete and accurate in all material respects. With regard to the financial forecasts discussed with CB Financial’s management, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and judgments of CB Financial as to the future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. The Company does not publicly disclose its internal management projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as financial advisor to CB Financial. Therefore, those projections cannot be assumed to have been discussed with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing CB Financial. Accordingly, actual results could vary significantly from those set forth in the respective projections.

In providing its opinion, Howe Barnes assumed and relied upon, without independent verification, the accuracy and completeness of all accounting, legal, tax and other information provided to them by CB Financial, as well as all of the materials made available to Howe Barnes by CB Financial or other public sources. Howe Barnes assumed that no material change in the Company’s assets, financial conditions, results of operations, business or prospects had occurred since the most recent financial statements made available to Howe Barnes.

Howe Barnes has stated to the Board of Directors that it does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that those allowances by CB Financial are adequate to cover such losses. In addition, Howe Barnes has not reviewed, and does not assume responsibility for, any individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of CB Financial, nor was Howe Barnes provided with those types of appraisals. In addition, for the purposes of rendering its written opinion, Howe Barnes assumed that (i) the Recapitalization will be consummated in accordance with the terms set forth in the Amendment, without any waiver of its material terms or conditions, and that obtaining the necessary stockholder approvals for the Recapitalization will not have an adverse effect on CB Financial and (ii) the Recapitalization is consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act and all other applicable federal and state statutes, rules and regulations. Howe Barnes expressed no opinion as to whether any alternative transaction might produce consideration for the holders of CB Financial’s Common stock in an amount in excess of that contemplated in the Recapitalization.

Howe Barnes’ analyses included (i) a comparison of certain market multiples between CB Financial and selected peer groups and (ii) a dividend discount analysis. Howe Barnes also considered the current and historic trading activity and prices of our common stock. Howe Barnes reconciled the results of these analyses to establish a range of fair value for CB Financial’s common stock. Howe Barnes also provided information on comparable transactions that resulted in a partial redemption of shares including an analysis of the premiums paid to stockholders. Howe Barnes presented an oral report of these analyses to the Board of Directors at its August 21, 2007 meeting.

Historical Performance of the Bank Equity Market. Howe Barnes first considered the market performance of bank equities over the three year period ended August 20, 2007. Howe Barnes compared the market performances of the indexes of all publicly traded banks in the United States with assets below $500 million, all publicly traded banks in the United States with assets $500 million to $1 billion, all publicly traded banks in the United States with assets $1 billion to $5 billion, all publicly traded banks in the United States with assets $5 billion to $10 billion, and all publicly traded banks in the United States with assets above $10 billion (all as identified by SNL Financial LC) . During this period the indexes of banks with assets less than $500 million, $500 million to $1 billion, $1 billion to $5 billion, $5 billion to $10 billion and greater than $10 billion increased 8.9%, 13.6%, 6.3%, 0.0%, and 10.0%, respectively.

Historical Trading Price and Volume. Howe Barnes then reviewed the trading prices and volume of CB Financial’s common stock, as provided by CB Financial’s management and reported on pinksheets.com, for each trade day since January 1, 2004 on which a trade had been recorded by CB Financial’s management or pinksheets.com. In analyzing this trading history, Howe Barnes noted that 5% stock dividends were paid by CB Financial on May 31, 2004; August 26, 2005; and August 31, 2006. During the twelve months prior to date of Howe Barnes’ opinion there had been 12,208 shares traded. As a result of the limited trading volume that has occurred, Howe Barnes gave the trading history little consideration in the determination of a range of fair value for CB Financial’s common stock.

Peer Group Analyses. In order to establish a range of fair value for CB Financial’s common stock in connection with the redemption of shares to be conducted pursuant to the Recapitalization, Howe Barnes engaged in several analyses which compared certain CB Financial pricing ratios to selected peer groups.

To the extent any comparisons were done with peer groups, Howe Barnes noted that no peer group or member of a peer group was identical to CB Financial. Likewise, no reviewed transaction was identical to the Recapitalization. As a result, Howe Barnes’ analyses with respect to the Recapitalization were not intended to be purely mathematical. Rather, Howe Barnes considered complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which CB Financial is being compared in the course of delivering its report and written opinion to the Board of Directors.

First, Howe Barnes selected a peer group of 14 public companies, as defined by SNL Financial LC, that it deemed relevant (the “Guideline Companies”). The Guideline Companies included United States banks that met the following criteria: (i) total assets between $100 million and $300 million, (ii) a ratio of tangible equity to assets less than or equal to 10.0%, (iii) returns on average assets less than 1.50%, and (iv) headquartered in Georgia, North Carolina, South Carolina, Tennessee or Virginia. Howe Barnes excluded banks that did not have available pricing ratios or were targets of merger transactions. Howe Barnes analyzed pricing multiples and financial ratios by calculating the median, low and high values for the Guideline Companies. Howe Barnes then focused on (i) book value, (ii) tangible book value, (iii) reported earnings for the last twelve months, and (iv) most recent quarter earnings. Howe Barnes also performed a financial comparison of CB Financial to certain median financial characteristics of the Guideline Companies. In its analysis, Howe Barnes compared selected balance sheet ratios, profitability ratios, reserves and asset quality, and other financial ratios it deemed relevant.

Howe Barnes next selected four peer groups having one or more common characteristics with CB Financial (the “Four Peer Groups”) based on CB Financial’s June 30, 2007 financial information and publicly available trading information as of August 20, 2007. The Four Peer Groups included (i) all banks in the United States with assets $100 million to $250 million; (ii) all banks in the United States with market capitalization between $10 million and $25 million; (iii) all banks headquartered in North Carolina; and (iv) all banks headquartered in the Southeast (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia or West Virginia). In reviewing the Four Peer Groups, Howe Barnes compared selected financials of CB Financial to the Four Peer Groups, but Howe Barnes more specifically focused on the following pricing ratios: (i) stock price/book value ratio, (ii) stock price/tangible book value ratio, (iii) stock price/reported earnings during the last twelve months, and (iv) stock price/most recent quarter earnings.

Howe Barnes then reviewed the medians and weighted averages of the pricing multiples for the Guideline Companies and the Four Peer Groups. Howe Barnes applied a weighting of 60% to the Guideline Companies and 10% to each of the Four Peer Groups. Howe Barnes elected to apply the most weight to the pricing multiples of the Guideline Companies as these companies were considered the most valuable in providing pricing data applicable to CB Financial. The following table illustrates a summary of the pricing ratios:

		Pricing Ratios(1)
			Price /
		Price /	Tangible	Price / EPS
Methodology	Weighting(2)	Book Value	Book Value	LTM		MRQ

Guideline Companies	60%	167%	168%	18.1	x	19.1	x

Southeast Banks	10%	139%	160%	15.1	x	14.7	x

North Carolina Banks	10%	135%	163%	15.8x	x	15.8	x

Assets $100MM to $250MM	10%	135%	135%	17.9	x	19.7	x

Market Cap $10MM to $25MM	10%	119%	121%	17.5	x	20.3	x

Median		135%	160%	17.5	x	19.1	x

Weighted Average		153%	159%	17.5	x	18.5	x

(1) Median ratios for publicly traded banks
(2) Determined by Howe Barnes
Source: SNL Financial, LC as of 08/20/2007

Howe Barnes next applied the high, low and weighted average pricing multiples of the Guideline Companies and the Four Peer Groups to CB Financial’s (i) book value per share, (ii) tangible book value per share, (iii) last twelve months reported earnings per share, and (iv) most recent quarter earnings per share. As a result, Howe Barnes was able to determine an implied range of values for CB Financial based on each of the selected pricing multiples. The following table illustrates a summary of the implied range of values:

Based on the information above, Howe Barnes concluded that the range of value indicated by the Guideline Companies and the Four Peer Groups was $15.00 to $20.00.

Dividend Discount Analysis. Howe Barnes also performed a dividend discount analysis to determine a fair value of CB Financial’s common stock based on the present value of potential future dividends to be received and an assumed sale of the common stock at the end of the holding period. CB Financial’s management provided Howe Barnes with financial projections through December 31, 2009. Specifically, CB Financial’s management (for purposes of this exercise only) estimated CB Financial’s net income for each of the years ending December 31, 2007, 2008, and 2009. In estimating CB Financial’s future net income, CB Financial assumed total asset growth of 9%, 25%, and 20%, respectively. Howe Barnes assumed that CB Financial would not pay any dividends. To determine the present value of potential future dividends beyond December 31, 2009, assumptions were made regarding an appropriate terminal multiple of earnings per share. At the time that CB Financial’s management provided Howe Barnes with forecasts, it was not intended that these be disclosed to our stockholders or the public in this proxy statement or otherwise. Management provided these forecasts in the limited time allotted to them, and these forecasts may change upon further analysis. Such forecasts were delivered to Howe Barnes solely for its use in determining the fairness of the Redemption Price and should not be used by any person for any other purpose. No stockholder should rely on these forecasts in deciding whether to buy or sell CB Financial’s securities.

For purposes of its analysis, Howe Barnes assumed that CB Financial’s common stock could be liquidated in the future at a multiple between 13x and 15x earnings per share, reflecting the August 17, 2007 13.8x and 14.1x median price-to-last twelve month earnings multiple of banks nationwide with return on average equity between 15% and 18% and return on average assets between 1.00% and 1.25%. Howe Barnes then capitalized these estimated terminal values and discounted such values to a present value at a discount rate between 19% and 21% to reflect significant improvement in projected profitability in comparison to past performance and the fact that CB Financial does not anticipate paying any common dividends during the next five years.

Howe Barnes calculated that a range of price for our common stock implied by the dividend discount analysis was between $20.75 and $24.95 per share. Howe Barnes acknowledged that the dividend discount often yields the widest range of values as a result of the number of assumptions necessary to employ this model. The dividend discount analysis is illustrated below:

	Implied Value per Share
	Terminal Multiple
Discount Rate	13.0x	14.0x	15.0x
19.0%	$21.62	$23.28	$24.95
19.5%	$21.39	$23.04	$24.69
20.0%	$21.17	$22.80	$24.43
20.5%	$20.95	$22.56	$24.18
21.0%	$20.74	$22.33	$23.93

Summary of Valuation Results. Howe Barnes analyzed the range of values implied by the Guideline Companies and the Four Peer Groups, and the Discounted Cash Flow. Howe Barnes calculated the low and high values of the ranges and then weighted each of the ranges with the Guideline Companies and the Four Peer Groups weighted at 80% and the Discounted Cash Flow being weighted at 20%. Howe Barnes gave more weighting to the Guideline Companies and the Four Peer Groups because they were deemed more relevant to CB Financial. Howe Barnes selected a summary valuation range of $16.00 to $21.00, which is illustrated below

Summary of Valuation Results	Weighting (*)	Low	High
Guideline Companies and Peer Groups	80%	$15.00	$20.00
Dividend Discount Analysis	20%	$20.75	$25.00
Range of Fair Value (Weighted Average)		$16.15	$21.00

(*) Weighting determined by Howe Barnes

	Pricing Multiples for Fair Value Range (*)
Price		Price/	Price/	Price/		Price/
Per		Book	Tangible	LTM		MRQ
Share		Value	Book	EPS		EPS
$21.00		187%	187%	18.6	x	21.0	x
$18.58	(**)	166%	166%	16.4	x	18.6	x
$16.15		144%	144%	14.3	x	16.2	x

(*) Based on financials for CB Financial as of or for the twelve months ended June 30, 2007
(**) Midpoint of fair value range

Howe Barnes analyzed the pro forma impact to CB Financial’s financial statements for the twelve months ended June 30, 2007 as a result of the 1:132 reverse stock split at prices from $17.00 per share to $21.00 or at a total cost ranging from approximately $1.1 million to $1.4 million. In its analysis, Howe Barnes assumed transaction costs of $145,000, an opportunity cost of 7.5% for the cost of funds, cost savings of $100,000 per year and a tax rate of 35%. The pro forma analysis showed changes in net income for the twelve months ended June 30, 2007 ranging from an increase of approximately $9,000 to a decrease of approximately of $2,000 and per share accretion of approximately $0.06 per share. CB Financial’s pro forma return on average assets for the twelve months ended June 30, 2007 would remain at a similar level. However, return on average equity for the twelve months ended June 30, 2007 would increase from 10.76% to a range of approximately 12.03% to 12.19%. Book value per share at June 30, 2007 would decrease from $11.21 to an amount ranging from approximately $10.73 to $10.56.

Howe Barnes’ Fairness Opinion. Based upon these analyses, Howe Barnes delivered a written opinion dated August 21, 2007 to CB Financial’s Board of Directors that the Redemption Price of $20.00 was fair, from a financial point of view, as of the date of the opinion to CB Financial stockholders.

 Howe Barnes’ opinion does not address the underlying business decision to engage in the Recapitalization. Howe Barnes is not expressing an opinion or recommendation as to how stockholders should vote with respect to the Recapitalization.

As noted above, the discussion in this section is merely a summary of the analyses and examinations that Howe Barnes considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Howe Barnes. The fact that any specific analysis has been referenced in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Howe Barnes’ view of the actual value of CB Financial.

In performing its analysis, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CB Financial. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

Comparable Transaction Premium Study. Howe Barnes also provided a comparable transaction premium study to CB Financial’s Board of Directors, but Howe Barnes did not use the information in determination of the fair value range. As part of the study, Howe Barnes looked at transactions deemed similar to the Recapitalization to determine what premium, if any, has been paid in other similar transactions. Howe Barnes selected 25 transactions including only reverse stock splits, recapitalizations with put options and cash out mergers conducted by bank or thrift institutions or their holding companies announced since January 1, 2005. None of the comparable transactions selected resulted in a change of control of the entity. Howe Barnes relied on the reported acquisition price paid by these companies in connection with the comparable transactions and compared that price to the most recently reported trading prices for the same shares to determine a median premium paid. By observing premiums paid in other similar transactions of publicly traded banks, Howe Barnes was able to estimate a range of premiums comparable for the Recapitalization. Howe Barnes did not consider the trading history of the 25 subject companies other than the last recorded trading price as compared to the acquisition price paid pursuant to the comparable transactions.

The following is a listing of the 25 transactions that Howe Barnes shared with the CB Financial Board of Directors, for information purposes only:

		Announce	Transaction	Assets	Transaction	% of	Premium
Company	Ticker	Date	Type	($000's)	Value	Shares	(2)
Citizens Financial Corp.	CNFL	07/02/07	Reverse Stock Split	146,674	$1,234,900	10.7%	10.9%
PSB Group, Inc.	PSBG	05/24/07	Cash Out Merger	507,456	$3,110,499	4.8%	38.6%
Northway Financial, Inc.	NWFI	04/16/07	Reverse Stock Split	678,729	$4,889,000	8.7%	24.5%
Regional Bankshares, Inc.	-	04/09/07	Reclassification / Cash Out Merger	87,515	$2,412,148	22.3%	11.5%
Monarch Community Bancorp, Inc.	MCBF	02/16/07	Cash Out Merger	291,274	$2,531,790	7.4%	27.4%
American Bank, Inc.	AMBK	02/08/07	Reclassification / Cash Out Merger	504,289	$1,635,000	3.0%	15.8%
Ohio State Bancshares, Inc. (3)	OSBI	01/12/07	Reverse Stock Split	143,309	$1,852,500	10.6%	3.0%
South Street Financial Corp.	SSFC	12/11/06	Share Reclassification w/ put option	268,848	NA	NA	11.0%
Harbor Bankshares Corporation	HRBK	05/12/06	Cash Out Merger	250,955	$386,818	1.8%	17.0%
Home City Financial Corporation	HCFL	01/26/06	Reverse Stock Split	149,553	$530,852	3.7%	11.9%
County Bank Corp	CBNC	10/07/05	Reverse Stock Split	255,611	$2,902,680	4.7%	2.4%
First Citizens Bancorporation, Inc.	FCBN	09/13/05	Cash Out Merger	4,991,346	$21,751,590	4.7%	22.5%
FirstFed Bancorp, Inc.	FFDB	09/09/05	Cash Out Merger	205,292	$14,300,000	53.3%	21.8%
Illini Corporation	ILII	08/23/05	Cash Out Merger	253,463	$1,848,785	8.4%	3.8%
Iowa First Bancshares Corp.	IFST	07/22/05	Cash Out Merger	376,429	$2,478,132	4.7%	10.9%
Cherokee Banking Company	CHKJ	07/01/05	Cash Out Merger	164,843	$3,398,664	15.4%	14.5%
FC Banc Corp.	FCBZ	06/24/05	Cash Out Merger	162,234	$1,881,152	9.9%	2.2%
Guaranty Bancshares, Inc.	GNTY	06/07/05	Cash Out Merger	564,295	$1,481,976	2.2%	24.0%
FFD Financial Corporation	FFDF	05/24/05	Reverse Stock Split	139,705	$1,482,000	6.6%	23.0%
Home Loan Financial Corporation	HLFC	05/18/05	Reverse Stock Split	160,342	$1,754,164	5.0%	30.5%
Community Investors Bancorp Inc.	CIBI	05/17/05	Reverse Stock Split	122,762	$602,280	3.8%	13.2%
United Tennessee Bankshares, Inc.	UNTN	04/14/05	Cash Out Merger	122,659	$5,713,400	21.9%	20.5%
Northeast Indiana Bancorp, Inc.	NIDB	03/16/05	Reverse Stock Split	232,611	$331,867	1.0%	17.5%
ASB Financial Corp.	ASBP	03/03/05	Reverse Stock Split	172,961	$1,985,659	5.0%	11.4%
First Manitowoc Bancorp, Inc.	FWBW	02/25/05	Cash Out Merger	606,753	$1,844,700	1.4%	27.9%

High	25			4,991,346	$21,751,590	53.3%	38.6%
3rd Quartile	25			376,429	$2,954,635	10.1%	23.0%
Median	25			232,611	$1,866,826	5.0%	15.8%
1st Quartile	25			149,553	$1,481,994	3.8%	11.0%
Low	25			87,515	$331,867	1.0%	2.2%

(1) Percent of outstanding shares estimated to be cashed out in the transaction

(2) Premium of cash out price to closing price the day prior to announcement of the transaction

(3) Assumes maximum amount of shares repurchased

The premiums paid with respect to the selected transactions ranged from 2.2% to 38.6%, with a median premium paid of 15.8%, and a first quartile and third quartile of 11.0% and 23.0%, respectively. Based on its review of certain transactions deemed comparable, Howe Barnes observed that a reasonable range of the premium to be paid could be 10% to 25% above the current market price for CB Financial’s common stock. Howe Barnes then calculated the premiums above CB Financial’s last known trade of $16.00 on August 20, 2007; and the weighted average trading for CB Financial over the last three months ending August 20, 2007 of $16.17; and the weighted average trading for CB Financial over the last twelve months ending August 20, 2007 of $17.65, as seen in the table below:

		Premium
	Price	10%	15%	20%	25%
Cornerstone trading price (1):
Last known trade (as of 8/20/07)	$16.00	$17.60	$18.40	$19.20	$20.00
Last 3 months (weighted avg.)	$16.17	$17.79	$18.60	$19.40	$20.21
Last twelve months (weighted avg.)	$17.65	$19.42	$20.30	$21.18	$22.06

(1) Trade data provided by company management and pinksheets.com; weighted average is based on Howe Barnes calculations

Material United States Federal Income Tax Consequences

Presented below are the material federal income tax consequences of the Recapitalization to: (1) stockholders as a result of the Reserve Stock Split, (2) stockholders as a result of the Forward Stock Split, (3) stockholders who receive Series A Preferred Stock in the Series A Conversion, (4) stockholders who receive Series B Preferred Stock in the Series B Conversion, (5) stockholders who exercise dissenters’ rights and (6) the Company.

This discussion does not address all United States federal income tax considerations that may be relevant to certain of the Company’s stockholders in light of their particular circumstances. For example, among other tax considerations, the following summary does not address all United States federal income tax considerations applicable to certain classes of stockholders, including financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to mark-to-market; persons that hold the Company’s common stock as part of a hedge, straddle or conversion transaction; persons who are considered foreign persons for United States federal income tax purposes; persons who acquired or acquire shares of the Company’s common stock pursuant to the exercise of employee stock options or otherwise as compensation; and persons who do not hold their shares of the Company’s common stock as a capital asset. The discussion assumes that the Company’s stockholders hold their shares of the Company’s common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences.

No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Recapitalization. In addition, the IRS is not obligated to follow the tax consequences as described herein and may conclude that different tax consequences apply to a stockholder with respect to his or her stock in the Company.

ACCORDINGLY, WE RECOMMEND THAT THE COMPANY’S STOCKHOLDERS CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RECAPITALIZATION INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE RECAPITALIZATION AND ANY SUBSEQUENT SALE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Federal Income Tax Consequences to Stockholders as a Result of the Reverse Stock Split. Stockholders who do not receive cash in lieu of fractional shares in the Reverse Stock Split are not expected to incur any federal income tax liability as a direct result of the Reverse Stock Split. The receipt of cash in lieu of fractional shares in the Reverse Stock Split may result in the recipient stockholder recognizing gain, loss, or income for United States federal income tax purposes depending upon the stockholder’s particular circumstances. The United States federal income tax treatment of the transaction primarily will depend (i) upon whether such stockholder owns 132 or more common shares prior to the Reverse Stock Split and (ii) the extent to which such stockholder’s share ownership relative to other stockholders is reduced by the Reverse Stock Split.

In general, Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a corporation’s repurchase of its shares will be treated for United States federal income tax purposes as either a sale of the shares or a distribution of property, depending principally upon the extent to which the stockholder’s relative shareholdings in the corporation are reduced by the repurchase. The determination of the reduction in relative shareholdings is made by treating a stockholder as owning not only shares actually owned by the stockholder but also any shares that are attributed to the stockholder for purposes of applying Code Section 302. Such attribution is made primarily on the basis of the relationship of the stockholder to the actual owner of the attributed shares.

For stockholders who own less than 132 shares prior to the Reverse Stock Split and who thus receive only cash in the Reverse Stock Split, if Code Section 302 treats the Reverse Stock Split as a sale of the stockholder’s Company shares for United States federal income tax purposes, then the stockholder will recognize gain or loss in the sale in an amount equal to the amount by which the cash received from the Company exceeds or is less than the stockholder’s tax basis in the shares. If Code Section 302 treats the Reverse Stock Split as a distribution by the Company for United States federal income tax purposes, the Company expects that the stockholder will be treated as having dividend income in the amount of the cash.

For stockholders who own more than 132 shares prior to the Reverse Stock Split and who will receive in the Reverse Stock Split both Company shares and cash in lieu of any fractional share, while the matter is not free of doubt, the Company believes that the receipt of cash in lieu of any fractional share by such a stockholder will be governed by Code Section 356 in addition to Code Section 302. In general, under Code Section 356(a), if Code Section 302 treats the receipt of cash as a sale, such a stockholder will recognize gain (but not loss) on the Reverse Stock Split in an amount equal to the lesser of (i) the amount, if any, by which the sum of the value of the Company shares received in the Reverse Stock Split plus the cash received in the Reverse Stock Split exceeds the stockholder’s tax basis in the stockholder’s Company shares prior to the Reverse Stock Split, and (ii) the amount of cash received. If Code Section 302 treats the receipt of the cash as a distribution by the Company for United States federal income tax purposes, then the stockholder will be treated as having dividend income in the amount of the cash received.

For stockholders who recognize either gain or loss under sale treatment as described above, the gain or loss will constitute a capital gain or loss that will be classified as long term or short term capital gain depending upon how long the stockholder has held the stockholder’s Company shares prior to the Reverse Stock Split. If the stockholder has held the shares for more than one year, the gain or loss would be long term; otherwise the gain or loss would be short term. Long term capital gain is generally currently subject to a significantly lower maximum tax rate than short term capital gain or ordinary income other than dividend income. While a capital loss may generally be used to offset other capital gains, a capital loss can be used to offset only a very limited amount of ordinary income.

Federal Income Tax Consequences to Stockholders as a Result of the Forward Stock Split. Stockholders are not expected to incur any United States federal income tax liability as a direct result of the consummation of the Forward Stock Split.

Federal Income Tax Consequences to Stockholders Receiving Preferred Stock in the Conversions. Each Conversion should be treated as a “recapitalization,” which is considered a “tax-free” reorganization for federal income tax purposes. Accordingly, a stockholder who receives Series A Preferred Stock or Series B Preferred Stock (“Preferred Stock”) in the Conversions should not recognize any gain or loss for federal income tax purposes. Further, a stockholder’s basis in the Preferred Stock should be the same as such stockholder’s basis in his common stock in the Company surrendered in the Conversions, and the period such stockholder is considered to have held the Preferred Stock should include the period the stockholder held his common stock in the Company surrendered in the Conversions.

Although each Conversion should be treated as a “tax-free” reorganization and the exchange of Preferred Stock for common stock should not result in the recognition of gain or loss for federal income tax purposes, no assurance can be given that the IRS will agree and/or will not challenge such characterization.

Federal Income Tax Consequences to Stockholders Who Exercise Dissenters’ Rights. Stockholders who exercise dissenters’ rights should be treated in the same manner as stockholders who own less than 132 shares.

Federal Income Tax Consequences to the Company. The Company should not recognize gain or loss for United States federal income tax purposes as a result of the Recapitalization.

Please also review the discussion entitled “Tax Withholding” below.

DESCRIPTION OF THE AMENDMENT AND RECAPITALIZATION

The following is a description of the material terms and effects of the Recapitalization. A copy of the Articles of Amendment effecting each of the Series A Authorization, Series B Authorization, Reverse Stock Split, Forward Stock Split, Series A Conversion and Series B Conversion are attached as Appendix A to this Proxy Statement. This discussion does not include all of the information that may be important to you. You should read the proposed Amendment, this Proxy Statement and the other related appendices attached to this Proxy Statement before deciding how to vote on the Proposals at the Special Meeting.

Structure of the Transaction

The Board of Directors has determined that it is advisable to amend the Company’s Articles of Incorporation to (i) authorize 1,000,000 shares of a new Series A Preferred Stock, (ii) authorize 500,000 shares of a new Series B Preferred Stock, (iii) effect a one-for-132 Reverse Stock Split of the Company’s common stock paying out fractional shares at a $20.00 per share Redemption Price, (iv) effect a 132-for-one Forward Stock Split following the Reverse Stock Split, (v) effect a conversion of all shares of common stock held by record stockholders owning less than 264 shares of common stock following the Forward Stock Split into shares of the new Series B Preferred Stock on a one share of common stock for one share of Series B Preferred Stock basis, and (vi) effect a conversion of all shares of common stock held by record stockholders owning 264 or more, but less than 792, shares of common stock following the Forward Stock Split into shares of the new Series A Preferred Stock on a one share of common stock for one share of Series A Preferred Stock basis. The Board of Directors has proposed that each of the Authorizations, Reverse Stock Split, Forward Stock Split, and each of the Conversions be presented to the stockholders for approval at the Special Meeting, and the effectiveness of each Proposal is conditioned upon the approval of all six Proposals.

The Company’s Articles of Incorporation currently authorize the issuance of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock, which will have such voting powers, designations, preferences, limitations, rights, qualifications, conditions or restrictions as may be determined by the Board of Directors (commonly referred to as “blank check” preferred stock). Currently, there are no issued and outstanding shares of this “blank check” preferred stock. Under the terms of the Amendment, the number of authorized “blank check” preferred shares will be reduced to 18,500,000 shares, and the number of authorized shares of common stock will remain the same.

The Board will have the discretion to determine if and when to effect the Recapitalization if it is approved by the stockholders, and we reserve the right to abandon the Recapitalization even if it is approved by the stockholders. We expect that, if the stockholders approve and the Board of Directors elects to implement the Recapitalization, the Recapitalization would be completed within 30 days of the date of the Special Meeting.

If all six (6) Proposals are approved by the stockholders and implemented by the Board of Directors, the Recapitalization is expected to occur after the Amendment to the Company’s Articles of Incorporation is filed with the North Carolina Secretary of State. The effective time for each of the Reverse Stock Split, Forward Stock Split, and the Conversions will be set forth in the Amendment. It is currently anticipated that the effective time for the Reverse Stock Split will be ______ p.m. Eastern Time on __________, 200_; the effective time of the Forward Stock Split is anticipated to be at ________ a.m. Eastern Time on ___________, 200_; and the effective times of each of the Conversions are anticipated as being at _______ p.m. Eastern Time on _____________, 2008. The form of the proposed Amendment to the Company’s Articles of Incorporation is attached to this Proxy Statement as Appendix A.

Upon consummation of the Recapitalization:

•
Stockholders owning less than 132 shares immediately prior to the effective time of the Recapitalization will have all of their shares completely cashed out and will receive the $20.00 Redemption Price per share owned by such stockholder;

•
Any stockholder who does not own shares of stock evenly divisible by 132 shares immediately prior to the effective time of the Recapitalization will receive the $20.00 Redemption Price for all shares of common stock comprising the fractional share held by such stockholder immediately following the Reverse Stock Split;

•
Each stockholder owning 132 or more shares, but less than 264 shares, will receive shares of Series B Preferred Stock for each share of common stock held immediately following the Forward Stock Split on a one share for one share basis;

•
Each stockholder owning 264 or more, but less than 792, shares of common stock immediately prior to the Recapitalization will receive shares of Series A Preferred Stock in exchange for their common stock held immediately following the Forward Stock Split on a one share for one share basis;

•
All stockholders of record owning 792 or more shares of common stock immediately prior to the Recapitalization will continue to own the number of shares of common stock held immediately following the Forward Stock Split; and

•
Stockholders owning stock with a nominee (i.e. in street name) will not receive shares of any class of Preferred Stock as a result of the Conversions and will likely have none of their shares cashed out as a result of the Reverse Stock Split as a result of the Company electing to treat all shares held in street name as being owned by one stockholder in connection with the Recapitalization transactions.

Stockholders will not actually receive new stock certificates or cash payments on the effective date of the Recapitalization. Rather, it will take the Company several weeks to address the administrative tasks associated with sending letters of transmittal, receiving old certificates, issuing new certificates, and paying out the fractional shares which are redeemed in connection with the Reverse Stock Split, as further discussed below.

Stockholders who will retain any class of stock after the Recapitalization will accrue cash dividends paid with respect to their new shares when declared by the Board of Directors, if any, but they will not be entitled to receive the dividends until their old stock certificates are properly surrendered. Likewise, those stockholders will not be able to transfer their shares on the Company’s books until the old certificates are properly surrendered. Further, no stockholder will be entitled to receive any cash payment at the Redemption Price in connection with the transfer of their shares to the Company until their stock certificates are surrendered, even though their shares of stock will be recorded as canceled in the Company’s stock record books and our transfer agent.

Series A Preferred Stock

The relative powers, rights, preferences and restrictions of the Series A Preferred Stock are set forth on the Amendment attached to this proxy statement at Exhibit A. The principal characteristics of the Series A Preferred Stock, as compared to the Company’s common stock and Series B Preferred Stock, are as follows:

•
Voting Rights. Holders of Series A Preferred Stock will not be entitled to vote on any matter except (i) as otherwise required by law or (ii) upon the merger, acquisition or sale of the Company, stock or assets, which requires approval of the Company’s common stockholders.

•
Dividend Entitlement. Except with respect to the payment of the Series B Preferred Dividend, the Company will not be permitted to award any cash dividend payable to holders of the Company’s common stock or Series B Preferred Stock unless the Company pays a cash dividend of no less than the same amount to the holders of Series A Preferred Stock.

•
Liquidation Preference. Upon the liquidation, dissolution and/or winding up of the Company, each share of Series A Preferred Stock will receive a distribution of the liquidated assets in an amount equal to $20.00 per share prior to any distribution payment being paid to the holders of the common stock and will otherwise receive a liquidation distribution in an amount no less than the distribution payment received by common stockholders. This liquidation preference is subordinate to the liquidation preference awarded to the holders of Series B Preferred Stock.

•
Automatic Conversion. Upon a change in control transaction, each share of Series A Preferred Stock will automatically be converted to common stock on a one share for one share basis. A change of control event is defined to include any merger, acquisition of all of the capital stock of, or other business combination involving the Company (other than with an entity 50% or more of which is controlled by, or is under common control with, the Company), (i) in which the Company is not the surviving entity, or (ii) in which the Company survives the transaction as a subsidiary of another entity, or (iii) which involves any sale of all or substantially all of the assets of the Company or (iv) in which the Company’s stockholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction.

•
Pre-emptive Rights. If at any time the Board of Directors elects to issue new shares of the Series A Preferred Stock, holders of existing Series A Preferred Stock shall have pre-emptive rights to purchase additionally issued shares of Series A Preferred Stock. Holders of Series A Preferred Stock will not have any pre-emptive rights with respect to any other class of the Company stock.

Series B Preferred Stock

The relative powers, rights, preferences and restrictions of the Series B Preferred Stock are set forth on the Amendment attached to this Proxy Statement at Attachment A. The principal characteristics of the Series B Preferred Stock, as compared to the Company’s common stock and Series A Preferred Stock, are as follows:

•
Voting Rights. Holders of Series B Preferred Stock will not be entitled to vote on any matter except (i) as otherwise required by law or (ii) upon the merger, acquisition or sale of the Company, stock or assets, which requires approval of the Company’s common stockholders.

•
Dividend Entitlement. Owners of the Series B Preferred Stock will be entitled to an annual non-cumulative dividend equal to $0.04 per share. In addition, except with respect to the payment of a cash dividend equal to any Series B Preferred Dividend already paid during an annual period, the Company will not be permitted to award any cash dividend payable to holders of the Company’s common stock unless the Company awards a cash dividend of no less than the same amount to the holders of Series B Preferred Stock.

•
Liquidation Preference. Upon the liquidation, dissolution and/or winding up of the Company, each share of Series B Preferred Stock will receive a distribution of the liquidated assets in an amount equal to $10.00 per share prior to any distribution payment being paid to the holders of the common stock or Series A Preferred Stock and will otherwise receive a liquidation distribution in an amount no less than the distribution received by common stockholders and holders of Series A Preferred Stock.

•	Automatic Conversion. Upon a change in control transaction, each share of Series B Preferred Stock will automatically be converted to common stock on a one share for one share basis.

•	Conversion by Company. The Company, at any time in its discretion, may convert all shares of Series B Preferred Stock to shares of common stock on a one share for one share basis.

•
Pre-emptive Rights. If at any time the Board of Directors elects to issue new shares of the Series B Preferred Stock, holders of existing Series B Preferred Stock shall have pre-emptive rights to purchase additionally issued shares of Series B Preferred Stock. Holders of Series B Preferred Stock will not have any pre-emptive rights with respect to any other class of the Company stock.

Transfer of Shares in the Reverse Stock Split and Forward Stock Split

At the effective time of the Reverse Stock Split, all outstanding shares of our common stock will be exchanged as follows:

•	Record holders owning fewer than 132 shares of the Company’s common stock immediately prior to the Reverse Stock Split will be cashed out at the Redemption Price of $20.00 per pre-split share;

•
Record holders owning 132 or more shares of CB Financial’s common stock will be converted on a one-for-132 basis. Any record holder who does not beneficially own a number of shares evenly divisible by 132 will receive a cash payment in the amount of the Redemption Price multiplied by the pre-split shares comprising the fractional share in lieu of a fraction of a share that would otherwise be issued following the Reverse Stock Split. Thereafter, the record holders will receive 132 shares of common stock for each share of common stock held immediately following the Reverse Stock Split in connection with the Forward Stock Split.

Conversion of Shares in the Transactions

Following the Forward Stock Split:

•
All outstanding shares of common stock held by stockholders of record owning less than 264 shares of CB Financial’s common stock will have each share of common stock exchanged for one share of Series B Preferred Stock in connection with the Series B Conversion;

•
All outstanding shares of common stock held by stockholders of record owning 264 or more, but less than 792, shares of the Company’s common stock will have each share of common stock converted to one share of Series A Preferred Stock in connection with the Series A Conversion;

•
All outstanding shares of common stock held by stockholders of record owing 792 or more shares of the Company’s common stock will continue to hold shares of the common stock in the same amount owned following the Forward Stock Split.

Tax Withholding

Stockholders subject to United States federal backup withholding requirements may be subject to backup withholding on any cash received in lieu of a factional share in the Reverse Stock Split or the exercise of dissenters' rights. Backup withholding will not apply, however, to a stockholder who (i) furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on the substitute Form W- 9 included in the letter of transmittal, or (ii) who otherwise properly establishes that the stockholder is exempt from backup withholding.

Exchange of Certificates

Assuming the stockholders approve the Recapitalization, we anticipate filing the Amendment to its Articles of Incorporation, substantially in the form of Appendix A attached to this Proxy Statement, with the Office of the North Carolina Secretary of State. The Recapitalization will be completed upon the effective time of the Conversions, which we anticipate as being _____ p.m. on ______________, 2008.

First Citizens Trust, the Company’s transfer agent, has been appointed the exchange agent to carry out the exchange of certificates for new shares of common stock, Preferred Stock, and/or cash. As soon as practicable after the effective date of the Recapitalization, the stockholders will be notified and asked to surrender their currently issued stock certificates to the exchange agent. In exchange, those record stockholders owning fewer than 132 shares of common stock will receive a cash payment equal to the Redemption Price for each share held. Those record holders owning 132 or more shares immediately following the Reverse Stock Split will receive new certificates representing the new number of shares of common stock, Series A Preferred Stock, or Series B Preferred Stock held by that stockholder after the Recapitalization, as applicable. In cases where the record holder does not own a number of shares evenly divisible by 132, the record holder will also receive the Redemption Price for each pre-split share in lieu of fractional shares resulting from the Reverse Stock Split. No interest will be paid or accrued on the cash payable to record holders after the Recapitalization is effected. You will not pay any service charges in connection with the exchange of your certificates or the payment of any cash, if applicable. All of these expenses will be assumed by the Company.

You will not receive a new stock certificate for any class of stock and/or any cash payment, as applicable, pursuant to the Recapitalization until our transfer agent receives your currently issued stock certificate(s) or appropriate affidavits and indemnity assurances in accordance with the instructions outlined in the letters of transmittal to be delivered to stockholders. In the event that any certificate representing shares of common stock is not presented for cash upon request by the Company, the cash payment will be administered in accordance with the relevant State abandoned property laws. Until the cash payments have been delivered to a public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the payment has been properly presented for exchange.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from CB Financial. Letters of transmittal will be mailed soon after the Recapitalization is completed.

Timing of Closing of Recapitalization

If the Recapitalization is approved by the Company’s stockholders, each of the Reverse Stock Split, Forward Stock Split and the Conversions will become effective on the date and at the time specified in the Amendment filed with the North Carolina Secretary of State. It is currently anticipated that the effective time of the Reverse Stock Split will be ____ a.m. Eastern Time on ____________, 2008, the effective time of the Forward Stock Split will be _______ p.m. Eastern Time on _____________, 2008, and the effective time of both Conversions will be ____ p.m. Eastern Time on _____________, 2008. In the event that the Board of Directors changes the effective date for any part of the Recapitalization, it will notify stockholders via a press release.

Anticipated Accounting Treatment

The accounting treatment will be in accordance with U.S. generally accepted accounting principles. Shares of common stock repurchased in connection with the Reverse Stock Split and reclassified to Preferred Stock will result in such common shares being included in CB Financial’s authorized but unissued shares of common stock and available for issuance in the future.

Fees and Expenses

We have estimated that the total number of shares that will be purchased by the Company in connection with the Reverse Stock Split is approximately 65,914.  Assuming all the fractional shares are purchased at the Redemption Price of $20.00 per pre-split share, the total cost to us would be $1,318,280. This amount does not include our expenses associated with the Recapitalization, which we estimate to be $146,700, as discussed below. We anticipate that we will pay for all fractional shares, as well as the costs and expenses of the Recapitalization, with cash on hand and, if necessary, through dividends from the Bank.

We will pay all fees and expenses associated with this Recapitalization. We estimate that Recapitalization related fees and expenses will be $146,700; consisting of the following:

Financial Advisor fees and expenses (including Fairness Opinion)	$35,000
Transfer Agent fee	$5,000
Legal fees and expenses	$83,000
Accounting fees and expenses	$5,000
Printing, solicitation and mailing costs	$7,500
SEC filing and Edgar fees	$6,200
Miscellaneous expenses	$5,000
Total estimated expenses	$146,700

Although we do not currently expect to do so, we may engage one or more proxy solicitation firms to assist in the delivery of proxy materials and solicitation of completed proxies and compensate those firms for doing so.

In the event a stockholder has lost his stock certificate(s) and is required to surrender those certificate(s) to receive new shares of stock and/or a cash payment for his fractional shares, we will also pay the fee charged by our transfer agent for lost certificates, provided that the stockholder promptly executes the requisite affidavit and indemnity instruments.

Source and Amount of Funds

We expect we will pay approximately $1,465,000 in the aggregate to with respect to the Recapitalization. As a result, we do not believe the completion of the Recapitalization will have any material affect on our financial condition or results of operations. Purchases of stock will be funded with the Company’s cash and other liquid assets. We do not anticipate borrowing any funds to purchase shares in connection with Recapitalization.

Dissenters’ Rights

Section 55-13-02 of the North Carolina Business Corporation Act (the “NCBCA”) provides that a stockholder is entitled to dissent from and obtain payment for the fair value of his or her shares under certain conditions in the event of specified corporate actions. One such action which triggers these “dissenters’ rights” is an amendment to the Company’s Articles of Incorporation which materially and adversely affects the dissenters’ shares because it alters or abolishes a preferential right of the shares owned by the dissenter. Therefore, the stockholders of the Company who are to receive (i) cash, (ii) shares of Series A Preferred Stock, or (iii) shares of Series B Preferred Stock in exchange for some or all of their shares of common stock and take the necessary steps to perfect their rights are entitled to dissent from the Conversion and Amendment and obtain payment for the fair value of their shares that are being converted pursuant to the Conversion under Article 13 of the NCBCA (“Article 13”). A copy of Article 13 is attached as Appendix C.

A Company stockholder who wishes to assert dissenters’ rights must follow the very specific requirements set forth in Article 13. In addition to certain other requirements, a dissenting stockholder must give CB Financial, and CB Financial must actually receive before the Special Meeting, a written notice (the “Intent Notice”) of that stockholder’s intent to demand payment for his shares if the Recapitalization is effectuated. The dissenting stockholder must also not vote his shares in favor of the proposed Recapitalization. Failure to comply with these and other requirements set forth in Article 13 will constitute a waiver of the stockholder’s right to dissent.

If the Recapitalization is approved by the Company’s stockholders, and the Recapitalization is consummated, CB Financial will mail by registered or certified mail, return receipt requested, a written notice to all stockholders who properly delivered an Intent Notice and satisfied the requirements of a dissenting stockholder set out in Article 13 (a “Dissenters’ Notice”) no later than 10 days following stockholder approval of the Recapitalization. The stockholder who receives a Dissenters’ Notice must demand payment and deposit his or her certificates for the shares of Company common stock in accordance with the terms of the Dissenters’ Notice. The stockholder will have at least 30 days to determine if he wants to demand payment in accordance with the terms of the Dissenters’ Notice. A stockholder who does not satisfy the foregoing requirements is not entitled to payment for his or her shares under Article 13.

Upon receipt of the qualified dissenting stockholder’s payment demand(s), we will offer to pay, subject to the qualified dissenter properly demanding payment and depositing his share certificates, the amount we estimate to be the fair value of the Company common stock owned by such stockholders at the effective time of the Recapitalization, plus interest accrued to the date of payment, and we will pay this amount to the dissenters. The timing of the payment will result, in large part, as to when the dissenting stockholder submits his payment demands.

Under certain terms and conditions specified in Article 13, a dissenter may notify the Company in writing of his own estimate as to the fair value of his shares and the amount of interest due, and that dissenter may demand payment of the excess amount over the Company’s payment and interest due. The stockholder waives the right to demand payment if he fails to demand additional payment in accordance with Article 13.

Article 13 also sets forth the procedure to be followed in the event that a demand for payment remains unsettled. This procedure involves an appraisal proceeding in which the court may appoint one or more persons as an appraiser to receive evidence and recommend a decision on the question of fair value.

A beneficial owner who is not the record owner may assert dissenters’ rights as to any shares held on his behalf only if (i) we receive the record stockholder’s written consent to the dissent prior to or simultaneously with the beneficial stockholder’s assertion of dissenters’ rights and (ii) he does so with respect to all shares of which he is the beneficial owner.

If all of the anticipated holders of the Series A Preferred Stock and Series B Preferred Stock were to properly effect dissenters’ rights, we currently estimate that an additional 253,704 shares of the Company’s common stock would need to be purchased, which would result in an estimated expenditure of $5,074,080 (at the $20.00 per share Redemption Price). This expenditure would be in addition to the estimated $1,318,280 we estimate to pay those stockholders receiving the Redemption Price for their stock in connection with the Reverse Stock Split who are entitled to dissent. In the event that a substantial number of eligible stockholders elect to dissent and receive the fair value of their common stock, the Board of Directors may reassess the Recapitalization and its impact on the capital of the Company (as a bank holding company) and its bank subsidiary, and the Board of Directors may elect to not effect the Recapitalization if the transaction would result in the Company and its bank subsidiary no longer qualifying as a well capitalized institution under applicable banking rules and regulations.

The foregoing is only a summary of the rights of dissenting stockholders under the NCBCA. Because Article 13 contains more detailed provisions and requirements, each dissenting stockholder should carefully review the text of Article 13 attached hereto as Appendix C and should also consult with his or her own legal counsel concerning the specific procedures and available remedies under Article 13. Any failure to follow this specific procedure set forth in Article 13 may result in a stockholder losing the right to claim fair value as described above.

As discussed above, you are advised that any notice of intent to demand payment pursuant to Article 13 must be in writing and must be received by the Company prior to the vote at the Special Meeting. If you desire to mail your Intent Notice to demand payment, you should mail such notice to the Company at the address set forth at the beginning of this Proxy Statement.

As previously stated, in order to exercise dissenters’ rights, you must not vote in favor of the Recapitalization and must give the written notice required by Article 13. You should note that the return of a signed unmarked proxy will be considered a vote in favor of the Recapitalization, and your vote against the Recapitalization alone will not satisfy the written notice requirement. You must delivery a separate written notice to the Company.

Reservation of Rights

The Board of Directors reserves the right to abandon the Recapitalization without further action by our stockholders at any time before the filing of the necessary amendment to our Articles of Incorporation with the North Carolina Secretary of State, even if the Recapitalization has been approved by our stockholders at the Special Meeting. By voting in favor of the Recapitalization you also are expressly authorizing the Board of Directors to determine not to proceed with the Recapitalization if it should decide on that course of action.

We (along with any other person or entity to whom we may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as we may deem appropriate for purposes of effecting the Recapitalization; and

•
resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held of record by any holder immediately prior to the effective time of the Recapitalization. Our determinations shall be final and binding on all parties, and no person or entity shall have any recourse against CB Financial or any other person or entity with respect thereto. The Board intends to use the stockholder records maintained in the ordinary course to determine the number of shares held of record by each stockholder on the Record Date.

For purposes of effecting the Recapitalization, we may in our sole discretion, but shall not have any obligation to do so:

•
presume that any shares of Company common stock registered in the name of a record stockholder are held by a person distinct from any other person, notwithstanding that the record holder of a separate discrete account has the same or a similar name; and

•	aggregate the shares held of record by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

ADDITIONAL SPECIAL MEETING INFORMATION

Time and Place

This Proxy Statement is being furnished to CB Financial stockholders in connection with the Company’s Board of Directors solicitation of proxies to be used at the Special Meeting and at any adjournment of that meeting. The Special Meeting is scheduled to be held at Something Different, 3342 Airport Boulevard, Wilson, North Carolina at 10:00 a.m. Eastern Time on __________, 2008. The telephone number of the Company’s principal office in Wilson, North Carolina is (252) 243-5588. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about __________, 2008.

Purposes of Special Meeting

Our Board of Directors has authorized, and recommends for your approval at the Special Meeting, the adoption of the Amendment to our Articles of Incorporation that will result in the Recapitalization transaction. This transaction is comprised of:

•
amending the Company’s Articles of Incorporation to (i) authorize the issuance of up to 1,000,000 Series A Preferred Stock with such rights, entitlements, preferences and restrictions as more particularly set forth in the Amendment, (ii) authorize the issuance of up to 500,000 shares of Series B Preferred Stock with such rights, entitlements, preferences, and restrictions as more particularly set forth in the Amendment, and (iii) reducing the number of shares of other preferred stock that can be issued by 1,500,000 shares;

•
effecting a one-for-132 Reverse Stock Split and cashing out shares of common stock in lieu of issuing fractional shares of common stock resulting from the Reverse Stock Split at a $20.00 per pre-split Redemption Price;

•	effecting a 132-for-one Forward Stock Split to be effective following the Reverse Stock Split;

•
converting those shares of common stock owned by stockholders holding less than 264 common shares of record following the Forward Stock Split to shares of Series B Preferred Stock on a one share for one share basis; and

•
converting those shares of common stock owned by stockholders holding 264 or more, but less than 657, shares of record following the Forward Stock Split to shares of Series A Preferred Stock on a one share for one share basis.

The effectiveness of the Series A Authorization or the Series B Authorization, the Reverse Stock Split, the Forward Stock Split, the Series A Conversion and the Series B Conversion is conditioned upon the approval of all six Proposals.

Our Board of Directors will have the discretion to determine if and when to effect the Recapitalization and reserves the right to abandon the Recapitalization even if it is approved by the stockholders. The Recapitalization will become effective at the time set forth in the Amendment and after the filing of the Amendment to our Articles of Incorporation with the North Carolina Secretary of State. The form of the Amendment is attached to this Proxy Statement as Appendix A.

We expect that if our stockholders approve and the Board elects to effect the Recapitalization; the transaction will be completed as soon as practicable after the Special Meeting.

Stockholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the Special Meeting or any adjournment or postponement of the Special Meeting. Other than the matters listed on the attached Notice of 200_ Special Meeting of Stockholders, the Board is not aware of any other business to be conducted at the Special Meeting.

Who Can Vote at the Special Meeting

Holders of record of common stock at the close of business on __________, 2008 will be entitled to vote at the Special Meeting (the “Record Date”). As of September 30, 2007, the Company had a total of 1,070,208 shares of outstanding common stock. Each share of common stock entitles its owner to one vote on each matter calling for a vote of stockholders at the Special Meeting. As of September 30, 2007, our executive officers and directors had the power to vote a total of 18.8% of the Company’s issued and outstanding shares. Our executive officers and directors intend to vote all shares owned or controlled by them in favor of the Amendment.

Voting and Revocation of Proxies

You may vote your shares in person by attending the Special Meeting, or (i) by mailing us your completed proxy or (ii) voting your shares electronically via the Internet, if you are unable or do not wish to attend. If the enclosed proxy is properly completed, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions given. Similarly, any shares voted electronically, following the instructions on the enclosed proxy, will be voted at the Special Meeting. If a proxy is returned with no instructions given, the proxy will be voted FOR the proposal to adopt the Amendment as stated in this Proxy Statement and each of the six Proposals. Execution of a proxy gives the designated proxies discretionary authority to vote the shares represented by the proxy in accordance with their best judgment on any other business, if any, that may properly come before the Special Meeting or any adjournments of that meeting.

Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Company will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

You can revoke your proxy at any time before CB Financial takes a vote at the meeting by:

•	delivering to our Secretary at our corporate offices on or before the business day prior to the Special Meeting, a signed proxy card bearing a later date or a written revocation of the proxy;

•	delivering to us at the Special Meeting but prior to the taking of the vote a signed proxy card dated a later date or a written revocation; or

•	attending the Special Meeting and voting in person.

If, however, you are a beneficial owner of shares of the Company’s outstanding common stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote personally at the Special Meeting.

Revoking a proxy will not affect the vote once it has been taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Special Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Vote Required for Approval

The presence, in person or by proxy, of the holders of at least a majority of shares of the Company’s common stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Because many of our stockholders cannot attend the Special Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Board of Directors has designated proxies to represent those stockholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient stockholders present, in person or by proxy, to constitute a quorum or to approve or ratify any proposal at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit the further solicitation of proxies.

Approval of each of (i) the Series A Authorization, (ii) the Series B Authorization, (iii) Reverse Stock Split, (iv) Forward Stock Split, (v) Series A Conversion, and (vi) Series B Conversion, all of which are incorporated into the proposed Amendment to the Company’s Articles of Incorporation, requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock. If you do not vote your shares, it will have the same effect as a vote “against” the Proposals and, thus, the Amendment and Recapitalization.

The proposal to approve the Recapitalization is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on your behalf if you have not given the broker instructions to vote your shares held in “street” name. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast in favor of the Recapitalization and, as a result, will have the same effect as a vote against it. Broker non-votes will also not be counted for purposes of determining whether a quorum is present.

Abstentions will be counted for purposes of determining whether a quorum is present at the Special Meeting. However, like broker non-votes, abstentions will not be counted in tabulating the votes cast on any proposal submitted to the stockholders. As a result, abstentions will have the same effect as a vote against the Recapitalization.

As of September 30, 2007, the directors and executive officers of CB Financial beneficially owned a total of 200,625 (approximately 18.8%) of the outstanding shares of common stock entitled to vote at the Special Meeting (excluding all stock options not exercised on the Record Date).

Solicitation of Proxies

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other related proxy solicitation expenses, if any. Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Company and its wholly-owned savings bank subsidiary also may solicit proxies in person, by telephone or other means without additional compensation. The Board reserves the right to engage a firm to assist the Board in the solicitation of proxies in connection with this Special Meeting.

We are mailing this proxy material to our stockholders on or about __________, 2008.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Our Board of Directors is currently not aware of any business to be brought before the Special Meeting other than that described in this Proxy Statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. We are asking our stockholders to grant full authority to adjourn the Special Meeting to a later date to permit solicitation of additional proxies to approve the Amendment and Recapitalization proposed by this Proxy Statement.

Recommendation of the Board of Directors

The Amendment and Recapitalization have been unanimously approved by the Company’s Board of Directors. Your Board of Directors recommends a vote “FOR” adoption of the proposed Amendment to the Articles of Incorporation which will (i) authorize the new class of Series A Preferred Stock, (ii) authorize a new class of Series B Preferred Stock, (iii) effect a 132-for-one Reverse Stock Split and cash out of fractional shares equal to a $20.00 Redemption Price per per-split share, (iv) effect a 132-for-one Forward Stock Split following the Reverse Stock Split, (v) convert shares of common stock held by stockholders owning less than 264 shares of common stock following the Forward Stock Split to shares of Series B Preferred Stock, and (vi) convert shares of common stock held by stockholders owning 264 or more, but less than 792, shares of common stock held by stockholders following the Forward Stock Split to shares of Series A Preferred Stock.

INFORMATION ABOUT THE COMPANY

General

CB Financial Corporation was established in 2005 as a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the bank holding company laws of North Carolina. The Company’s main office is located at 3710 Nash Street North, Wilson, North Carolina. The Company’s primary activity is owning Cornerstone Bank, a North Carolina-chartered commercial bank. The Company’s principal sources of income are any dividends that are declared and paid by the Bank on its capital stock, all of which is owned by the Company, and earnings on the Company’s investments. The Company invests its capital primarily in interest-bearing deposits, U.S. government, federal agency and other marketable securities with terms of up to 10 years and mortgage-backed securities.

Cornerstone Bank was incorporated on March 14, 2000, and began operations on March 15, 2000, as a North Carolina chartered commercial bank. The Bank is engaged in commercial and consumer banking primarily in Wilson, Wilson County, North Carolina, and operates under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation. The Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are federally insured up to allowable limits.

The Bank is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to offer a wide range of lending services, including commercial, real estate and consumer loans. The Bank considers individual consumers and small to medium businesses to be its primary market for loans. The Bank also offers both personal and commercial overdraft lines of credit in connection with its checking accounts. The Bank’s current lending strategy is to establish market share throughout Wilson County, with an emphasis in Wilson and surrounding areas, including mortgage loans originated in Zebulon.

The Bank’s primary source of revenue is interest income from its lending activities. Its other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-bearing deposit balances in other depository institutions and fee income from its lending and deposit activities. The major expenses of the Bank are interest on deposits and non-interest expenses such as compensation and fringe benefits, federal deposit insurance premiums, data processing expenses and branch occupancy and related expenses.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies including the Federal Reserve Board, the FDIC and the North Carolina Commissioner of Banks. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.

The Bank received a letter, dated November 26, 2007, from the United States Attorney for the Eastern District of North Carolina stating that the Bank may have violated various federal laws relating to establishing and maintaining adequate anti-money laundering programs and the reporting of suspicious transactions in connection with providing services to certain former customers. The letter invited discussions between the U.S. Attorney’s office and legal counsel for the Bank. Those discussions occurred during the latter part of the week ended December 7, 2007. The Bank believes that it may be a possible target of criminal prosecution by the U.S. Attorney. The Bank absolutely denies that it has engaged in any criminal conduct and will vigorously defend itself. It has directed the Bank’s legal counsel to review those of its activities identified by the U.S. Attorney. Additionally, the Bank is continuing its prior cooperation with the U.S. Attorney’s office in its proceedings against the Bank’s former customers.

At June 30, 2007, the Company had total assets of $183.8 million, net loans of $129.8 million, deposits of $159.9 million, investment securities of $31.5 million and stockholders' equity of $12.0 million.

At June 30, 2007, the Company and the Bank had 40 full-time employees and one part-time employee.

Officers and Directors

The following tables set forth certain information with respect to members of the Board of Directors and executive officers of the Company and Bank.

DIRECTORS

Name	Age on September 30, 2007	Principal Occupation During Last Five Years	Term Expires	Director of Bank Since	Director of Company Since
Norman B. Osborn	54	President and Chief Executive Officer of the Bank since March 2000; President and Chief Executive Officer of the Company since May 2005	2008	2000	2005
Gregory A. Turnage	47	President and owner, PLT Construction, Inc., PLT Concrete Services, Inc., and PLT Utilities, Inc.; Owner, T. & H. Electric, Inc.; Member, GRECO Development Co., LCC, Pinecrest Development Co., LLC, Pinecrest Holdings Co., LLC, Partner TAG Development; Partner, TBPCC, LLC	2008	2000	2005
S. Christopher Williford	49	President, Southern Piping Company, Inc. (mechanical contracting services)	2008	2000	2005
Judy A. Muirhead	59	Owner/Manager, JAM Properties, JAM Rentals, and JAM Investments	2009	2000	2005
David W. Woodard	57	Law Partner, Connor, Bunn, Rogerson & Woodard, P.L.L.C.	2009	2000	2005
John Charles Anthony, Jr.	54	Partner, Anthony, Moore & Tabb, P.A. (CPAs)	2010	2000	2005
Robert E. Kirkland III	54	Owner/Manager, Barnes Motor & Parts Co., Inc.	2010	2000	2005
W. Coalter Paxton III	45	President, Paxton Mini Storages, Inc. and PBS Storages, Inc.; Manager, Paxton Bonded Storages, Inc.; Partner, GRECO Development Co., LLC, Pinecrest Development Co., LLC and Pinecrest Holdings Co., LLC; Partner, TBPCC, LLC	2010	2000	2005

Rex D. Williams(1)	52	Chief Financial Officer, MCNC, January 2000 through December 2003; Chief Financial Officer (part-time independent contractor), Cornerstone Bank, January 2004 through May 2005, Chief Financial Officer (part-time Bank employee), Cornerstone Bank, May 2005 to present	2009	2007	2007
__________________________________
(1) Completing term of Thomas E. Brown, III after his resignation.

OFFICERS

Name	Age on September 30, 2007	Positions and Occupations During Last Five Years	Employed by the Bank Since	Employed by the Company Since
Norman B. Osborn	54	President and Chief Executive Officer of the Bank since March 2000; President and Chief Executive Officer of the Company since May 2005	2008	2000
Rex D. Williams	52	Chief Financial Officer, MCNC, January 2000 through December 2003; Chief Financial Officer (part-time independent contractor), Cornerstone Bank, January 2004 through May 2005, Chief Financial Officer (part-time Bank employee), Cornerstone Bank, May 2005 to present	2005	N/A

All of the persons listed and discussed above are U.S. citizens. During the past five years, none of them had been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. In addition, none of the above individuals have been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.

Security Ownership of Officers, Directors and 5% Stockholders

Following is certain information, as of September 30, 2007, regarding all persons or groups, as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company’s common stock.

		Percentage of Class(2)
Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class before the Recapitalization (3)	Percentage of Class after the Recapitalization (4)
Norman B. Osborn (5) 1504 Canal Drive Wilson, NC 27893	64,282	5.84%	8.23%
Gregory A. Turnage (6) 4637 Dewfield Drive Wilson, NC 27893	63,029	5.85%	8.32%
__________________________________

(1)
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals. It is assumed that any shares owned directly of record by the named individuals will be transferred to “street name” before the Reverse Stock Split.

(2)
Based upon a the number of shares of common stock outstanding at September 30, 2007 or following the Recapitalization, as applicable, plus the number of shares that such individual has the right to purchase pursuant to the options described in the footnotes below.

(3)	Based upon a total of 1,070,169 shares of common stock outstanding as of September 30, 2007, in addition to fully vested options granted under the Director Plan and/or Employee Plan.

(4)
Based upon the Board of Directors’ estimate that, in connection with the Recapitalization, 65,914 shares of common stock will be cashed out as a result of the Reverse Stock Split, 196,020 shares of common stock will be converted to Series A Preferred Stock, and 57,684 shares of common stock will be converted to Series B Preferred Stock, resulting in 750,551 shares of common stock being outstanding after the Recapitalization.

(5)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 23,152 shares subject to stock options which have vested or are exercisable within 60 days under the Employee Plan. Also includes 30,839 shares held in custodial accounts for Mr. Osborn’s minor children.

(6)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 5,004 shares held in custodial accounts for Mr. Turnage’s minor children. Also includes 12,883 shares in a trust for which Mr. Turnage is a trustee. Also includes 18,691 shares Mr. Turnage holds in trust as co-executor of his father’s estate.

Set forth below is certain information as of September 30, 2007 regarding beneficial ownership of the common stock by each of the members of the Board of Directors of the Company, each of the members of the board of directors of the Bank, each of the named executive officers of the Company and the Bank, and the directors and all executive officers of the Company and the Bank as a group.

		Percentage of Class(2)
Name and Address	Amount and Nature of Beneficial Ownership (1)	Percentage of Class before the Recapitalization (3)	Percentage of Class after the Recapitalization (4)
John Charles Anthony, Jr. (5) 3302 Sweetbriar Place Wilson, NC 27896	14,507	1.35%	1.92%
Robert E. Kirkland III (6) 2100 Hermitage Road Wilson, NC 27893	8,755	0.81%	1.16%
Judy A. Muirhead (7) 2102 Chelsea Drive Wilson, NC 27896	16,799	1.56%	2.22%
Norman B. Osborn (8) 1504 Canal Drive Wilson, NC 27893	64,282	5.84%	8.23%
W. Coalter Paxton III (6) 1113 Lakeside Drive Wilson, NC 27896	15,047	1.40%	1.99%
Gregory A. Turnage (9) 4637 Dewfield Drive Wilson, NC 27893	63,029	5.85%	8.32%
S. Christopher Williford (10) 2204 Greenwich Lane Wilson, NC 27896	32,313	3.00%	4.27%
David W. Woodard (11) 105 Ripley Road Wilson, NC 27893	32,928	3.06%	4.35%
Rex D. Williams 1305 Camille Court Raleigh, NC 27615	1,857	0.17%	0.25%
All directors and executive officers as a group (13 people) (12)	316,958	26.74%	36.56%
__________________________________

(1)
Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals. It is assumed that any shares owned directly of record by the named individuals will be transferred to “street name” before the Reverse Stock Split.

(2)
Based upon the total number of shares of the common stock outstanding at September 30, 2007 or immediately following the Recapitalization, as applicable, plus the number of shares that such individual has the right to purchase pursuant to the options described in the footnotes hereto.

(3)	Based upon a total of 1,070,169 shares of common stock outstanding as of the September 30, 2007 in addition to fully vested options granted under the Director Plan and/or Employee Plan.

(4)
Based upon the Board of Directors’ estimate that, in connection with the Recapitalization, 65,914 shares of common stock will be cashed out as a result of the Reverse Stock Split, 196,020 shares of common stock will be converted to Series A Preferred Stock, and 57,684 shares of common stock will be converted to Series B Preferred Stock, resulting in 750,551 shares of common stock being outstanding after the Recapitalization.

(5)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 396 shares held in a custodial account for Mr. Anthony’s minor children.

(6)	Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan

(7)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 1,445 shares held in a custodial account for Ms. Muirhead’s minor grandchildren.

(8)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 23,152 shares subject to stock options which have vested or are exercisable within 60 days under the Employee Plan. Also includes 30,839 shares held in custodial accounts for Mr. Osborn’s minor children.

(9)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 5,004 shares held in custodial accounts for Mr. Turnage’s minor children. Also includes 12,883 shares in a trust for which Mr. Turnage is a trustee. Also includes 18,691 shares Mr. Turnage holds in trust as co-executor of his father’s estate.

(10)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 4,005 shares held in a custodial account for Mr. Williford’s minor children. The number also includes 1,335 shares held by Mr. Williford’s spouse. Mr. Williford disclaims beneficial ownership of such shares.

(11)
Includes 6,945 shares subject to stock options which have vested or are exercisable within 60 days under the Director Plan. Also includes 666 shares for which Mr. Woodard shares voting and investment power with his children. The number also includes 934 shares held by Mr. Woodard’s spouse. Mr. Woodard disclaims beneficial ownership of such shares.

(12)
Based upon a total of 1,070,169 shares of common stock outstanding along with 116,333 shares underlying stock options which have vested or are exercisable within 60 days under the Director and Employee Plans.

Past Contacts, Transactions, Negotiations and Agreements

Generally. During the past two years, neither the Company nor the Bank has engaged in significant transactions with any of their affiliates, executive officers or directors, nor have we engaged in negotiations regarding such types of transactions. The concept of “significant transactions” includes any transaction or series of similar transactions with an aggregate value in excess of $60,000.

There are no agreements between the Company, the Bank or the Company’s executive officers and directors and any other person with respect to any shares of our common stock, except as related to shares reserved for issuance under the 2005 Amended Employee Stock Purchase Plan, the Employee Stock Option Plan, and the Director Stock Option Plan for directors of the Bank.

Directors and officers of the Company and their associates are customers of and have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Currently, no executive officer or director is indebted by any such loan to the Bank. In addition, no director or executive officer has pledged shares of our common stock.

The Company is not aware of any arrangements that may result in a change in control of the Company. Presently, neither the Company nor the Bank has any plans, proposals or negotiations that relate to or would result in: (i) any purchase, sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; (ii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (iii) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or (iv) any other material change in the Company’s corporate structure or business.

Amended Employee Stock Purchase Plan. On May 26, 2005, the Bank’s stockholders approved the Cornerstone Bank 2005 Amended Employee Stock Purchase Plan (the “Stock Purchase Plan”) which was adopted by the Board of the Company on March 23, 2005. The purpose of the Stock Purchase Plan is to provide employees of the Company and the Bank the opportunity to acquire an ownership interest in the Company through the purchases of Company stock at a price below current market prices. It is the intention of the Company that the Stock Purchase Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The Stock Purchase Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Description of the Stock Purchase Plan. The following description of the Stock Purchase Plan is a summary of its terms, and you may review the Stock Purchase Plan in its entirety by referencing Exhibit 16(d)(iii) to the Company’s Schedule 13E-3, filed with the SEC on December 4, 2007. The filing may be accessed free of charge through the SEC’s website (www.sec.gov).

Administration. The Stock Purchase Plan is administered and interpreted by the Stock Option Plan Committee of the Board, which is composed of the Board of Directors as a whole (the Committee is referred to herein as the Administrator). The Administrator has full authority to make, administer and determine all questions of interpretation or application of the Stock Purchase Plan consistent with Section 423 of the Code. Any determination or decision made by the Administrator is final and binding on all participants.

Term of Plan and Offering Periods. The Stock Purchase Plan provides for a maximum term of 10 years, subject to earlier termination due to termination by the Board or issuance of all shares available for option. Options are awarded and exercisable under the Stock Purchase Plan in a series of offering periods. Each offering period lasts 12 months commencing on January 1 (the “Offering Date”) of each year and ending on December 31 of that year (the “Expiration Date”). The Administrator has the authority to set different commencing and ending dates for any offering period (provided no offering period may exceed 27 months).

Eligible Employees. The Stock Purchase Plan is open to all “Eligible Employees” of the Company or the Bank except employees who (i) have been employed by the Company or the Bank for less than 12 months preceding the date of grant of options, (ii) customarily work 20 hours or less per week, (iii) customarily are employed for five months or less per year and (iv) own stock or hold options, or would hold options as a result of an award, to purchase more than 5% of the total combined voting power or value of the Company’s common stock.

Options Available for Grant. The Administrator has the discretion to determine how many shares out of the 40,000 reserved for issuance under the Stock Purchase Plan will be made available for grant during each Offering Period. For each Offering Period after the first, the number of shares available for grant will be the number of options determined by the Administrator plus the number of options made available but not purchased during any prior Offering Period. The number of shares reserved for issuance is adjusted to account for stock splits that may occur.

Grant of Options. Eligible Employees as of any offering date (which is the first business day of any offering period) shall be granted an option to purchase whole shares of Company stock during the offering period. The number of shares each Eligible Employee is entitled to purchase under that option is determined by (1) dividing the Eligible Employee’s annual rate of compensation by the total compensation for all Eligible Employees and (2) multiplying the resulting quotient by the total number of shares made available for grant by the Administrator during the Offering Period.

For purposes of the Stock Purchase Plan, the term “compensation” includes an Eligible Employee’s annualized regular, fixed base salary, wages based on the Eligible Employee’s salary or wage rate (and number of hours per week) in effect at the time of grant as well as one half of all annualized commissions earned by the Eligible Employee. Compensation does not include any bonus, overtime payment, incentives, contribution by an employer corporation to an employee benefit plan or other similar payment or contribution.

Option Price. The option price per share for which Company stock will be sold in any offering period is the lesser of 85% of (A) the fair market value of the Company stock on the date of grant or (B) the fair market value of the Company stock on a Purchase Date (“Option Price”).

Participation by Employees. Participation by Eligible Employees in the Stock Purchase Plan is voluntary. During the first 15 days of December during an Offering Period, an Eligible Employee may elect to purchase shares pursuant to his or her option. In order to make an election to participate, the Eligible Employee must submit a written election notice on a form supplied by the Company indicating the number of shares under option he or she wishes to purchase (the “Elected Shares”). The election notice must be accompanied by full payment of the Option Price for all Elected Shares. Payment for Elected Shares also may be made by accumulated payroll deductions made by the Eligible Employee to the Bank under the payroll deduction plan described below. If an Eligible Employee elects to purchase a number of shares greater than the number of which could be purchased with funds credited to him or her under the payroll deduction plan, then the Eligible Employee must submit payment of the remaining aggregate Option Price due for those excess Elected Shares along with his or her election notice. Election notices are irrevocable and may not be altered after receipt by the Company.

The failure of an Eligible Employee to deliver an election notice to the Company during the election period is the same as an election by the Eligible Employee not to purchase any shares under his or her option. Any and all remaining shares covered by that option for which an election notice is not received by the Company during the election period will be forfeit. On the Expiration Date, that option will immediately terminate and be of no further force or effect and the remaining shares covered by that option will again be made available for future option grants under the Stock Purchase Plan.

If payment of the Option Price for any Elected Shares is not received by the Company, then the Eligible Employee’s election notice will not be effective as to those shares and he or she will not be allowed to purchase those shares on the Purchase Date for that offering period and the remaining option will terminate.

As promptly as practicable after Elected Shares are purchased on the last business day of the Offering Period, the Company will issue certificates for common stock to the Eligible Employee reflecting the shares purchased upon exercise of his or her option. Options granted to Eligible Employees are not assignable or transferable. In addition, Eligible Employees have no interest or voting right in shares of common stock covered by his or her option until the option has been exercised and shares have been purchased.

Limitations on Shares to be Purchased. No Eligible Employee is entitled to purchase stock under the Stock Purchase Plan at a rate which, when aggregated with his or her rights to purchase Company stock under all other employee stock benefit plans of the Company, exceeds $25,000 in fair market value, determined as of the Expiration Date for each calendar year in which the Eligible Employee participates in the Stock Purchase Plan. The Company may automatically suspend the payroll deductions of any participant as necessary to enforce this limit. In addition, no more than 40% of the shares available for option may be granted to any one participant.

Options Granted/Shares Purchased. As of December 31, 2006, 16 employees were eligible to participate in the Stock Purchase Plan.

As of December 31, 2006, 12 employees elected to pay for options to purchase shares of Company stock, and, as of that date, had purchased an aggregate of 5,955 shares of common stock. As set forth in the section titled “Option Price” above, cash consideration was paid by employees for the options exercised under the Stock Purchase Plan.

Termination of Employment. Termination of an Eligible Employee’s employment for any reason, including retirement, death or the failure of a participant to remain an Eligible Employee immediately terminates his or her participation in the Stock Purchase Plan. In such event, the payroll deductions credited to the Eligible Employee’s account will be returned to him or her or, in the case of the Eligible Employee’s death, to his or her legal representative.

Capital Changes. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the Stock Purchase Plan, the number of shares to which any outstanding option relates and Option Price will be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Restriction of Shares; Notice of Disposition. Each participant must notify the Company in writing if he or she disposes of any of the shares purchased pursuant to the Stock Purchase Plan within two years from the date of grant of the option or within one year from the date the shares were purchased (the “Notice Period”). The Company must, during the Notice Period, place a legend or legends on any certificate for shares of common stock purchased under the Stock Purchase Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. Each participant is obligated to provide notice of dispositions during the Notice Period despite the placement of a legend on the certificates.

Amendment or Termination of the Stock Purchase Plan. The Board may amend, terminate or extend the term of the Stock Purchase Plan, except that any termination will not affect previously granted options, nor may any amendment make any change to a previously granted option that would adversely affect the right of any participant. Any amendment that would (a) increase the number of shares that may be issued under the Stock Purchase Plan or (b) change the designation of the employees (or class of employees) eligible for participation in the Stock Purchase Plan must be approved by at least two-thirds of the Company’s stockholders within 12 months of the amendment’s adoption.

Notwithstanding the foregoing, the Board may make such amendments as the Board determines to be advisable, if the continuation of the Stock Purchase Plan or any offering period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date the Stock Purchase Plan was adopted by the Board.

Stock Option Plans. On June 29, 2000 the stockholders of the Bank approved two stock option plans, the Cornerstone Bank Employee Stock Option Plan (the “Employee Plan”) for employees of the Bank and the Director Plan for directors of the Bank. The Employee Plan and the Director Plan are referred to collectively as the “Plans.” In connection with the reorganization of the Bank into holding company form, the Company assumed the Bank’s obligations under the Plans and the Company’s common stock now underlies the participants’ options.

Both Plans are designed to attract and retain qualified personnel in key positions, to provide directors and employees, as applicable, with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward directors and employees for outstanding performance. The Plans provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code or nonqualified or compensatory stock options. Officers and employees of the Company and the Bank, who may or may not be directors as well, are eligible to receive incentive stock options and non-employee directors are eligible to receive nonqualified stock options.

Description of the Stock Option Plans. The following description of the Plans is a summary of their terms, and you may review the Plans in their entirety by referencing Exhibit 16(d)(i) and (ii) to the Company’s Schedule 13E-3, filed with the SEC on October 24, 2007.

Administration. The Plans are administered and interpreted by the Stock Option Plan Committee of the Board that is composed of two or more “nonemployee directors” as that term is defined by the rules and regulations of the Exchange Act. The Board or the Committee determines which persons will be granted options under the Plans, whether options will be incentive or nonqualified options, the number of shares subject to each option, and when options become exercisable.

Stock Options. No more than 40% of the shares set aside for options may be allocated to any one participant under each of the Plans. The Plans provide that all options will have an option exercise price of not less than the fair market value of a share of Company stock on the date of grant. The fair market value will be determined by the Committee based on market information and the advice of an independent brokerage firm.

All options granted to participants under the Plans become vested and exercisable at the rate determined by the Committee when making an award. Unvested options may not vest after a participant’s employment with or service to the Company is terminated for any reason other than the participant’s death or disability. Unless the Committee specifically states otherwise at the time an option is granted, all options granted to participants become vested and exercisable in full on the date an optionee terminates his employment with or service to the Company because of his death or disability. In addition, all stock options become vested and exercisable in full in the event of a change in control of the Company, as defined in the Plans. Options granted under the Plans may have a term of up to ten years. Stock options are non-transferable except by will or the laws of descent and distribution. Payment for shares purchased upon the exercise of options may be made in cash, by check, bank draft or money order. On December 20, 2005, upon recommendation of the Stock Option Plan Committee, the Board accelerated vesting of all unvested options so that, at this time, every participant’s options are 100% vested. This decision was motivated by the implementation of new accounting rules involving options, which would have resulted in greater tax liabilities for the Company if the options had not been accelerated.

Number of Shares Covered by the Plans. A total of 80,284 shares of common stock are reserved for issuance to directors pursuant to the Director Plan. A total of 80,284 shares of common stock are reserved for issuance to employees pursuant to the Employee Plan.  These percentages of shares allocated to the Plans were the maximum amounts allowed under North Carolina and FDIC banking regulations at the time of their adoption. In lieu of issuing authorized but unissued shares upon the exercise of options, the Company may elect to purchase shares in the open market to fund exercises of options. To the extent that exercised options are funded by authorized but unissued shares, the percentage of ownership interests of existing stockholders will be diluted. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the Plans, the number of shares to which any option relates and the exercise price per share under any option will be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. Options available for issuance under the Plans have been adjusted to give effect to an 11-for-10 stock split effected in the form of a 10% stock dividend paid on May 15, 2002, a 21-for-20 stock split effected in the form of a 5% stock dividend paid on May 15, 2003, a 21-for-20 stock split effected in the form of a 5% dividend paid on May 31, 2004, a 21-for-20 stock split effected in the form of a 5% dividend paid on August 26, 2005, and a 21-for-20 stock split effected in the form of a 5% dividend paid on August 31, 2006. No cash consideration will be paid by employees or directors for the award of these options under either Plan.

Amendment and Termination of the Plan. Unless sooner terminated, the Plans will continue in effect for a period of ten years from the date the Plans were approved by the Bank’s stockholders and became effective by their terms. The Board may at any time alter, suspend, terminate or discontinue the Plans, subject to any applicable regulatory requirements and any required stockholder approval or any stockholder approval which the Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements. The Board may not, without the consent of the optionee, make any alteration that would deprive the optionee of his rights with respect to any previously granted option. Termination of the Plans would not affect any previously granted options.

Common Stock of the Company

The Company had 812,770 shares of common stock outstanding which were held by approximately 1,358 holders of record (excluding shares held in street name) as of September 30, 2007. To date, the Company has not paid any cash dividend; however, in August 2006, the Company paid $12,225 cash in lieu of issuing fractional shares in connection with the issuance of a stock dividend.

Market Price Data. There is no public trading market for the Company’s common stock. Certain sales have been facilitated by the Company in 2006 and 2005, all of which were, to the knowledge of management, at prices ranging from $14.29 to $17.75 per share. The price paid for the Company’s common stock in the last trade known to management to have occurred during the first six months of 2007 was $20.00, which trade occurred on June 14, 2007.

After the Recapitalization, we intend to deregister our common stock so that the Company is no longer an Exchange Act reporting company. As a result, we anticipate that our common stock will not be eligible for trading on any national exchange. There is no guarantee that an established trading market will develop for the Company’s common stock, or Series A or Series B Preferred stock, and the Company has no current plans to assure that such stock will be eligible for trading on an automated trading system operated by a national securities association.

As of the Record Date, the Company had: (i) reserved 8,000 shares of its common stock for issuance upon the exercise of options that have been granted under the Employee Stock Purchase Plan, and options to purchase 8,000 shares of common stock have been granted at an exercise price of $15.09 per share pursuant that Plan; (ii) reserved 8,284 shares of its common stock for issuance upon the exercise of options that have been granted under the Employee Stock Option Plan, and options to purchase 65,977 shares of common stock have been granted at an exercise price of $9.93 per share pursuant that Plan; and (iii) reserved 80,284 shares of its common stock for issuance upon the exercise of options that have been granted under the Director Stock Option Plan, and options to purchase 62,505 shares of common stock have been granted at an exercise price of $9.93 per share pursuant that Plan. Other than as set forth above, the Company has no compensation plans authorized to issue equity securities and no outstanding options, warrants or rights.

The Company has not made an underwritten public offering of the Company’s common stock for cash during the past three years that it was registered under the Securities Act of 1933 or exempt from registration under Regulation A (Securities Act Rule 251 through 263).

Dividends. Under North Carolina law, the Bank may pay dividends only from its undivided profits. However, if the Bank’s surplus is less than 50% of the Bank’s paid-in capital stock, then the Bank’s directors may not declare any cash dividend until the Bank has transferred from undivided profits to surplus 25% of the Bank’s undivided profits or any lesser percentage necessary to raise the Bank’s surplus to an amount equal to 50% of its paid-in capital stock.

In addition to the restrictions described above, other state and federal statutory and regulatory restrictions apply to the Bank’s payment of cash dividends on its common stock. As an insured depository institution, federal law prohibits the Bank from making any capital distributions, including the payment of a cash dividend, if the Bank is, or after making the distribution would become, “undercapitalized” (as that term is defined in the Federal Deposit Insurance Act). Additionally, if in the opinion of the FDIC an insured depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), the FDIC may require, after notice and hearing, that the institution cease and desist from that practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The FDIC has issued policy statements that provide that insured banks generally should pay dividends only from their current operating earnings, and, under the Federal Deposit Insurance Act, no dividend may be paid by an insured bank while it is in default on any assessment due the FDIC. The Bank’s payment of dividends also could be affected or limited by other factors, such as events or circumstances that lead the FDIC to require that the Bank maintains capital in excess of regulatory guidelines.

In the future, the Bank’s ability to declare and pay cash dividends will be subject to the Board of Directors’ evaluation of its operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. There is no assurance that, in the future, the Bank will have funds available to pay cash dividends or, even if funds are available, that the Bank will pay dividends in any particular amounts or at any particular times, or that the Bank will pay dividends at all.

The Company must also obtain Federal Reserve Board approval in order to use more than 10% of its net worth to make stock repurchases during any 12 month period unless the Company (i) both before and after the redemption satisfies capital requirements for "well capitalized" state member banks; (ii) received a one or two rating in its last examination; and (iii) is not the subject of any unresolved supervisory issues.

Recent Transactions. Except as otherwise set forth herein, neither the Company nor any executive officer, director, affiliate or subsidiary of the Company, nor any of the Company’s or any subsidiary’s pension, profit sharing, or similar plan, has engaged in any transaction in the Company’s common stock during the past sixty (60) days.

Description of Common Stock. The Company is authorized to issue 80,000,000 shares of common stock, no par value. As of September 30, 2007, there were 1,070,169 shares of our common stock outstanding. Each share of our common stock has equal voting rights, preferences and privileges.

Description of Preferred Stock. Under the terms of the Company’s Articles of Incorporation prior to the adoption of the Amendment, the Company is authorized to issue 20,000,000 shares of preferred stock, of which no shares are issued or outstanding. Our Board of Directors has the authority to prescribe the relative preferences, rights and limitations of the shares of preferred stock, subject to limitations prescribed by law and CB Financial’s Articles of Incorporation, as amended. The number of these non-designated preferred shares which will be authorized after the Amendment will be reduced to 18,500,000. The remaining 1,500,000 shares will comprise the Series A and Series B Preferred Stock, as more particularly described in the Proxy Statement and the Amendment, attached hereto as Exhibit A.

Number of Record Stockholders. As of September 30 2007, the Company had approximately 1,310 record stockholders.

Voting Rights of Common Stock. Each share of the Company’s common stock has the same voting rights and is identical in all respects to every other share of common stock. The holders of common stock possess all voting rights with respect to the Company. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of our common stock. Holders of Series A or Series B Preferred Stock will not be entitled to vote on any matter other than (i) as otherwise required by law or (ii) upon the merger, acquisition or sale of the Company’s stock or assets, which requires the approval of the common stockholders.

FINANCIAL INFORMATION OF THE COMPANY

Selected Consolidated Financial Data (Unaudited)

The following tables set forth certain unaudited consolidated selected financial data for the Company and its subsidiary for the fiscal years ended December 31, 2006 and 2005 and the six month periods ended June 30, 2007 and 2006. This consolidated selected financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for, the fiscal years ended December 31, 2006 and 2005 as well as accompanying notes, which are incorporated herein by reference to our annual report on Form 10-KSB for the year ended December 31, 2006, and our unaudited consolidated financial information as of, and for the six months ended, June 30, 2007 and 2006 as well as accompanying notes, which are incorporated herein by reference to our quarterly report on Form 10-QSB for the six months ended June 30, 2007.

	Year to Date		Year Ended
	June 30,		December 31
	2007	2006	2006	2005
	(Dollars in thousands, except per share amounts)
Financial Condition Data:
Total assets	$183,783	$158,596	$161,043	$132,455
Investment securities (1)	40,456	33,969	41,480	30,113
Loans receivable, net (2)	129,813	114,169	118,932	112,693
Deposits	159,855	136,015	147,411	129,069
Borrowings	11,405	11,405	11,405	12,543
Stockholders' equity	11,999	10,730	11,744	10,442
Book value per common share	$11.21	$10.03	$10.97	$9.81

Operating Data:
Interest income	$6,312	$5,361	$11,320	$7,619
Interest expense	3,331	2,503	5,551	3,048
Net interest income	2,981	2,858	5,769	4,570
Provision for loan losses	404	727	942	625
Noninterest Income	564	487	1,030	867
Noninterest expense	2,304	1,953	4,218	3,068
Income before income taxes	837	665	1,639	1,744
Income tax expense	$245	$207	524	609

Net income	$592	$458	$1,115	$1,135

Selected Other Data:
Basic gross earnings per common share(3)	$0.78	$0.62	$1.54	$1.65
Diluted gross earnings per common share	$0.75	$0.61	$1.48	$1.61
Basic net earnings per common share(4)(5)	$0.55	$0.43	$1.05	$1.07
Diluted net earnings per common share	$0.53	$0.42	$1.01	$1.04
Dividends per common share	$0	$0	$0	$0
Dividend payout ratio(5)	0%	0%	0%	0%
Annualized Return on average Assets	0.67%	0.59%	0.69%	0.86%
Annualized Return on average Equity	9.88%	8.63%	10.23%	11.33%
Average equity to average assets	6.69%	6.80%	6.76%	7.56%

(1)	Includes interest-bearing deposits in banks, time deposits, federal funds sold, Federal Home Loan Bank stock and investment securities.
(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3)	Basic gross earnings per common share represents total income before taxes divided by the weighted average common shares outstanding.
(4)	Basic net earnings per common share represents total income after taxes divided by the weighted average common shares outstanding.
(5)	The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

Selected Consolidated Pro Forma Financial Information (Unaudited)

The following pro forma financial information is condensed and unaudited and should be read in conjunction with our historical consolidated financial statements and accompanying notes, which are incorporated by reference into this proxy statement. The pro forma financial information is intended to illustrate the approximate effect that the estimated cash payments for fractional shares resulting from the Reverse Stock Split and related expenses of the Recapitalization would have had on the Company’s financial condition and results of operation if completed at an earlier date. The pro forma financial information is based on the assumptions stated in the notes to the pro forma financial statements, which should be carefully considered. The following unaudited pro forma consolidated financial information as of June 30, 2007 and for the six months ended June 30, 2007 and for the year ended December 31, 2006 gives effect to the following assumptions:

* We have assumed that the Rule 13e-3 transaction occurred as of January 1, 2007 for purposes of the consolidated balance sheet, as of January 1, 2006 for purposes of the consolidated statement of income for the year ended December 31, 2006, and as of January 1, 2007 for purposes of the consolidated statement of income for the six months ended June 30, 2007.

* We have assumed (i) that a total of 196,020 shares of common stock will be exchanged for the same number of share of Series A Preferred stock, (ii) that a total of 57,684 shares of common stock will be exchanged for the same number of share of Series B Preferred stock, and (iii) that 65,914 shares will be cashed out as a result of the Reverse Stock Split, at a cost to the Company of $20.00 per share, or $1,318,280.

* We have assumed that we will incur approximately $146,700 in costs and expenses relating to the Rule 13e-3 transaction and that we will realize direct savings of costs currently incurred, estimated to be approximately $258,000 per year as a result of the Rule 13e-3 transaction.

* We have assumed that the expenses and anticipated cost savings in connection with the Rule 13e-3 transaction will be taxed at an effective rate of 38.66%.

* As of June 30, 2007, the unaudited book value per share of the Company’s common stock was $11.21. At the completion of the Recapitalization, the book value per share as of June 30, 2007, will be reduced from $11.95 per share on a historical basis (as adjusted to account for the decrease in shares of outstanding common stock resulting from the Recapitalization) to approximately $10.49 per share on a pro forma basis.

The unaudited pro forma consolidated financial information is intended for informational purposes and is not necessarily indicative of (i) what our actual financial position would have been if the Recapitalization was completed as of the dates indicated or (ii) the results that may be reported by us in the future.

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
CB FINANCIAL CORPORATION AND SUBSIDIARY

	As of June 30, 2007
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$12,085	$(1,465)	$10,620
Investments	32,099	-	32,099
Loans	131,857	-	131,857
Allowance for loan losses	(2,044)	-	(2,044)
Net loans	129,813	-	129,813
Foreclosed real estate, net	285	-	285
Other assets	9,501	-	9,501
Total assets	$183,783	$(1,465)	$182,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$159,855	$-	$159,855
Advances from Federal Home Loan Bank	6,250	-	6,250
Trust preferred	5,155	-	5,155
Other liabilities	524	-	524
Total liabilities	171,784	-	171,784
Stockholders' equity:
Preferred stock, no par value, 18,500,000 shares authorized (20,000,000 historical):
Series A, shares issued and outstanding 196,020 (0 historical)	-	1,942	1,942
Series B, shares issued and outstanding 57,684 (0 historical)	-	571	571
Common stock, no par value, 80,000,000 shares authorized; shares issued and outstanding 1,004,255 (1,070,169 historical)	10,600	(3,978)	6,622
Retained earnings	1,804	-	1,804
Accumulated other comprehensive income	(405)	-	(405)
Total stockholders' equity	11,999	(1,465)	10,534
Total liabilities and stockholders' equity	$183,783	$(1,465)	$182,318

See notes for assumptions

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
CB FINANCIAL CORPORATION AND SUBSIDIARY

	Six Months Ended June 30, 2007
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except per share data)

Interest income	$6,312	$(38)	$6,274
Interest expense	(3,331)	-	(3,331)
Net interest income	2,981	(38)	2,943

Provision for loan losses	(404)	-	(404)

Non-interest income	564	-	564
Non-interest expense	(2,304)	(106)	(2,410)

Income before income taxes	837	(144)	693
Income taxes	(245)	56	(189)
Net income	$592	$(88)	$504

Net income per share:
Basic	$0.55		$0.50
Diluted	$0.53		$0.48

CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)
CB FINANCIAL CORPORATION AND SUBSIDIARY

	Year Ended December 31, 2006
	Historical	Pro Forma Adjustments	Pro Forma Combined
	(In thousands, except per share data)

Interest income	$11,320	$(77)	$11,243
Interest expense	(5,551)	-	(5,551)
Net interest income	5,769	(77)	5,692
Provision for loan losses	(942)	-	(942)
Non-interest income	1,052	-	1,052
Non-interest expense	(4,240)	(86)	(4,326)
Income before income taxes	1,639	(163)	1,476
Income taxes	(524)	63	(461)
Net income	$1,115	$(100)	$1,015

Net income per share:
Basic	$1.05		$1.02
Diluted	$1.01		$0.98

Computation of Ratio of Earnings to Fixed Charges
 (Unaudited)
CB Financial Corporation and Subsidiary
 (Dollars in Thousands)

	Six Months Ended June 30, 2007	Pro Forma For the Six Months Ended June 30, 2007	Year Ended December 31, 2006	Pro Forma For the Year Ended December 31, 2006
Earnings
Add
Pretax income	$837	$693	1,639	1,476
Fixed charges	3,331	3,331	5,551	5,551
Amortization of capitalized interest	-	-	-	-
Distributed income of equity investees	-	-	-	-
Share of pretax losses of equity investees for	-	-	-	-
which charges arising from guarantees are
included in fixed charges	-	-	-	-
Less
Interest capitalized	-	-	-	-
Preference security dividend requirements	-	(1)	-	(2)
Minority interest in retax income of subsidiary
that have not incurred charges	-	-	-	-
Total earnings	$4,168	$4,023	$7,190	$7,025

Fixed charges
Interest expensed and capitalized	$3,331	$3,331	5,551	5,551
Amortized premiums, discounts and
capitalized expenses	-	-	-	-
Interest within rental expense	-	-	-	-
Preference security dividend requirements of
consolidated subsidiaries	-	-	-	-
Total fixed charges	$3,331	$3,331	$5,551	$5,551

Ratio of earnings to fixed charges	125.13%	120.77%	129.53%	126.55%

Note: The ratio of earnings to fixed charges has been computed based upon earnings before provision for income taxes and fixed charges. Fixed charges consist of interest expense and proportional rental expense for the relevant time period.

Notes to Condensed Consolidated Pro Forma Financial Statements

(1)
The Consolidated Pro Forma Statement of Financial Condition assumes the Recapitalization occurred on January 1, 2007. The 2006 Consolidated Pro Forma Income Statement assumes the Recapitalization occurred on January 1, 2006. The Consolidated Pro Forma Income Statement for the six months ended June 30, 2007 assumes the Recapitalization occurred on January 1, 2007.

(2)
The Company assumes that a total of 65,914 shares will be converted to fractional shares as a result of the Recapitalization and be redeemed at a price of $20.00 per share. The Company also estimates that transaction fees and expenses will be $146,700, resulting in approximately $1,464,980 of total transaction costs.

(3)
The Company assumes that all of the cash required to pay for the fractional shares resulting from the Recapitalization will be from a combination of working capital of the Company and dividends paid to the Company by the Bank.

(4)
The Company has adjusted for a pre-tax cost savings, estimated to be $41,000 for the six months ended June 30, 2007 and $61,000 for the year ended December 31, 2006. This is an estimate of what the actual cost incurred in the period would be for legal, accounting and other professional fees associated with the filing requirements under the Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee, overhead, indirect or incidental expenses. Management estimates that costs associated with being an Exchange Act reporting company will be significantly higher in later periods.

(5)	The Company estimates that it would have earned $38,000 pre-tax income on the $1,464,980 of total transaction costs for the six months ended June 30, 2007 and $77,000 pre-tax income for 2006.
(6)	The income tax rate on adjustments is equal to the Company’s tax rate for the same period.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholders may submit proposals for consideration at the 2008 Annual Meeting of Stockholders. In order for stockholder proposals for the 2008 Annual Meeting to be eligible for inclusion in the Company's proxy statement, they must be must have been received by the Secretary of the Company at the Company’s principal executive office not later than December 16, 2007 and meet all other applicable requirements for inclusion therein.

In the alternative, a stockholder may commence his own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2008 Annual Meeting of Stockholders of the Company. In order to do so, the stockholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 29, 2008, of such proposal. If the stockholder wants to stop the Company from voting proxies (under the discretionary authority granted by the form of proxy to be solicited by the Company for use at the 2008 Annual Meeting) on his proposal, the notice must also state the stockholder’s intent to solicit the required number of votes for passage of his proposal and the stockholder must provide evidence to the Company that the solicitation has occurred.

The Company’s bylaws provide that, in order to be eligible for consideration at the annual meeting of stockholders, all nominations of directors, other than those made by the Company’s Board of Directors, must be made in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, if less than 60 days notice of the meeting is given to stockholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including CB Financial, who file electronically with the SEC. The address of that website is http:\\www.sec.gov.

The Company has filed a transaction statement on Schedule 13E-3 with the SEC in connection with the transaction described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

Elliott Davis, LLC has been appointed by the Company’s Audit Committee as the independent certified public accountants to audit the Company and the Bank’s financial statements for the fiscal years ending December 31, 2006 and 2007, and the Company’s stockholders ratified such appointment. We do not anticipate that representatives of our principal accountants will be in attendance at the Special Meeting; however, if representatives of our principal accountants elect to attend the Special Meeting, they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions at stockholder request.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows CB Financial to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules and is incorporated herein by reference. Our most recent quarterly report on Form 10-QSB for the six month period ended June 30, 2007, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules that are incorporated herein by reference. The Company’s 10-KSB was filed with the SEC on March 31, 2007, and its latest 10-QSB was filed with the SEC on August 13, 2007. We undertake to deliver promptly, without charge, upon the written or oral request of any stockholder, a separate copy of our annual report on Form 10-KSB or its quarterly report on Form 10-QSB. Requests should be submitted to David W. Woodard, Secretary, CB Financial Corporation, P.O. Box 8189, Wilson, North Carolina 27893.

This document incorporates by reference the documents listed below that CB Financial has filed previously with the SEC. We are delivering copies of these documents that are incorporated by reference to stockholders in connection with this Proxy Statement. They contain important information about the Company and its financial condition.

•	CB Financial’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006; and

•	CB Financial’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

David W. Woodard,
Secretary
Wilson, North Carolina
__________, 2008

APPENDIX A

AMENDMENT TO ARTICLES OF INCORPORATION
OF
CB FINANCIAL CORPORATION

See Attached

ARTICLES OF AMENDMENT
OF
CB FINANCIAL CORPORATION

Pursuant to Section 55-10-06 of the General Statutes in North Carolina, CB Financial Corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation with the North Carolina Secretary of State:

1. The name of the Corporation is CB Financial Corporation.

2. Article II of the Articles of Incorporation of the undersigned Corporation shall be amended by striking Article II thereof and by substituting in lieu of said Article the following, which shall read in its entirety as follows:

ARTICLE II

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have the authority to issue a total of 100,000,000 shares of capital stock, none of which shall have any par value, divided into classes as follows:
Class	Number of Shares

Common Stock	80,000,000
Series A Preferred Stock	1,000,000
Series B Preferred Stock	500,000
Additional Preferred Stock	18,500,000

Section 2.2. Common Stock. The shares of Common Stock shall be of one and the same class. Subject to the rights of holders of the Series A Preferred Stock as determined in Section 2.3 hereunder, the Series B Preferred Stock as determined in Section 2.4 hereunder, and the additional preferred stock as determined by the Board of Directors pursuant to Section 2.5 hereunder and by the North Carolina Business Corporation Act ("NCBCA"), as now constituted or hereafter amended, the holders of shares of Common Stock shall have one vote per share on all matters properly submitted to the stockholders of the Corporation for their vote, consent, waiver, release, or other action, and shall be entitled to participate pro rata, after preferential rights of holders of Series A Preferred Stock, Series B Preferred Stock and holders of any additional issued and outstanding preferred stock, in the distribution of the net assets of the Corporation upon dissolution.

Section 2.3. Series A Preferred Stock. The shares of Series A Preferred Stock shall be of one and the same class.

A. Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution, or winding up of the Corporation, ranks senior to the Common Stock in the manner specifically set forth in this Section 2.3. The Series A Preferred Stock, with respect to the liquidation, dissolution or winding up of the Corporation, ranks junior to the Series B Preferred Stock and, except with respect to the Series B Preferred Dividend, (defined in Section 2.4(C) below), ranks senior to the Series B Preferred Stock as to dividend rights, all as more particularly set forth in this Section 2.3 and Section 2.4 hereunder. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

B. Voting Rights. Holders of Series A Preferred Stock are entitled to vote only (i) as required by law and (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Corporation, or other business combination involving the Corporation, in which the holders of Common Stock are entitled to vote. On those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series A Preferred Stock held, and the votes shall be counted cumulatively with those votes cast by holders the Common Stock, the Series B Preferred Stock and other classes of stock voting on such matter, except to the extent approval is required by a separate class under applicable law.

C. Dividend Rights. Except with respect to the payment of the Series B Preferred Dividend, which is excluded from the priority provided in this paragraph, holders of Series A Preferred Stock are entitled to a preference in the distribution of dividends so that holders of the Series A Preferred Stock shall receive dividends, when and if declared and paid by the Corporation, prior to the receipt of dividends by the holders of Common Stock and Series B Preferred Stock and in an amount not less than paid to the holders of Common Stock and Series B Preferred Stock. The Corporation is not required to pay any dividends on the Series A Preferred Stock and has the right to waive the declaration or payment of dividends. Any dividends waived by the Corporation will not accumulate to future periods and will not represent an actual or contingent liability of the Corporation. Notwithstanding the foregoing, the Corporation (i) may declare and pay a dividend on Common Stock or Series B Preferred Stock if the dividend is payable in shares of the same class of stock held by the holder thereof or other stock of the Corporation junior to the Series A Preferred Stock as to the payment of dividends and distributions upon liquidation, dissolution and winding up of the Corporation (referred to hereinafter as “Series A Junior Stock”); (ii) may issue options, warrants or rights to subscribe for or purchase shares of Common Stock, Series B Preferred Stock or Series A Junior Stock, and (iii) may redeem or otherwise acquire any shares of Common Stock, Series B Preferred Stock, Series A Junior Stock or any other shares of capital stock of the Corporation; provided, however, that such purchase will not frustrate the underlying purpose of Section 2.3(D) below.

D. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of Common Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to $10.00 per share of Series A Preferred Stock. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock and all other shares of any parity stock, then the holders of Series A Preferred Stock and all other shares of parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Holders of Common Stock shall not receive a liquidity distribution or dividend with a value greater than the liquidating dividend or distribution received by holders of the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. A Change of Control (as hereinafter defined) shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.3(D). The liquidation, distribution and dividend rights set forth in this Section 2.3(D) are subordinate to the Series B Preferred Stock liquidation, distribution and dividend entitlements specifically set forth in Section 2.4(D) below.

E. Preemptive Rights. Holders of Series A Preferred Stock have preemptive rights to purchase additional shares of Series A Preferred Stock (which are designated as such by the Corporation’s Board of Directors) at such times as any additional shares of Series A Preferred Stock are issued by the Corporation. Holders of Series A Preferred Stock do not have any pre-emptive rights to purchase shares of any other class of capital stock of the Corporation that may be issued in the future.

F. Conversion of Common Stock. The Series A Preferred Stock shall automatically convert into shares of the Common Stock, on the basis of one share of Common Stock for each share of Series A Preferred Stock, immediately prior to the closing of a Change of Control. A “Change of Control” is any merger, acquisition of all of the capital stock of, or other business combination involving, the Corporation (other than with an entity 50% or more of which is controlled by, or is under common control with, the Corporation), (i) in which the Corporation is not the surviving entity, or (ii) in which the Corporation survives the transaction as a subsidiary of another entity, or (iii) which involves any sale of all or substantially all of the assets of the Corporation or (iv) in which the Corporation’s stockholders immediately prior to the transaction will hold less than 50% of the equity ownership or voting rights of the surviving entity after the transaction.

G. Limitations of Rights. Holders of shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

Section 2.4. Series B Preferred Stock. The shares of Series B Preferred Stock shall be of one and the same class.

A. Rank. The Series B Preferred Stock, with respect to dividend and rights upon liquidation, dissolution, or winding up of the Corporation, ranks senior to the Common Stock in the manner specifically set forth in this Section 2.4. The Series B Preferred Stock, with respect to the liquidation, dissolution or winding up of the Corporation, ranks senior to the Series A Preferred Stock in the manner set forth in this Section 2.4, and with the exception of the payment of the Series A Preferred Dividend, ranks junior to the Series A Preferred Stock as to dividend rights, all as more particularly set forth in this Section 2.4 and Section 2.3 above. The relative rights and preferences of the Series B Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by the Board of Directors. The Series B Preferred Stock is junior to indebtedness issued from time to time by the Corporation, including notes and debentures.

B. Voting Rights. Holders of Series B Preferred Stock are entitled to vote only (i) as required by law and (ii) upon any merger, acquisition of all or substantially all of the capital stock or assets of the Corporation, or other business combination involving the Corporation, in which the holders of Common Stock are entitled to vote. On those matters on which the holders of the Series B Preferred Stock are entitled to vote, the holders have the right to one vote for each such share of Series B Preferred Stock held, and the votes shall be counted cumulatively with those votes cast by holders the Common Stock, the Series A Preferred Stock and any other class of stock voting on such matter, except to the extent approval is required by a separate class under applicable law.

C. Dividend Rights. Commencing [January 1, 2008], the Corporation will pay an annual non-cumulative dividend to the holders of Series B Preferred Stock of $0.04 per share (the “Series B Preferred Dividend”), so long as the Corporation has funds legally available therefore and the payment of such Series B Preferred Dividend would not otherwise violate applicable law. The Series B Preferred Dividend shall be paid in preference to dividends paid on Series A Preferred Stock or common stock during the same calendar year. In addition, holders of Series B Preferred Stock are entitled to a preference in the distribution of dividends, so that holders of the Series B Preferred Stock shall receive dividends, when and if declared and paid by the Corporation, prior to the receipt of dividends by the holders of Common Stock and in an amount not less than paid to the holders of Common Stock; provided, however, that the holders of Common Stock may receive payment of a dividend equal to the Series B Preferred Dividend paid during the same applicable calendar year prior to any additional dividends being paid to the holders of the Series B Preferred Stock in accordance with this paragraph. Except with respect to the Series B Preferred Dividend, the Corporation is not required to pay any dividends on the Series B Preferred Stock and has the right to waive the declaration or payment of dividends. Any dividends waived by the Corporation will not accumulate to future periods and will not represent an actual or contingent liability of the Corporation. Notwithstanding the foregoing, the Corporation (i) may declare and pay a dividend on Common Stock or Series A Preferred Stock if the dividend is payable in shares of the same class of stock held by the holder thereof or other stock of the Corporation junior to the Series B Preferred Stock as to the payment of dividends and distributions upon liquidation, dissolution and winding up of the Corporation (referred to hereinafter as “Series B Junior Stock”); (ii) may issue options, warrants or rights to subscribe for or purchase shares of Common Stock, Series A Preferred Stock or Series B Junior Stock, and (iii) may redeem or otherwise acquire any shares of Common Stock, Series A Preferred Stock, Series B Junior Stock or any other shares of capital stock of the Corporation; provided, however, that such purchase will not frustrate the underlying purpose of Section 2.4(D) below.

D. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, no distribution shall be made to the holders of shares of Common Stock or Series A Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount equal to $10.00 per share of Series B Preferred Stock. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series B Preferred Stock and all other shares of any parity stock, then the holders of Series B Preferred Stock and all other shares of parity stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Holders of Common Stock and Series A Preferred Stock shall not receive a liquidity distribution or dividend with a value greater than the liquidating dividend or distribution received by holders of the Series B Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. A Change of Control shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 2.4(D).

E. Preemptive Rights. Holders of Series B Preferred Stock have preemptive rights to purchase additional shares of Series B Preferred Stock (which are designated as such by the Corporation’s Board of Directors) at such times as any shares of additional Series B Preferred Stock are issued by the Corporation. Holders of Series B Preferred Stock do not have any pre-emptive rights to purchase shares of any other class of capital stock of the Corporation that may be issued in the future.

F. Conversion to Common Stock.

1. The Series B Preferred Stock shall automatically convert into shares of the Common Stock, on the basis of one share of Common Stock for each share of Series B Preferred Stock, immediately prior to the closing of a Change of Control.

2. In addition to the foregoing, the Corporation may at any time in its discretion convert all of the shares of Series B Preferred Stock to shares of Common Stock, on the basis of one share of Common Stock for each share of Series B Preferred Stock, at any time the Board of Directors of the Corporation elects to do so.

G. Limitations of Rights. Holders of shares of Series B Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

Section 2.5. Additional Preferred Stock. The shares of Preferred Stock, other than the Series A Preferred Stock and Series B Preferred Stock, may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions, or restrictions thereon) as the Board of Directors may and hereby is authorized to determine. This Section 2.5 is intended to afford the Board of Directors to maximum authority provided under Section 55-6-02 of the North Carolina General Statutes and any amendment thereto or successor statute thereof.

Section 2.6 Reverse Stock Split. On __________, 2008 at 6:00 p.m. Eastern Standard Time (the “Reverse Effective Time”), each One Hundred Thirty-Two (132) issued and outstanding shares of the Corporation’s Common Stock held by any one record stockholder shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one (1) share of the Corporation’s Common Stock (the “Reverse Stock Split”). The Corporation will not issue fractional shares in connection with this Reverse Stock Split. As a result of the Reverse Stock Split, each record stockholder of the Corporation holding less than One Hundred Thirty-Two (132) shares of the Corporation’s Common Stock immediately prior to the Reverse Effective Time will only have the right to receive cash equal to $20.00 multiplied by the number of shares of Common Stock owned by such record stockholder immediately prior to the Reverse Effective Time, and such stockholder will no longer have any further right to vote as a stockholder or otherwise share in the Corporation’s assets, earnings or profits following the Reverse Stock Split. As a result of the Reverse Stock Split, each record stockholder holding One Hundred Thirty-Two (132) or more shares of the Corporation’s Common Stock will continue as a stockholder only with respect to the full share or shares of Common Stock held by that record stockholder following and resulting from the Reverse Stock Split; however, if immediately prior to the Reverse Stock Split such record stockholder holds a number of shares of the Corporation’s Common Stock that is not evenly divisible by One Hundred Thirty-Two (132), then the Corporation will make a cash payment equal to $20.00 per pre-split share in exchange for each fractional share resulting from the Reverse Stock Split.

Section 2.7 Forward Stock Split. At 6:00 a.m. on __________, 2008 [NOTE: THE DAY FOLLOWING THE REVERSE EFFECTIVE TIME] (the “Forward Effective Time”), each one (1) share of the Corporation’s Common Stock then issued and outstanding and held by the record stockholders will, without any further action on the part of the Corporation or any holder of such Common Stock, be re-classified as and converted into One Hundred Thirty-Two (132) shares of the Corporation’s Common Stock (the “Forward Stock Split”).

Section 2.8. Series B Preferred Stock Conversion. On ________, 2008 at 7:00 a.m. Eastern Standard Time following the Forward Stock Split [NOTE: SAME DAY AS FORWARD EFFECTIVE TIME] (the “Conversion Effective Time”), each share of Common Stock outstanding held by a record holder of fewer than Two Hundred Sixty-Four (264) issued and outstanding shares of the Corporation’s Common Stock shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified as Series B Preferred Stock (the “Series B Share Conversion”) on the basis of one share of Series B Preferred Stock for each share of Common Stock so reclassified, which shares of Series B Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the Series B Share Conversion owned by a stockholder who is the record holder of Two Hundred Sixty-Four (264) or more shares of Common Stock shall not be reclassified as Series B Preferred Stock.

Section 2.9 Series A Preferred Stock Conversion. At the Conversion Effective Time (defined in Section 2.8 above), each share of Common Stock outstanding held by a record holder of Two Hundred Sixty-Four (264) or more, but fewer than Seven Hundred Ninety-Two (792), of issued and outstanding shares of the Corporation’s Common Stock shall automatically without further action on the part of the Corporation or any holder of such Common Stock be reclassified as Series A Preferred Stock (the “Series A Share Conversion” and collectively with the Series B Share Conversion, the “Share Conversion”), on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and non-assessable. Each share of Common Stock outstanding and immediately prior to the Series A Share Conversion owned by a stockholder who is the record holder of Seven Hundred Ninety-Two (792) or more shares of Common Stock, or fewer than Two Hundred Sixty-Four (264) shares of Common Stock, shall not be reclassified as Series A Preferred Stock. Following the Share Conversion, holders of Seven Hundred Ninety-Two(792) or more shares of Common Stock shall continue to hold shares of Common Stock following the Share Conversion.

3. The Reverse Stock Split, the Forward Stock Split and the Share Conversion will be completed as follows:

(a) Following the Conversion Effective Time, the Corporation’s transfer agent will deliver a letter of transmittal to all stockholders of record immediately prior to the Reverse Effective Time with instructions as to how such stockholders shall endorse and submit their currently issued and outstanding Common Stock certificates to the Corporation in exchange for:

(i) Cash proceeds representing the purchase price for fractional shares following the Reverse Stock Split unless the holder thereof owned shares of the Corporation’s Common Stock in an amount evenly divisible by One Hundred Thirty-Two (132) shares;

(ii) In the event such record stockholder owns Seven Hundred Ninety-Two (792) or more shares of the Corporation’s common stock following the Forward Stock Split and at the Conversion Effective Time, new stock certificate(s) representing the number of shares of the Corporation’s Common Stock owned by such record stockholder following the Reverse Stock Split and Forward Stock Split, if any;

(iii) In the event the record stockholder owns Two Hundred Sixty-Four (264) or more, but less than Seven Hundred Ninety-Two (792), shares of the Common Stock immediately following the Forward Stock Split and at the Conversion Effective Time, new stock certificate(s) representing the number of shares of the Corporation’s Series A Preferred Stock owned by such record stockholder following the Reverse Stock Split, the Forward Stock Split and the Series A Share Conversion; and/or

(iv) If the record stockholder owns One Hundred Thirty-Two (132) or more, but less than Two Hundred Sixty-Four (264), shares of the Corporation’s Common Stock following the Forward Stock Split and at the Conversion Effective Time, new certificate(s) representing the number of shares of the Corporation’s Series B Preferred Stock owned by such record stockholder following the Reverse Stock Split, the Forward Stock Split and the Series B Share Conversion.

(b) Each record stockholder will deliver to the Corporation’s transfer agent such instruments and certificates as required by the Corporation’s transfer agent, including that stockholder’s existing stock certificates and/or required affidavits and indemnity agreements. If the record stockholder owns less than One Hundred Thirty-Two (132) shares of the Corporation’s Common Stock at the Reverse Effective Time, that stockholder will receive an amount equal to $20.00 multiplied by the number of shares of Common Stock held by such stockholder immediately prior to the Reverse Effective Time. If the stockholder owns One Hundred Thirty-Two (132) or more shares of the Corporation’s Common Stock immediately prior to the Reverse Effective Time, that stockholder will receive a new stock certificate representing the stockholder’s ownership of the number of shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock (as applicable) resulting from the Reverse Stock Split, the Forward Stock Split and the Share Conversion (as applicable), all of which will be evenly divisible into One Hundred Thirty-Two (132) share lots, as well as cash proceeds representing the purchase of that record stockholder’s Common Stock for any fractional shares owned by that stockholder immediately following the Reverse Stock Split and at the Forward Effective Time.

4. The amendments to the Articles of Incorporation of the Corporation referenced in Article 2 of this Articles of Amendment were (i) adopted by the members of the Corporation’s Board of Directors on _____________, 2008 and (ii) adopted and approved by the stockholders of the Corporation on _________, 2008 in the manner prescribed by Chapter 55 of the North Carolina General Statutes.

5. These Articles of Amendment will become effective upon filing.

This the ___ day of ____________, 2008.

CB FINANCIAL CORPORATION

By:_________________________________
Norman B. Osborn
President and Chief Executive Officer

APPENDIX B

OPINION OF FINANCIAL ADVISOR

(see attached)

HOWE BARNES
HOEFER & ARNETT

4000 WestChase Boulevard
Suite 110
Raleigh, North Carolina 27607
919 424 0100

August 21, 2007

Board of Directors
CB Financial Corporation
3710 Nash Street North
Wilson, NC 27896

Dear Ladies and Gentleman:

You have asked us to render our opinion as to the fairness, from a financial point of view, to holders of the outstanding shares of common stock of CB Financial Corporation ("CB Financial") of the cash consideration to be paid to certain holders of CB Financial's common stock in connection with a proposed recapitalization (the "Recapitalization") pursuant to and in accordance with the terms more fully set forth in the draft Articles of Amendment of CB Financial (the "Amendment") provided to us.

Howe Barnes Hoefer & Arnett, Inc., as part of its investment banking business, is regularly engaged in performing financial analyses of financial institutions and their securities in connection with mergers and acquisitions, initial and secondary offerings, corporate transactions, valuations, and for other purposes. We have acted as financial advisor to CB Financial in connection with the redemption of shares to be conducted pursuant to the Recapitalization. We expect to receive compensation for our services in connection with the Recapitalization, which is contingent upon rendering this opinion. CB Financial also has agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement, including liabilities under federal securities laws. We may provide financial advisory services to CB Financial in the future.

You have advised us that, as set forth in the Amendment, CB Financial will engage in a reverse stock split. In connection with such reverse stock split, and as permitted under North Carolina law, each record stockholder owning a fractional share following the reverse stock split will receive a cash payment from CB Financial in an amount equal to $20.00 for each pre-split share comprising the fractional share of CB Financial common stock owned by such holder (the "Redemption Price").

In the course of our engagement we have reviewed and analyzed:

Board of Directors
CB Financial Corporation
Page 2 of 4

i. The Amendment;

vi. Publicly available business financial information regarding CB Financial;

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, business, legal, tax, and other information discussed with or furnished to us by CB Financial and the materials otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including financial forecasts provided by CB Financial's management and information relating to certain strategic, financial and operational benefits anticipated by CB Financial's management from the Recapitalization, we have assumed that they reflect the best currently available estimates and good faith judgment of the management of CB Financial. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, and other consents necessary for the consummation of the Recapitalization will be obtained without any adverse affect on CB Financial or the benefits of the Recapitalization expected by CB Financial's management. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Recapitalization to be consummated.

We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, CB Financial or (ii) any independent analysis or valuation of the rights of stockholders, creditors, or any other holders of claims or rights against CB Financial or any of its affiliates. We are not experts in the evaluation of allowances for loan losses and have not

Board of Directors
CB Financial Corporation
Page 3 of 4

independently verified such allowances, and we have relied on and assumed that the aggregate allowances for loan losses set forth on the balance sheet of CB Financial are adequate to cover losses and fully comply with sound banking practices as of its respective date. We have further relied on the assurances of the management of CB Financial that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to CB Financial. We express no opinion as to CB Financial's future business, assets, liabilities, operations or prospects. We were not requested to, and did not, solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Recapitalization.

Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in CB Financial's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Recapitalization will be consummated according to the terms described in the Amendment.

This opinion does not address the underlying business decision of CB Financial to engage in the Recapitalization. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the stockholders or creditors of or any claimants against CB Financial or any of its affiliates should view or regard the Recapitalization. Our opinion is rendered in regard to the Redemption Price and does not take into account or give effect to any adjustment to the Redemption Price that may occur subsequent to the date hereof. This opinion does not address the prices at which the capital stock of CB Financial or any of its respective affiliates has traded in the past or at which such stock of CB Financial or any of its affiliates may trade after the date hereof or after the consummation of the Recapitalization.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the proxy statement of CB Financial used to solicit stockholder approval of the Recapitalization so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is understood that this letter is addressed and directed to the Board of Directors of CB Financial in its consideration of the Recapitalization and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Recapitalization.

Board of Directors
CB Financial Corporation
Page 4 of 4

HB

Subject to the foregoing, and based upon our experience as investment bankers, our activities described above, and other matters as we deemed relevant, we are of the opinion that as of the date hereof the Redemption Price for the common stock to be paid in the Recapitalization is fair, from a financial point of view, to the holders of CB Financial's common stock.

Very truly yours,

HOWE BARNES HOEFER & ARNETT, INC.

By William J. Wagner

William J. Wagner
First Vice President and Managing Director

APPENDIX C

ARTICLE 13 OF THE NORTH CAROLINA GENERAL STATUTES
DISSENTERS’ RIGHTS

§ 55-13-01. Definitions

In this Article:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a stockholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) "Record stockholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial stockholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record stockholder.

(7) "Stockholder" means the record stockholder or the beneficial stockholder.

§ 55-13-02. Right to dissent

(a) In addition to any rights granted under Article 9, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the stockholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the stockholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all stockholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the stockholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5) Any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(b) A stockholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the stockholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of stockholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record stockholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the stockholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record stockholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

§ 55-13-03. Dissent by nominees and beneficial owners

(a) A record stockholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

(b) A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if:

(1) He submits to the corporation the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters' rights; and

(2) He does so with respect to all shares of which he is the beneficial stockholder.

§§ 55-13-04 to 55-13-19. Reserved

§ 55-13-20. Notice of dissenters' rights

(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a stockholders' meeting, the meeting notice must state that stockholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of stockholders or is taken by stockholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22. A stockholder who consents to stockholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the stockholder's shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any stockholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

§ 55-13-21. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenters' rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A stockholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

§ 55-13-22. Dissenters' notice

(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is approved at a stockholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all stockholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters' notice must be sent no later than 10 days after stockholder approval, or if no stockholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

§ 55-13-23. Duty to demand payment

(a) A stockholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The stockholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a stockholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A stockholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

§ 55-13-24. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a stockholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 55-13-25. Payment

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

§ 55-13-26. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

§ 55-13-27. Reserved

§ 55-13-28. Procedure if stockholder dissatisfied with corporation's payment or failure to perform

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

§ 55-13-29. Reserved

§ 55-13-30. Court action

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

< Subsec. (a) as amended by S.L. 1997-485, § 5.1 applicable to proceedings commenced on or after October 1, 1997, by dissenters to corporate actions that occurred before October 1, 1997.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. Within 10 days after service upon it of [the] complaint, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.

(a1) Repealed by S.L. 1997-202, § 4, eff. Oct. 1, 1997.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

§ 55-13-31. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.